     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 27, 2000

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM F-4
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                            ------------------------

                                 ING GROEP N.V.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        THE NETHERLANDS                          6311/6712                          NOT APPLICABLE
   (STATE OF JURISDICTION OF           (PRIMARY STANDARD INDUSTRIAL                (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                  ING GROEP N.V.                                      DAVID NICKELSON
                STRAWINSKYLAAN 2631                             CORPORATION SERVICE COMPANY
          P.O. BOX 810, 1000 AV AMSTERDAM                       80 STATE STREET, 6TH FLOOR
                  THE NETHERLANDS                                 ALBANY, NEW YORK 12207
            TELEPHONE: 31-20-541-54-11                            TELEPHONE: 518-433-4740
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,  (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
  INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL                          NUMBER,
                 EXECUTIVE OFFICES)                     INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

                  B. SCOTT BURTON                                 RICHARD R. CROWL, ESQ.
       ING AMERICA INSURANCE HOLDINGS, INC.                      RELIASTAR FINANCIAL CORP.
            5780 POWERS FERRY ROAD, NW                          20 WASHINGTON AVENUE SOUTH
              ATLANTA, GEORGIA 30058                         MINNEAPOLIS, MINNESOTA 55401-1900
                   770-980-5637                                        612-372-5432

    WILLIAM D. TORCHIANA, ESQ.           ELLIOTT V. STEIN, ESQ.             THOMAS G. MORGAN, ESQ.
     STEPHEN M. KOTRAN, ESQ.         WACHTELL, LIPTON, ROSEN & KATZ          FAEGRE & BENSON LLP
       SULLIVAN & CROMWELL                51 WEST 52ND STREET              90 SOUTH SEVENTH STREET
         125 BROAD STREET            NEW YORK, NEW YORK 10019-6150    MINNEAPOLIS, MINNESOTA 55402-3901
  NEW YORK, NEW YORK 10004-2498               212-403-1000                       612-336-3000
           212-558-4000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective and the consummation of the merger described herein.
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED               PROPOSED
       TITLE OF EACH CLASS OF             AMOUNT TO BE        MAXIMUM OFFERING      MAXIMUM AGGREGATE         AMOUNT OF
     SECURITIES TO BE REGISTERED           REGISTERED          PRICE PER UNIT         OFFERING PRICE       REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------
Ordinary shares, nominal value one
guilder per ordinary share, to be
offered in connection with the merger
described herein.....................         (1)              Not applicable        $130,801,554(2)           $34,532
-----------------------------------------------------------------------------------------------------------------------------
Bearer Depository Receipts...........         (3)                   (3)                    (3)                   (3)
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

(1) Such indeterminate number of ING Group N.V. ordinary shares to be offered in connection with the merger described herein.

(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended.

(3) Includes a like amount of Bearer Depositary Receipts in respect of Ordinary Shares, for which no separate consideration will be received by ING Groep N.V. American Depositary Shares evidenced by American Depositary Receipts issuable upon deposit of such Bearer Depositary Receipts are registered pursuant to a separate Registration Statement on Form F-6. Pursuant to Rule 457(i), no additional registration fee is required in connection with the Bearer Depositary Receipts.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                [RELIASTAR LOGO]

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

     You are cordially invited to a special meeting of our shareholders to be held on Thursday, July 27, 2000 at 10:00 a.m., Minneapolis time, at our Minneapolis headquarters offices at 20 Washington Avenue South.

     ReliaStar Financial Corp.'s board of directors has unanimously approved a merger with ING Groep N.V., which requires the approval of our shareholders. If the merger is completed, shareholders (other than the ReliaStar Success Sharing Plan and ESOP) will receive a cash payment of $54.00 for each share of ReliaStar common stock that they hold. Instead of the cash payment, each share of ReliaStar common stock held by the ESOP will be converted into a number of American Depositary Shares of ING Group equal to $54.00 divided by the average closing price of the American Depositary Shares over the ten trading day period ending on the last trading day prior to the completion of the merger. ING Group's American Depositary Shares are listed on the New York Stock Exchange under the symbol "ING."

     ReliaStar will continue its operations under the name of ING ReliaStar as a part of ING America. ING Group is a financial services company active in the fields of insurance, banking, and asset management in more than 60 countries.

     More information on the proposed merger and the special meeting is provided in the attached prospectus/proxy statement, which you should read carefully.

     RELIASTAR'S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, RELIASTAR AND ITS SHAREHOLDERS AND, ACCORDINGLY, HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

     YOUR VOTE IS IMPORTANT. We encourage you to read the prospectus/proxy statement and vote your shares as soon as possible. If you do not vote your shares, the effect will be the same as a vote against the merger. A return envelope for your proxy card is enclosed for convenience. Shareholders of record also have the option of voting by telephone or via the Internet. Instructions for voting by telephone or the Internet are included on the enclosed proxy card.

                                      Sincerely,

                                      [JOHN G. TURNER]
                                      JOHN G. TURNER
                                      Chairman and CEO

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE ING GROUP AMERICAN DEPOSITARY SHARES TO BE ISSUED IN THE MERGER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     FOR A DISCUSSION OF SIGNIFICANT FACTORS THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE ESOP BEFORE VOTING AT THE SPECIAL MEETING, SEE "RISK FACTORS" ON PAGE 14.

     This prospectus/proxy statement is dated June 27, 2000 and is first being mailed to ReliaStar's shareholders on June 28, 2000.

                           RELIASTAR FINANCIAL CORP.
                           -------------------------
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                            THURSDAY, JULY 27, 2000
                          10:00 A.M. MINNEAPOLIS TIME
                                   AUDITORIUM
                           20 WASHINGTON AVENUE SOUTH
                          MINNEAPOLIS, MINNESOTA 55401
                           -------------------------

     At our special meeting of shareholders, we will ask you to consider and vote upon the following proposal:

     To adopt the Agreement and Plan of Merger, dated as of April 30, 2000, as amended June 27, 2000, among ING Groep N.V., ING America Insurance Holdings, Inc., SHP Acquisition Corp., and ReliaStar Financial Corp. Under the merger agreement, ReliaStar will become a wholly owned subsidiary of ING America Insurance Holdings and ReliaStar shareholders (other than ReliaStar's Success Sharing Plan and ESOP) will receive a cash payment of $54.00 for each share of ReliaStar common stock that they hold. Instead of the cash payment, each share of ReliaStar common stock held by the ESOP will be converted into a number of American Depositary Shares of ING Group equal to $54.00 divided by the average closing price of the American Depositary Shares over the ten trading day period ending on the last trading day prior to the completion of the merger.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE
PROPOSAL.

     If you were a shareholder of record at the close of business on June 16, 2000, you may vote at our special meeting or any adjournment of the meeting.

     Whether or not you plan to attend the special meeting in person, please complete, date, sign, and return the enclosed proxy card. A return envelope for your proxy card is provided for convenience. Shareholders of record also have the option of voting by telephone or via the Internet. Instructions for telephonic or Internet voting are included on the proxy card. You may revoke your proxy at any time before it is voted at the meeting.

                                          On behalf of the Board of Directors,

                                          /s/ RICHARD R. CROWL
                                          RICHARD R. CROWL
                                          Secretary

June 27, 2000

                               TABLE OF CONTENTS

Questions and Answers About the Merger......................   iv
Summary.....................................................    1
Comparative Per-Share Information...........................    6
  Markets and Market Price..................................    6
  Historical and Pro Forma Per-Share Data...................    7
  Market Value Of Securities................................    8
Selected Historical Financial Data..........................    9
  ReliaStar.................................................    9
  ING Group.................................................   11
Risk Factors................................................   14
The Special Meeting.........................................   15
  General Information.......................................   15
  Date, Time, Place, and Purpose of the Meeting.............   15
  Record Date and Outstanding Shares........................   15
  Quorum....................................................   15
  Vote Required.............................................   15
  Abstentions; Broker Non-Votes.............................   15
  Voting and Proxies........................................   16
  How to Revoke Your Proxy..................................   16
  Expenses of Proxy Solicitation............................   16
The Merger..................................................   17
  Background of the Merger..................................   17
  ReliaStar's Reasons for the Merger........................   20
  Recommendation of ReliaStar's Board of Directors..........   22
  Opinion of Financial Adviser..............................   22
Required Regulatory Approvals...............................   29
Material U.S. Federal Income Tax Consequences...............   30
  ReliaStar Success Sharing Plan and ESOP...................   31
Accounting Treatment........................................   31
Interests of Certain Persons in the Merger..................   31
Litigation Challenging the Merger...........................   35
The Merger Agreement........................................   36
  The Merger................................................   36
  Completion of the Merger..................................   36
  Merger Consideration......................................   36
  Certificate of Incorporation, By-Laws, Directors and
     Officers of the Surviving Corporation..................   37
  Representation and Warranties.............................   37
  Covenants.................................................   38
  Conditions................................................   44

  Termination and Termination Fee...........................   47
  Miscellaneous and General.................................   49
The Stock Option Agreement..................................   49
  The Option................................................   49
  Exercise of the Option....................................   49
  Repurchase of Option/Shares...............................   50
  Limitation on Profit......................................   50
  Registration..............................................   50
  Effect of Stock Option....................................   51
Appraisal Rights............................................   51
Comparison of Shareholder Rights............................   52
  Amendment of Constituent Documents........................   52
  Voting Rights.............................................   53
  Shareholders' Meetings....................................   54
  Action by Written Consent of Shareholders.................   54
  Shareholder Nominations...................................   54
  Election and Removal of Directors; Filling of Vacancies...   55
  Appraisal Rights..........................................   56
  Preemptive Rights.........................................   56
  Dividends.................................................   57
  Rights of Purchase and Acquisition........................   58
  Shareholder Votes on Certain Reorganizations..............   58
  Rights of Inspection......................................   59
  Limitation of Directors' Liability/Indemnification of
     Officers and Directors.................................   59
  Certain Provisions Relating to Business Combinations......   60
  Shareholder Suits.........................................   60
  Conflict-of-Interest Transactions.........................   60
  Transfer Restrictions.....................................   61
  Shareholder Rights Agreement..............................   61
  Limitations on Enforceability of Civil Liabilities Under
     U.S. Federal Securities Laws...........................   62
The Companies...............................................   63
  ReliaStar Financial Corp..................................   63
  ING Group.................................................   64
Where You Can Find More Information.........................   67
Cautionary Note Regarding Forward-Looking Information.......   68
Currencies and Exchange Rates...............................   70
Experts.....................................................   70
Legal Matters...............................................   71
Shareholder Proposals.......................................   71

Appendix A:  Agreement and Plan of Merger, dated as of April 30, 2000, as amended June 27, 2000, by and among ReliaStar Financial Corp., ING Groep N.V., ING America Insurance Holdings, Inc. and SHP Acquisition Corp.

Appendix B:  Stock Option Agreement, dated April 30, 2000, as amended June 27,
             2000, between ReliaStar Financial Corp. and ING America Insurance Holdings, Inc.

Appendix C:  Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated

Appendix D:  Section 262 of the Delaware General Corporation Law

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What will I receive in the
merger?.......................   A: You will receive $54.00 in cash for each
                                 share of ReliaStar common stock that you hold.

                                 Instead of the cash payment, each share of ReliaStar common stock held by the ReliaStar Success Sharing Plan and ESOP will be converted into a number of American Depositary Shares of ING Group equal to $54.00 divided by the average closing price of the American Depositary Shares over the ten trading day period ending on the last trading day prior to the completion of the merger. ING Group's American Depositary Shares are listed on the New York Stock Exchange under the symbol "ING."

Q: What kind of premium to the
price of ReliaStar's stock is
implied by the merger
consideration?................   A: The merger consideration represents a
                                 premium of approximately 75% over the last closing price per share of ReliaStar common stock on April 27, 2000, the last trading day before the day on which ReliaStar publicly confirmed that it was in discussions regarding a potential merger, and a premium of 84.5% over the 60-day average of ReliaStar's closing stock price per share as of April 27, 2000.

Q: When do you expect the
merger to be completed?.......   A: We expect to complete the merger late in the
                                 third quarter of 2000. It is possible, however, that the obtaining of regulatory consents could require us to postpone the merger until a later date.

Q: What are the U.S. federal
income tax consequences of the
merger to ReliaStar's
shareholders?.................   A: ReliaStar shareholders, other than the ESOP,
                                 will generally recognize a gain with respect to the receipt of cash in exchange for their shares of ReliaStar common stock.

Q: Who can vote?..............   A: Shareholders of record as of the close of
                                 business on the record date of June 16, 2000 are entitled to vote at the meeting. Beneficial owners as of the record date will receive instructions from their bank, broker, or other nominee describing how to vote their shares.

Q: How do I vote?.............   A: All shareholders of record may vote by mail.
                                 Shareholders of record may vote in person at the meeting or vote by proxy card, by telephone, or by Internet. Beneficial owners will receive instructions from their bank, broker, or other nominee describing how to vote their shares. Such shareholders can vote by telephone or via the Internet if these options are offered by the bank, broker, or other nominee.

                                 - Voting by Mail.  Shareholders of record may
                                  sign, date, and mail their proxies in the enclosed postage-paid envelope. If you sign, date, and mail your proxy card without indicating how you want to vote, your proxy will be voted FOR the merger proposal.

                                 - Voting by Telephone.  Shareholders of record
                                  may vote by using the toll-free number and following the instructions listed on the proxy card.

                                 - Voting via the Internet.  Shareholders of
                                  record may vote via the Internet as instructed on the proxy card.

Q: How are shares under the
ESOP voted?...................   A: Separate voting cards are furnished to plan
                                 participants under the ESOP. Voting cards executed by plan participants will serve as voting instructions to Northern Trust Company, the trustee for this plan, for shares allocated to that participant's account.

                                 The trustee must vote all shares in the ESOP. The trustee must vote any allocated shares for which it does not receive instructions, as well as unallocated shares, in the same proportion as the shares for which instructions are received. The trustee's obligation to follow participants' voting instructions is subject to the trustee's fiduciary duty under the Employee Retirement Income Security Act of 1974 to ensure that such obligation does not violate ERISA.

Q: How may I change my
vote?.........................   A: Whether you vote by mail, telephone, or the
                                 Internet, you may revoke your proxy any time before it is exercised at the meeting by (1) notifying ReliaStar's Corporate Secretary in writing, (2) voting in person at the meeting,
                                 (3) returning a later-dated proxy, or (4) voting again by telephone or the Internet at a later time. If you hold your shares through a bank, broker or other nominee, you should contact such person to find out how to change your vote. Participants in the ESOP will receive instructions on how to change their votes together with their voting cards.

Q: Should I send my stock
certificates now?.............   A: No. You will receive instructions for
                                 surrendering your stock certificates in
                                 exchange for the cash payment in a separate mailing after the special meeting.

Q: Whom should I call with
questions?....................   A: You should call ReliaStar Investor Relations
                                 toll-free at (888) 757-5757 with any questions about the merger. You may also obtain additional information about each company from the documents they each file with the Securities and Exchange Commission by following the instructions in the section "Where You Can
                                 Find More Information" beginning on page 67.

                                 If you have any questions, you may also
                                 contact:

                                   [GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                                                      LOGO]
                                                 (800) 223-2064

                                    SUMMARY

     The following is a summary of material information contained in this prospectus/proxy statement. For more information, you should refer to the information in the main body of this prospectus/proxy statement along with the exhibits and the information incorporated by reference. A copy of the merger agreement is attached as Appendix A to this prospectus/proxy statement and incorporated by reference. You should refer to that agreement for a complete statement of the terms of the merger.

THE COMPANIES (PAGE 63)

RELIASTAR FINANCIAL CORP.
20 Washington Avenue South
Minneapolis, Minnesota 55401
(612) 372-5432

     ReliaStar Financial Corp. is a Minneapolis-based holding company whose subsidiaries offer individuals and institutions life insurance and annuities, employee benefits products and services, retirement plans, life and health reinsurance, mutual funds, and bank and trust products. Based on revenues, ReliaStar is one of the largest publicly held life insurance holding companies in the United States and at March 31, 2000 had $38.4 billion in assets under management. Shares of ReliaStar common stock are listed and principally traded on the New York Stock Exchange under the symbol "RLR." When we refer to "ReliaStar" in this prospectus/proxy statement, we are referring to ReliaStar Financial Corp. and its subsidiaries as a whole, unless the context requires otherwise.

ING GROEP N.V.
Strawinskylaan 2631
1077 ZZ Amsterdam
P.O. Box 810,
1000 AV Amsterdam
The Netherlands
31-20-541-54-11

ING AMERICA INSURANCE
HOLDINGS, INC.
5780 Powers Ferry Road, NW
Atlanta, Georgia 30327
(770) 980-3300

     ING Groep N.V. (ING or ING Group) operates in more than 60 countries worldwide, and is one of the world's largest integrated financial service providers, offering a comprehensive range of life and non-life insurance, commercial and investment banking, asset management and related products and services. ING America Insurance Holdings, Inc. (ING America) is the primary holding company for ING Group's insurance interests in the United States and is a wholly owned subsidiary of ING Group.

SHP ACQUISITION CORP.
5780 Powers Ferry Road, NW
Atlanta, Georgia 30327
(770) 980-3300

     SHP Acquisition Corp. (referred to as the Merger Sub) is a corporation formed by ING America to effect the merger. Merger Sub does not have any significant assets or liabilities and will not engage in any activities other than those related to completing the merger.

THE SPECIAL MEETING (PAGE 15)

Date, Time, Place and Purpose of the Meeting (page 15)

     ReliaStar will hold a special meeting of shareholders on Thursday, July 27, 2000 at 10:00 a.m., local time, in the auditorium at ReliaStar's Minneapolis headquarters, 20 Washington Avenue South, Minneapolis, Minnesota 55401. At the meeting, ReliaStar shareholders of record at the close of business on the record date of June 16, 2000 will be asked to adopt the merger agreement. No other business will be conducted at the meeting.

Record Date and Outstanding Shares (page 15)

     Only holders of record of ReliaStar common stock at the close of business on the record date are entitled to vote at the meeting. As of that time, there were approximately 90,192,960 shares of ReliaStar common stock outstanding and entitled to vote which were held by approximately 20,898 record holders.

Quorum (page 15)

     The required quorum for the transaction of business at the meeting is a majority of the 90,192,960 shares of ReliaStar common stock outstanding on the record date.

Vote Required (page 15)

     The affirmative vote of a majority of the outstanding shares of ReliaStar common stock is required to adopt the merger agreement. Each shareholder is entitled to one vote per share. As of the record date, approximately 3.75% of the outstanding shares entitled to vote were held by ReliaStar's directors, executive officers, and their affiliates.

THE MERGER (PAGE 17)

What ReliaStar Shareholders Will Receive in the Merger (page 36)

     ReliaStar shareholders, other than ReliaStar's Success Sharing Plan and ESOP, will receive $54.00 in cash for each share of ReliaStar common stock that they hold.

     Instead of the cash payment, each share of ReliaStar common stock held by the ESOP will be converted into a number of American Depositary Shares (also known as ADSs) of ING Group equal to $54.00 divided by the average closing price of the American Depositary Shares over the ten trading day period ending on the last trading day prior to the completion of the merger.

Recommendation of the ReliaStar Board (page 22)

     ReliaStar's board of directors has unanimously approved the merger and merger agreement and recommends that you vote FOR the adoption of the merger agreement.

Opinion of Financial Advisor (page 22)

     In deciding to approve the merger, ReliaStar's board of directors considered the April 29, 2000 oral opinion, which was confirmed in writing on April 30, 2000, of its financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, that, as of the date of the opinion, the consideration to be paid by ING in the merger is fair to the shareholders of ReliaStar, from a financial point of view.

     A COPY OF THE MERRILL LYNCH OPINION IS ATTACHED AS APPENDIX C TO THIS PROSPECTUS/ PROXY STATEMENT. YOU SHOULD READ THE OPINION IN ITS ENTIRETY FOR INFORMATION ON THE ASSUMPTIONS MADE, AND MATTERS CONSIDERED, BY MERRILL LYNCH IN RENDERING ITS OPINION.

Completion of the Merger (page 36)

     The merger will become effective when a certificate of merger is filed with the Delaware Secretary of State or at such later time as agreed to by ReliaStar and ING.

Conditions That Must Be Satisfied or Waived for the Merger to Occur (page 44)

     The completion of the merger depends on several conditions being satisfied or waived, including, among others, the following:

     - ReliaStar shareholders' adoption of the merger agreement,

     - the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and applicable insurance laws,

     - the receipt of all required governmental consents, registrations, approvals, permits and authorizations required to be obtained, except, in the case of jurisdictions other than the United States, the United Kingdom and the Netherlands, for those that are not material,

     - the absence of any legal prohibition against the merger, and

     - the material accuracy of the representations and warranties of the parties contained in the merger agreement and the material compliance with the obligations of the parties to be performed under the merger agreement.

Termination of the Merger Agreement (page 47)

     The parties to the merger agreement may agree to terminate the merger agreement by mutual consent at any time before completing the merger, even after ReliaStar's shareholders have adopted the merger agreement.

     Either ING America or ReliaStar may terminate the merger agreement if

     - the merger is not completed by March 31, 2001, which may be extended by two months in limited circumstances,

     - ReliaStar's shareholders do not approve the merger, or

     - there is a legal prohibition against the merger.

     In addition, ReliaStar may terminate the merger agreement if

     - ING materially breaches any representation, warranty, covenant or agreement contained in the merger agreement, or

     - ReliaStar's board of directors determines that an unsolicited proposal from another entity would result in a transaction more favorable to ReliaStar's shareholders than the transactions contemplated by the merger agreement with ING and enters into a definitive agreement containing the terms of the more favorable proposal.

     In addition, ING America may terminate the merger agreement if

     - the board of directors of ReliaStar withdraws or adversely modifies its adoption or recommendation of the merger agreement or approves or recommends a more favorable acquisition proposal,

     - ReliaStar materially breaches any representation, warranty, covenant or agreement contained in the merger agreement, or

     - any securities or assets are issued or delivered pursuant to ReliaStar's rights agreement, which would only occur if a third party acquired 20% or more of ReliaStar's outstanding shares.

Termination Fee (page 47)

     ReliaStar has agreed to pay ING America a termination fee of $120 million and ING's out-of-pocket expenses of up to $5 million, if

     - ING America terminates the merger agreement because the board of directors of ReliaStar withdraws or adversely modifies its adoption or recommendation of the merger agreement or approves or recommends a more favorable acquisition proposal, or

     - ReliaStar's board of directors determines that an unsolicited proposal from another entity would result in a transaction more favorable to ReliaStar's shareholders than the transactions contemplated by the merger agreement with ING and enters into a definitive agreement containing the terms of the more favorable proposal.

     ReliaStar also agreed to pay ING America,

     - its out-of-pocket expenses of up to $5 million if ReliaStar or ING terminates the merger agreement because ReliaStar's shareholders do not approve the merger, plus

     - a termination fee of $120 million if, before the ReliaStar's shareholders meeting, another entity publicly announces its intention to make an acquisition proposal to ReliaStar, and, within fifteen months from the date ReliaStar or ING terminates the merger agreement because ReliaStar's shareholders do not approve the merger, ReliaStar enters into a definitive agreement with respect to an acquisition proposal or an acquisition proposal is consummated.

     ReliaStar further agreed to pay ING America,

     - its out-of-pocket expenses of up to $5 million if ING America terminates the merger agreement because ReliaStar has materially breached any representation, warranty, covenant or agreement contained in the merger agreement that is not curable and that would cause the condition relating to ReliaStar's representations, warranties or obligations pursuant to the merger agreement not to be satisfied or to be incapable of being satisfied, plus

     - a termination fee of $120 million if ReliaStar's breach is deliberate and, before the termination of the merger agreement, another entity makes or publicly announces its intention to make an acquisition proposal to ReliaStar, and, within fifteen months from the date of termination of the merger agreement, ReliaStar enters into a definitive agreement with respect to an acquisition proposal or an acquisition proposal is consummated.

Interests of Certain Persons in the Merger (page 31)

     When considering the recommendation of ReliaStar's board of directors, you should be aware that certain ReliaStar officers and directors have interests in the merger that are different from, or are in addition to, yours. These interests include:

     - change-of-control benefits, including management employment agreements providing for lump-sum payments of up to three times the sum of the individual's base salary and average annual bonus,

     - accelerated vesting of stock options and restricted stock awards,

     - accelerated payments under ReliaStar's Long-Term Incentive Plan,

     - tentative agreements between ING and certain ReliaStar executives providing for the employment of such executives by ING after the completion of the merger, and

     - the appointment of certain ReliaStar directors to the governing board of ING Group and the board of directors of ING America.

Material U.S. Federal Income Tax Consequences (page 30)

     ReliaStar shareholders, other than the ESOP, will generally recognize a gain with respect to the receipt of cash in exchange for their shares of ReliaStar common stock. The amount of your gain will be determined by the difference between the cash you receive and your tax basis in your shares of ReliaStar common stock. The ESOP will not recognize any gain or loss as a result of the merger.

Required Regulatory Approvals (page 29)

     Under United States federal antitrust law, the merger may not be completed until ING and ReliaStar have made filings with the United States Federal Trade Commission and the United States Department of Justice and the applicable waiting periods have expired or been terminated. ING and ReliaStar expect to file the requisite notification reports with the Federal Trade Commission and the Department of Justice shortly after the date of this proxy statement/prospectus. The applicable waiting period will expire 30 days after those filings are made unless earlier terminated or extended by a request for additional information or documentary materials.

     The completion of the merger is subject to certain approvals of and/or notices to, and the expiration of applicable waiting periods required by, the insurance departments of Minnesota, New York and Washington. ING in the process of filing applications for approval of the merger with those insurance departments.

     ReliaStar and ING conduct operations in a number of foreign countries where regulatory filings or approvals may be required in connection with the consummation of the merger.

     ReliaStar operates both a federal savings bank and a national bank exercising trust powers. Accordingly, the Office of Thrift Supervision and the Office of the Comptroller of the Currency must each approve the merger.

     While we believe that we will be able to obtain these regulatory approvals, we cannot be certain whether approvals will be obtained within the period of time contemplated by the merger agreement or on conditions that would not be detrimental to the combined company or if at all.

Appraisal Rights (page 51)

     Under Delaware law, you are entitled to object to the merger and to demand payment for your shares of ReliaStar common stock in an amount that a Delaware court determines is the fair value of your shares, if you comply with strict statutory procedures. This amount may be higher or lower than $54.00 per share.

     With respect to shares of ReliaStar common stock held by the ESOP, the plan trustee has sole discretion to make the determination to assert appraisal rights with respect to shares for which the trustee receives directions to vote against adoption of the merger agreement. The trustee's decision regarding appraisal rights is subject to its fiduciary duty under ERISA.

Accounting Treatment (page 31)

     The merger will be accounted for under the "purchase" method of accounting. This means that ING will record the excess of the purchase price of ReliaStar over the fair market value of ReliaStar's assets as goodwill.

Comparison of Certain Shareholder's Rights (page 52)

     At the completion of the merger, shares held by the ESOP will be converted into American Depositary Shares of ING Group, with each American Depositary Share representing one bearer receipt, which in turn represents one ordinary share of ING. ING is a Dutch company and the rights of holders of American Depositary Shares under the laws of the Netherlands vary materially from the rights of holders of common stock under Delaware law.

THE STOCK OPTION (PAGE 49)

     As an inducement to ING to enter into the merger agreement, ReliaStar granted to ING America an option to purchase up to 9.9% of ReliaStar's outstanding common stock at $54.00 per share. ING America would be able to exercise the option if the merger agreement terminates and ING America becomes entitled to receive the termination fee under the merger agreement. However, ING America's total profit from the termination fee and from the option may not exceed $130 million. The execution of the stock option agreement and/or the issuance of the shares subject to the stock option agreement may delay or make more difficult an acquisition of ReliaStar by a person other than ING. A copy of the stock option agreement is attached to this prospectus/proxy statement as Appendix B.

                       COMPARATIVE PER-SHARE INFORMATION

MARKETS AND MARKET PRICE

     Shares of ReliaStar common stock are listed and principally traded on the New York Stock Exchange under the symbol "RLR." The ING ADSs are listed and principally traded on the New York Stock Exchange under the symbol "ING."

     The following table shows, for the calendar periods indicated, the reported high and low sale prices per share on the New York Stock Exchange for ReliaStar common stock and the ING ADSs. The table also shows historical dividend information for the ReliaStar common stock.

                                                                                  ING
                                                    RELIASTAR                   AMERICAN
                                                   COMMON STOCK            DEPOSITARY SHARES
                                           ----------------------------    ------------------
                                            HIGH      LOW      DIVIDEND     HIGH        LOW
                                           ------    ------    --------    -------    -------
1998
First Quarter............................  $48.75    $39.75     $.155      $58.88     $42.06
Second Quarter...........................   49.94     41.75      .185       70.56      58.44
Third Quarter............................   52.44     36.44      .185       76.25      43.88
Fourth Quarter...........................   48.44     29.00      .185       62.44      37.19
1999
First Quarter............................  $48.44    $39.56     $.185      $69.44     $52.88
Second Quarter...........................   43.94     34.88      .205       62.75      53.13
Third Quarter............................   49.81     32.06      .205       57.00      47.81
Fourth Quarter...........................   49.50     31.69      .205       63.63      54.63
2000
First Quarter............................  $39.31    $23.75     $.205      $61.31     $47.06
Second Quarter (through June 22, 2000)...   52.38     28.00      .220       66.50      52.44

     ING Groep N.V. has declared and paid dividends each year since its formation in 1991. Each year, a final dividend in respect of the prior year is generally declared at and paid after the annual General Meeting of Shareholders, which is generally held in May of each year. An interim dividend is generally declared and paid in September, based upon the results for the first six months.

     The following table sets forth the total dividends paid per ING ordinary share, bearer receipt and ADS for the period indicated.

                                                                  DIVIDENDS(1)
                                                              --------------------
                                                              (EUR)(2)    (USD)(3)
                                                              --------    --------
1997
  September 9, 1997.........................................   E0.45       $0.49
  May 19, 1998..............................................    0.59        0.65
1998
  September 8, 1998.........................................    0.59        0.65
  May 15, 1999..............................................    0.66        0.70
1999
  September 8, 1999.........................................    0.63        0.67
  May 26, 2000..............................................    1.00        0.93

-------------------------

(1) Per ordinary share. Dividends paid per ordinary share and bearer receipt and ADS are the same.

(2) NLG dividends prior to 1999 are converted into euros at a rate of NLG2.20371 to EUR1.00.

(3) Historical dividend amounts per ordinary share have been translated into dollars at the Noon Buying Rates on the respective dividend payment dates or on the following business day if such date was not a business day in the Netherlands or the United States. The amounts in U.S. dollars are representative of the dividends that would have been paid on ADSs. The Noon Buying Rate may differ from the rate that may be used by the depositary for the ADSs to convert euros or Dutch guilders into U.S. dollars for purposes of making payments to holders of ADSs and expenses incurred by the depositary in connection with such exchange are payable by the holders of ADSs.

     Set forth below are the high, low and closing sale prices of the ReliaStar common stock and the ING American Depositary Shares on April 27, 2000 and June 22, 2000. April 27, 2000 was the last full trading day prior to public confirmation by ReliaStar that it was in discussions regarding a potential merger, and June 22, 2000 was the last practicable trading day for which information was available prior to the date of the first mailing of this prospectus/proxy statement.

                                          RELIASTAR                        ING
                                         COMMON STOCK           AMERICAN DEPOSITARY SHARES
                                  --------------------------    --------------------------
                                   HIGH      LOW      CLOSE      HIGH      LOW      CLOSE
                                  ------    ------    ------    ------    ------    ------
April 27, 2000..................  $30.81    $29.31    $30.81    $55.44    $54.44    $55.19
June 22, 2000...................   52.31     52.13     52.25     63.13     62.06     62.31

     We urge you to obtain current market quotations for the ReliaStar common stock and the ING American Depositary Shares.

HISTORICAL AND PRO FORMA PER-SHARE DATA

     The following table sets forth certain historical comparative information and certain unaudited pro forma information with respect to income per share, book value per share and cash dividends per share for the ING ordinary shares and the shares of ReliaStar common stock. The information that follows should be read in conjunction with the audited and unaudited historical financial statements and related notes of ING and ReliaStar incorporated by reference into this prospectus/proxy statement. The combined pro forma per share data have been included and incorporated for comparative purposes only and do not purport to be indicative of the result from operations or financial position that actually would have been obtained if the merger had occurred at the beginning of the period or as of the date indicated or of the result from operations or financial position that may be obtained in the future.

                                                    FOR THE YEAR ENDED DECEMBER 31, 1999(1)
                                                -----------------------------------------------
                                                              PRO FORMA    EQUIVALENT PRO FORMA
                                                HISTORICAL    COMBINED         RELIASTAR(2)
                                                ----------    ---------    --------------------
ING
Net income per ordinary share and ordinary
share equivalent(3)...........................    $ 3.71       $ 3.81                 --
Book value per ordinary share and ordinary
  share equivalent(3).........................     39.53        39.53                 --
Cash dividends per ordinary share(3)(4).......      1.56         1.63                 --
RELIASTAR
Income per share..............................    $ 2.85           --             $ 3.21
Book value per share..........................     21.89           --              33.32
Cash dividends per share(4)...................      0.80           --               1.37

-------------------------

(1) All figures are in accordance with U.S. GAAP.

(2) Equivalent pro forma information is presented on a fully diluted equivalent per share basis to reflect the effects of the exchange of ESOP shares for ADSs based on an average price for each ADS of $64.06875 and using an assumed exchange ratio of 0.8428 ING ADSs for each ReliaStar share. The actual exchange ratio of ING ADSs for ReliaStar shares in the merger may differ from this amount due to fluctuations in the market price for the ADSs.

(3) One ADS represents one bearer receipt which in turn represents one ordinary share. Dividends paid on ordinary shares are passed on to holders of ADSs subject to certain fees with respect to the exchange of euros into dollars. See ING's Annual Report on Form 20-F for the fiscal year ending December 31, 1999 for more information.

(4) Figures for ING and pro forma reflect dividends not reduced by applicable withholding in the United States or the Netherlands. See ING's Annual Report on Form 20-F for the fiscal year ending December 31, 1999 for more information.

MARKET VALUE OF SECURITIES

                                                             MARKET VALUE ON     MARKET VALUE ON
                                                            APRIL 27, 2000(1)   JUNE, 22, 2000(2)
                                                            -----------------   -----------------
Market price per share (historical).......................        $30.81              $52.25
ReliaStar equivalent per share(3).........................         54.00               54.00
Market price per ADS (historical).........................         55.19               62.31

-------------------------

(1) April 27, 2000 was the last trading day before the day on which ReliaStar publicly confirmed that it was in discussions regarding a potential merger.

(2) June 22, 2000 was the last practicable trading day for which information was available prior to the date of the first mailing of this prospectus/proxy statement.

(3) The merger agreement provides that the ESOP will receive a number of ADSs equal to $54.00 divided by the average closing price of the ADSs over the ten trading day period ending on the last trading day prior to the completion of the merger.

     ING Bank is one of the principal market-makers for the bearer receipts on the AEX Stock Exchange. Subsidiaries of ING Group will actively participate in the secondary market for the bearer receipts and ADSs before, during and after the merger.

                       SELECTED HISTORICAL FINANCIAL DATA

RELIASTAR

     ReliaStar's selected historical financial data presented below as of and for the five fiscal years ended December 31, 1999 are derived from the financial statements of ReliaStar Financial Corp. and its subsidiaries. Data as of and for the three-month periods ended March 31, 2000 and 1999 have been derived from unaudited financial statements of ReliaStar. Interim operating results are not necessarily indicative of the results that may be achieved for the entire year. The following selected financial data should be read in conjunction with ReliaStar's Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are incorporated by reference in this prospectus/proxy statement.

                   RELIASTAR FINANCIAL CORP. AND SUBSIDIARIES
                      (in millions, except per share data)

                                         THREE MONTHS ENDED
                                              MARCH 31,                          YEAR ENDED DECEMBER 31,
                                        ---------------------   ---------------------------------------------------------
                                          2000        1999        1999        1998        1997        1996        1995
                                        ---------   ---------   ---------   ---------   ---------   ---------   ---------
OPERATING DATA:
Premiums..............................  $   301.9   $   286.1   $ 1,192.8   $ 1,014.1   $   887.9   $   836.9   $   851.5
Net Investment Income.................      285.6       277.3     1,115.9     1,116.9     1,006.3       929.6       884.3
Realized Investment Gains (Losses)....       (0.8)        2.5        (1.3)       17.6        11.7        11.2         4.9
Policy and Contract Charges...........      103.9        91.2       454.5       427.6       332.9       245.9       218.5
Other Income..........................      110.0        61.7       275.4       272.0       238.8       143.4       114.4
                                        ---------   ---------   ---------   ---------   ---------   ---------   ---------
  Total Revenues......................      800.6       718.8     3,037.3     2,848.2     2,477.6     2,167.0     2,073.6
Benefits and Expenses.................      679.6       613.2     2,634.2     2,447.1     2,122.7     1,866.1     1,816.7
Income Tax Expense....................       43.6        37.9       136.3       143.0       125.7       105.0        89.7
Dividends on Preferred Securities of
  Subsidiaries, Net of Tax............        3.3         3.3        13.2        13.2        10.4         5.0          --
                                        ---------   ---------   ---------   ---------   ---------   ---------   ---------
Income from Continuing Operations.....       74.1        64.4       253.6       244.9       218.8       190.9       167.2
Income (Loss) from Discontinued
  Operations, Net of Tax..............         --          --          --        (7.2)        3.2         2.1        (3.5)
                                        ---------   ---------   ---------   ---------   ---------   ---------   ---------
  Net Income..........................  $    74.1   $    64.4   $   253.6   $   237.7   $   222.0   $   193.0   $   163.7
                                        =========   =========   =========   =========   =========   =========   =========
  Net Income Available to Common
    Shareholders......................  $    74.1   $    64.4   $   253.6   $   237.7   $   222.0   $   187.8   $   155.4
                                        =========   =========   =========   =========   =========   =========   =========
EARNINGS PER COMMON SHARE:
Basic:
  Income from Continuing Operations...  $    0.83   $    0.73   $    2.89   $    2.69   $    2.55   $    2.51   $    2.19
  Income (Loss) from Discontinued
    Operations........................         --          --          --       (0.08)       0.04        0.03       (0.05)
                                        ---------   ---------   ---------   ---------   ---------   ---------   ---------
    Net Income........................  $    0.83   $    0.73   $    2.89   $    2.61   $    2.59   $    2.54   $    2.14
                                        =========   =========   =========   =========   =========   =========   =========
Diluted:
  Income from Continuing Operations...  $    0.82   $    0.71   $    2.85   $    2.64   $    2.51   $    2.35   $    2.04
  Income (Loss) from Discontinued
    Operations........................         --          --          --       (0.08)       0.04        0.02       (0.05)
                                        ---------   ---------   ---------   ---------   ---------   ---------   ---------
    Net Income........................  $    0.82   $    0.71   $    2.85   $    2.56   $    2.55   $    2.37   $    1.99
                                        =========   =========   =========   =========   =========   =========   =========
DIVIDENDS PAID PER COMMON SHARE:......  $   0.205   $   0.185   $   0.800   $   0.710   $   0.605   $   0.545   $   0.488

                                         THREE MONTHS ENDED
                                              MARCH 31,                          YEAR ENDED DECEMBER 31,
                                        ---------------------   ---------------------------------------------------------
                                          2000        1999        1999        1998        1997        1996        1995
                                        ---------   ---------   ---------   ---------   ---------   ---------   ---------
BALANCE SHEET DATA (END OF PERIOD):
Invested Assets.......................  $14,677.8   $14,790.3   $14,463.2   $14,909.1   $14,420.5   $11,996.3   $11,814.2
Other Assets..........................   11,182.8     8,142.3    10,463.7     7,699.6     6,580.3     4,710.7     3,705.0
                                        ---------   ---------   ---------   ---------   ---------   ---------   ---------
  Total Assets........................   25,860.6    22,932.6    24,926.9    22,608.7    21,000.8    16,707.0    15,519.2
Notes and Mortgages Payable...........      829.3       529.5       803.6       509.4       593.5       407.5       422.3
Other Liabilities.....................   22,810.8    20,108.9    21,935.0    19,736.8    18,154.4    14,760.9    13,676.8
                                        ---------   ---------   ---------   ---------   ---------   ---------   ---------
  Total Liabilities...................   23,640.1    20,638.4    22,738.6    20,246.2    18,747.9    15,168.4    14,099.1
Trust-Originated Preferred
  Securities..........................      242.7       242.4       242.6       242.3       241.9       120.9          --
Shareholders' Equity
  Preferred...........................         --          --          --          --          --          --        68.7
  Common..............................    1,977.8     2,051.8     1,945.7     2,120.2     2,011.0     1,417.7     1,351.4
Book Value Per Common Share...........      22.10       23.12       21.89       23.86       22.24       17.71       17.44

    Note: Certain March 31, 1999 financial data have been reclassified to conform to current period presentation. See ReliaStar's Quarterly Report on Form 10-Q for the three-month period ended March 31, 2000 for additional information.

ING GROUP

     The summary selected consolidated financial data for the years ended 1995 through 1999 set forth below are derived from ING Group's consolidated financial statements and the related Notes set forth in ING's Annual Report on Form 20-F for the fiscal year ended December 31, 1999. The consolidated financial statements have been audited by Ernst & Young N.V., ING's independent auditors, except for the financial statements of ING Bank N.V., a direct wholly owned subsidiary, which were audited by KPMG Accountants N.V. and whose report, only insofar as it relates to the 1999 and 1998 consolidated financial statements, is based in part upon the reports of other auditors. The financial data for the three-month periods ended March 31, 2000 and 1999 set forth below are derived from unaudited financial statements of ING Group. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which ING Group considers necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the three months ended March 31, 2000 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2000.

     These consolidated financial statements are presented in accordance with generally accepted accounting principles in the Netherlands (Dutch GAAP), which differ in certain significant respects from generally accepted accounting principles in the United States (U.S. GAAP). Please refer to Note 6 of Notes to the ING consolidated financial statements contained in ING's Annual Report on Form 20-F for the fiscal year ended December 31, 1999 and incorporated by reference into this prospectus/proxy statement for a description of the significant differences between Dutch GAAP and U.S. GAAP and a reconciliation of certain income statement and balance sheet items to U.S. GAAP.

     ING presents its consolidated financial statements in euros (EUR), the currency of the European Economic and Monetary Union, which was introduced on January 4, 1999.

     Prior to January 1, 1999, ING prepared its financial statements in Dutch guilders. Subsequent to that date, ING's financial statements have been prepared in euros. All Dutch guilder amounts appearing in or derived from ING's consolidated financial statements have been translated into euros at the official fixed conversion rate of EUR 1.00 = NLG 2.20371.

     The information below should be read in conjunction with, and is qualified by reference to, ING Group's consolidated financial statements and the related Notes contained in the Annual Report on Form 20-F for the fiscal year ended December 31, 1999, and other financial information included elsewhere in the Annual Report and this prospectus/proxy statement.

                        ING GROEP N.V. AND SUBSIDIARIES
               (in millions, except amounts per share and ratios)

                                           THREE MONTHS ENDED
                                               MARCH 31,                           YEAR ENDED DECEMBER 31,
                                        ------------------------   -------------------------------------------------------
                                         2000     2000     1999     1999     1999     1998       1997       1996     1995
                                        ------   ------   ------   ------   ------   ------   ----------   ------   ------
                                                                                              (RESTATED)
                                        USD(1)    EUR      EUR     USD(1)    EUR      EUR       EUR(8)     EUR(9)   EUR(9)
DUTCH GAAP CONSOLIDATED INCOME
  STATEMENT DATA
Income from insurance operations:
  Gross premiums written:
    Life..............................   5,745    6,001    4,149   18,097   18,902   16,863     10,810     7,776     6,736
    Non-life..........................   1,215    1,269    1,085   3,360     3,510    3,585      3,535     3,261     3,025
                                        ------   ------   ------   ------   ------   ------     ------     ------   ------
  Total...............................   6,960    7,270    5,234   21,457   22,412   20,448     14,345     11,037    9,761
  Investment income...................   3,030    3,165    2,380   10,732   11,209    8,370      6,544     5,025     4,359
  Commission and other income.........     251      262      160   1,704     1,780      582        274       214       165
                                        ------   ------   ------   ------   ------   ------     ------     ------   ------
  Total income from insurance
    operations........................  10,241   10,697    7,774   33,893   35,401   29,400     21,163     16,276   14,285
Income from banking operations:
    Interest income...................   5,405    5,646    4,682   17,768   18,559   18,649     10,641     9,191     8,336
    Interest expense..................   4,011    4,190    3,238   12,357   12,907   13,448      7,125     5,901     5,496
                                        ------   ------   ------   ------   ------   ------     ------     ------   ------
  Net interest result.................   1,394    1,456    1,444   5,411     5,652    5,201      3,516     3,290     2,840
  Commission..........................     953      996      622   2,734     2,856    2,323      1,645     1,201       899
  Other income........................     570      595      295   1,751     1,829    1,162      1,225       825       689
                                        ------   ------   ------   ------   ------   ------     ------     ------   ------
  Total income from banking
    operations........................   2,917    3,047    2,361   9,896    10,337    8,686      6,386     5,316     4,428
TOTAL INCOME(2).......................  13,157   13,742   10,132   43,778   45,726   38,071     27,531     21,578   18,697
                                        ======   ======   ======   ======   ======   ======     ======     ======   ======
EXPENSES FROM INSURANCE OPERATIONS:
    LIFE..............................   7,977    8,332    5,771   25,705   26,849   21,820     15,170     11,030    9,453
    NON-LIFE..........................   1,273    1,330    1,147   3,577     3,736    3,813      3,617     3,378     3,164
    INSURANCE
      OPERATIONS -- GENERAL(3)........     360      376      345   1,134     1,184    1,339        733       734       712
                                        ------   ------   ------   ------   ------   ------     ------     ------   ------
  Total expenses from insurance
    operations........................   9,610   10,038    7,263   30,416   31,769   26,972     19,520     15,142   13,329
Total expenses from banking
  operations(4).......................   2,150    2,246    1,847   7,559     7,895    7,610      5,030     4,349     3,633
TOTAL EXPENSES(2).....................  11,759   12,282    9,107   37,963   39,652   34,567     24,532     19,476   16,946
                                        ======   ======   ======   ======   ======   ======     ======     ======   ======
RESULT BEFORE TAXATION FROM INSURANCE
  OPERATIONS:
    LIFE..............................     312      326      270   1,202     1,256    1,075        652       548       498
    NON-LIFE..........................      60       63       37     174       182      157        300       198       154
    INSURANCE
      OPERATIONS -- GENERAL(3)........     259      270      204   2,101     2,194    1,196        691       388       304
                                        ------   ------   ------   ------   ------   ------     ------     ------   ------
  Total...............................     631      659      511   3,477     3,632    2,428      1,643     1,134       956
Result before taxation from banking
  operations..........................     767      801      514   2,338     2,442    1,076      1,356       968       795
                                        ------   ------   ------   ------   ------   ------     ------     ------   ------
Result before taxation and dividend on
  own shares..........................   1,398    1,460    1,025   5,815     6,074    3,504      2,999     2,102     1,751
Dividend on own shares................                                                             (44)      (33)      (27)
                                        ------   ------   ------   ------   ------   ------     ------     ------   ------
Result before taxation................   1,398    1,460    1,025   5,815     6,074    3,504      2,955     2,069     1,724
Taxation..............................     388      405      231   1,014     1,059      788        714       546       516
Third-party interests.................      31       32       19      89        93       47         35        16         6
                                        ------   ------   ------   ------   ------   ------     ------     ------   ------
Net profit............................     979    1,023      775   4,712     4,922    2,669      2,206     1,507     1,202
Dividend on Preference shares of ING
  Groep N.V. .........................       5        5        5      20        21       21         21        21        21
                                        ------   ------   ------   ------   ------   ------     ------     ------   ------
Net profit after deducting dividend on
  Preference shares of ING Groep
  N.V. ...............................     974    1,018      770   4,692     4,901    2,648      2,185     1,486     1,181
Dividend on ordinary shares...........                             1,506     1,573    1,178        867       708       546
Addition to shareholders' equity......                             3,186     3,328    1,470      1,318       778       635
Net profit per ordinary share(5)......    1.02     1.07     0.81    4.90      5.12     2.84       2.83      2.07      1.74
Net profit per ordinary share and
  ordinary share equivalent(5)........    1.01     1.05     0.80    4.83      5.04     2.79       2.75      1.99      1.69
Dividend per ordinary share...........                              1.56      1.63     1.25       1.04      0.91      0.75
Dividend pay-out ratio................                              44.4%     44.4%    43.9%      36.9%     43.9%     43.2%
U.S. GAAP CONSOLIDATED INCOME
  STATEMENT DATA
Net profit............................                             3,629     3,790    2,347      2,447     2,121     1,455
Net profit per ordinary share and
  ordinary share equivalent(5)........                              3.71      3.88     2.45       3.05      2.81      2.06

                        ING GROEP N.V. AND SUBSIDIARIES
               (in billions, except amounts per share and ratio)

                                         THREE MONTHS ENDED
                                             MARCH 31,                             YEAR ENDED DECEMBER 31,
                                      ------------------------   -----------------------------------------------------------
                                       2000     2000     1999       1999      1999     1998       1997       1996      1995
                                      ------   ------   ------   ----------   -----   ------   ----------   -------   ------
                                                                                               (RESTATED)
                                      USD(1)    EUR      EUR       USD(1)      EUR     EUR       EUR(8)     EUR(9)    EUR(9)
DUTCH GAAP CONSOLIDATED BALANCE
  SHEET DATA
Total assets........................   529.3    552.8    423.8      471.8     492.8    394.9      281.5       220.7(7)  179.8
Investments:
  Insurance.........................   136.3    142.4    117.5      131.6     137.5    109.7       94.8        69.0     58.6
  Banking...........................    54.9     57.3     41.2       57.0      59.5     41.2       17.8        18.8     12.8
  Eliminations(6)...................    (1.1)    (1.1)    (0.6)      (1.1)     (1.2)    (1.1)      (1.7)       (2.3)    (1.6)
                                      ------   ------   ------     ------     -----   ------    -------     -------   ------
Total investments...................   190.1    198.6    158.1      187.5     195.8    149.8      110.9        85.5     69.8
Lending.............................   223.6    233.6    167.1      193.2     201.8    153.7      113.8        92.8(7)   75.6
Insurance provisions:
  Life..............................   102.1    106.6     85.6       96.7     101.0     79.4       70.2        50.2     44.1
  Non-life..........................     6.7      7.0      5.8        6.2       6.5      5.2        5.3         4.9      4.4
                                      ------   ------   ------     ------     -----   ------    -------     -------   ------
Total...............................   108.8    113.6     91.4      102.9     107.5     84.6       75.5        55.1     48.5
Funds entrusted to and debt
  securities of the banking
  operations:
  Savings accounts of the banking
    operations......................    45.4     47.4     43.5       45.0      47.0     42.5       30.1        30.3     26.2
  Other deposits and bank funds.....   132.4    138.3     97.5      107.1     111.9     86.6       57.0        50.0     43.8
  Debt securities of the banking
    operations......................    62.5     65.3     36.2       63.1      65.9     35.7       22.7        12.7     10.0
                                      ------   ------   ------     ------     -----   ------    -------     -------   ------
Total...............................   240.3    251.0    177.2      215.2     224.8    164.8      109.8        93.0     80.0
Due to banks........................    95.4     99.6     81.3       72.1      75.3     76.0       43.0        32.9     23.6
Shareholders' equity................    32.2     33.6     30.1       33.1      34.6     29.1       21.9        16.1(7)   10.8
Shareholders' equity per ordinary
  share(5)..........................   33.50    35.00    31.30      34.28     35.81    30.42      26.59       21.25(7)  15.12
Shareholders' equity per ordinary
  share and ordinary share
  equivalent(5).....................   33.00    34.48    30.75      33.79     35.29    29.85      25.87       20.43(7)  14.71
U.S. GAAP CONSOLIDATED BALANCE SHEET
  DATA
Total assets........................                                488.0     509.7    417.4      295.3       230.4    187.5
Shareholders' equity................                                 38.7      40.4     37.2       26.5        18.9     13.0
Shareholders' equity per ordinary
  share and ordinary share
  equivalent(5).....................                                39.53     41.29    38.29      31.31       24.18    17.77

-------------------------
(1) Euro amounts have been translated into U.S. dollars at the exchange rate of $0.9574 to EUR 1.00, the Noon Buying Rate in New York City on March 31, 2000 for cable transfers in euros as certified for customs purposes by the Federal Reserve Bank of New York.
(2) After elimination of certain intercompany transactions between the insurance operations and the banking operations. See Note 1.2. of Notes to the consolidated financial statements contained in ING's Annual Report on Form 20-F for the fiscal year ended December 31, 1999.
(3) Insurance operations -- general includes the results of insurance holding companies and non-insurance companies included within ING Insurance, as well as income from investments allocated to the capital and surplus of ING Group's insurance companies. See Note 3.6.4. of Notes to the consolidated financial statements contained in ING's Annual Report on Form 20-F for the fiscal year ended December 31, 1999.
(4) Includes all non-interest expenses, including additions to the provision for loan losses. See Item 9, "Management's discussion and analysis of results of operations and financial condition -- Liquidity and capital resources" in ING's Annual Report on Form 20-F for the fiscal year ended December 31, 1999.
(5) Net profit per share amounts have been calculated based on the weighted average number of ordinary shares outstanding and shareholders' equity per share amounts have been calculated based on the number of ordinary shares outstanding at the end of the respective periods. For purposes of this calculation, for the years 1995, 1996, 1997 and 1999, ING Group shares held by ING Group companies were deducted from the applicable number of outstanding ordinary shares. All amounts are presented after giving effect to all stock dividends and retroactive application of ING Group's 2.5 for 1 stock split, which was effective June 3, 1996.
(6) Consisting of investments in banking operations held by ING Group insurance companies, investments in insurance operations held by ING Group banking companies, and ING Group shares held by ING Group insurance companies.
(7) With effect from the 1997 financial year, a part of the hidden reserve has been included in the new Fund for general banking risk, the remainder being added to Shareholders' equity. In the balance sheet of 1996 the comparative figures have been restated accordingly.
(8) See for explanation about restating the 1997 published figures Note 1.3. of the Notes to the consolidated financial statements in ING Group's Annual Report on Form 20-F for the fiscal year ended December 31, 1999.
(9) The 1996 and 1995 figures are not restated as it is not practicable to obtain the information.

                                  RISK FACTORS

     In addition to the other information in this prospectus/proxy statement, participants in the ESOP, which will receive ING ADSs in the merger, should consider carefully the following factors in evaluating the merger:

HOLDERS OF ADSS WILL HAVE SUBSTANTIALLY DIFFERENT LEGAL RIGHTS THAN HOLDERS OF RELIASTAR COMMON STOCK

     As a result of the merger, shares of ReliaStar common stock held by the ESOP will be exchanged for ING American Depositary Shares representing bearer receipts, which in turn represent ordinary shares of ING. The legal rights of holders of bearer receipts differ in material respects, and may, in some regards, be more limited, than the legal rights of holders of ReliaStar common stock.

     For example, while holders of the bearer receipts represented by the ADSs are entitled to attend and speak at General Meetings of Shareholders, they generally have no voting rights, and the Stichting Administratiekantoor ING Groep, the trust which holds the ING ordinary shares, will exercise the voting rights attached to the ordinary shares for which bearer receipts have been issued. In certain limited circumstances, an individual holder of bearer receipts may obtain voting rights by proxy from the trust. However, because the ESOP is not a natural person, shares held through the ESOP will not be able to be voted in this manner. The trust is required to make use of the voting rights attached to the ordinary shares in such a manner that (i) the interests of ING Group and of the enterprises sustained by, or affiliated with, ING Group are served; (ii) the interests of ING Group and those enterprises and all parties concerned are safeguarded as well as possible; and (iii) influences which could violate the independence, the continuity or the identity of ING Group and those enterprises contrary to the aforementioned interests are barred to the greatest extent possible. The trust may, but has no obligation to, consult with the holders of bearer receipts or ADSs in exercising its voting rights in respect of ordinary shares.

     To learn more about the differences between the rights of holders of ReliaStar common stock and holders of ADSs, see "Comparison of Shareholder Rights" on page 52.

                              THE SPECIAL MEETING

GENERAL INFORMATION

     ReliaStar is delivering this prospectus/proxy statement to you and other ReliaStar shareholders in connection with the solicitation of proxies by ReliaStar's board of directors for use at the special meeting of shareholders to be held on Thursday, July 27, 2000, and at any adjournments or postponements of that meeting. The special meeting has been called for the purpose of voting upon a proposal to adopt the merger agreement. This prospectus/proxy statement also constitutes the prospectus of ING with respect to the ING ADSs to be issued to ESOP in the merger.

     The merger will be accomplished by a merger of ReliaStar with a wholly owned subsidiary of ING America Insurance Holdings, Inc. ReliaStar will be the surviving corporation in the merger and will become a wholly owned subsidiary of ING America.

DATE, TIME, PLACE, AND PURPOSE OF THE MEETING

     The special meeting of ReliaStar's shareholders will be held at 10:00 a.m., local time, on Thursday, July 27, 2000 in the auditorium at ReliaStar's Minneapolis headquarters, 20 Washington Avenue South, Minneapolis, Minnesota 55401. At the meeting, ReliaStar shareholders at the close of business on the record date of June 16, 2000 will be asked to adopt the merger agreement. No other business will be conducted at the meeting.

RECORD DATE AND OUTSTANDING SHARES

     Only holders of record of ReliaStar common stock at the close of business on the record date are entitled to vote at the meeting. As of that time, there were approximately 90,192,960 shares of ReliaStar common stock outstanding and entitled to vote, which were held by approximately 20,898 record holders.

QUORUM

     The required quorum for the transaction of business at the meeting is a majority of the approximately 90,192,960 shares of ReliaStar common stock outstanding on the record date.

VOTE REQUIRED

     The affirmative vote of a majority of the outstanding shares of ReliaStar common stock is required to approve the merger agreement and the merger. Each shareholder is entitled to one vote per share. As of the record date, approximately 3.75% of the outstanding shares entitled to vote were held by ReliaStar's directors, executive officers, and their affiliates.

ABSTENTIONS; BROKER NON-VOTES

     For purposes of a quorum, shares are counted as present at the meeting if a shareholder entitled to vote is present and votes in person at the meeting, has submitted a properly signed proxy, or has properly voted by telephone or via the Internet. Abstentions count toward a quorum. However, abstentions will be treated as having voted against the adoption of the merger agreement.

     Broker non-votes also count toward a quorum. A "broker non-vote" happens when a nominee, such as a bank or a broker, that holds shares on behalf of a beneficial owner has not received voting instructions from the beneficial owner on a specific proposal and does not have discretionary voting authority to vote on such proposal. Broker non-votes have the effect of votes against the adoption of the merger agreement.

VOTING AND PROXIES

     The proxy accompanying this prospectus/proxy statement is solicited on behalf of the ReliaStar board of directors.

     All shareholders of record may vote by mail. Shareholders of record may vote in person at the meeting or vote by proxy card, by telephone, or by the Internet. Beneficial owners will receive instructions from their bank, broker, or other nominee describing how to vote their shares. Such shareholders can vote by telephone or by Internet if these options are offered by the bank, broker, or other nominee.

     Voting by Mail. Shareholders of record may sign, date, and mail their proxies in the enclosed postage paid envelope. If you sign, date, and mail your proxy card without indicating how you want to vote, your proxy will be voted FOR the merger proposal.

     Voting by Telephone. Shareholders of record may vote by using the toll-free number and following the instructions listed on the proxy card.

     Voting via the Internet. Shareholders of record may vote via the Internet as instructed on the proxy card.

     Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank, or other nominee confirming your beneficial ownership of your shares.

     Separate voting cards are furnished to plan participants under the ESOP. Voting cards executed by plan participants will serve as voting instructions to Northern Trust Company, the trustee for this plan, for shares allocated to that participant's account.

     The trustee must vote all shares in the ESOP. The trustee must vote any allocated shares for which it does not receive instructions, as well as unallocated shares, in the same proportion as the shares for which instructions are received. The trustee's obligation to follow participants' voting instructions is subject to the trustee's fiduciary duty under the Employee Retirement Income Security Act of 1974, as amended, to ensure that such obligation does not violate ERISA.

HOW TO REVOKE YOUR PROXY

     Whether you vote by mail, telephone, or the Internet, you may revoke your proxy at any time before it is exercised at the meeting, by taking any of the following actions:

     - notifying ReliaStar's Corporate Secretary in writing at 20 Washington Avenue South, Minneapolis, Minnesota 55401;

     - voting in person at the meeting;

     - returning a later-dated proxy; or

     - voting again by telephone or the Internet at a later time.

     Participants in the ESOP will receive instructions on how to change their votes together with their voting cards.

EXPENSES OF PROXY SOLICITATION

     ReliaStar will pay the expenses of soliciting proxies to be voted at the meeting. Following the original mailing of the proxies and other soliciting materials, ReliaStar may also solicit proxies by mail, telephone, facsimile, or in person. Georgeson Shareholder Communication, Inc. was hired by

ReliaStar to assist in the distribution of proxy materials and solicitation of votes for a fee of $10,000 plus out-of-pocket expenses.

     Following the original mailing of the proxies and other soliciting materials, ReliaStar will request brokers, custodians, nominees, and other record holders of common stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and to request authority for the exercise of proxies. Upon the request of the record holders, ReliaStar will reimburse them for their reasonable expenses.

                                   THE MERGER

BACKGROUND OF THE MERGER

     Over the years, ReliaStar has engaged in a rigorous planning process whereby it establishes sales and earning objectives as well as budgets investments for developmental expenditures in such areas as information systems and branding. ReliaStar had been successful in meeting the 13% annual growth in earnings objective established through this planning process, but in 1998 management became concerned regarding ReliaStar's ability to maintain a competitive product cost structure and its ability to make required investments in information systems and branding. In the spring of 1998 management appointed a small group of ReliaStar executives to evaluate ReliaStar's overall operating environment. In June 1998, this group reported to ReliaStar's management and board of directors the following findings:

     - The enactment of financial services deregulation legislation was inevitable and would lead to increasing consolidation in the industry.

     - Consolidation would place increasing pressure on ReliaStar's product cost structure.

     - Significant investments in information systems and branding would be required to thrive in an increasingly competitive environment.

     - ReliaStar should anticipate its eventual combination with a larger financial services company and should review potential candidates.

     Following this report, management considered a number of strategic alternatives including mergers of equals with comparably sized insurers and mergers with larger financial institutions. Beginning in late 1998, management engaged in preliminary discussions with several such potential merger partners. None of these discussions gave rise to indications of interest that were acceptable to the ReliaStar board of directors. John G. Turner, ReliaStar's Chairman and Chief Executive Officer, regularly briefed the board of directors regarding these preliminary discussions.

     During the third quarter of 1999, ReliaStar experienced volatility in its reinsurance business, and the market value of its stock declined substantially. In addition, the Gramm-Leach-Bliley Act, which, among other things, deregulated financial service company affiliations, was enacted on November 12, 1999. In response to these circumstances, ReliaStar decided to accelerate its search for a partner and retained Merrill Lynch to assist in the identification and evaluation of potential partners.

     During this period, management and its advisors evaluated potential merger partners, some of which were identified by management and some of which were identified by Merrill Lynch, based upon a number of considerations including:

     - the potential to provide the greatest shareholder value;

     - opportunities to maximize cross-sales within the combined entity and thus enhance value;

     - opportunities to retain the value inherent in ReliaStar's distribution capability;

     - opportunities to leverage ReliaStar's market position in both the retail and worksite markets; and

     - opportunities provided to ReliaStar's employees.

     During this same period, ReliaStar engaged in high-level management discussions with six companies, including ING, regarding the potential benefits of a business combination transaction. Each of these companies executed a customary confidentiality agreement, including in some instances standstill restrictions prohibiting the other party from making an unsolicited offer for ReliaStar, ranging in duration from 12 to 24 months, with ReliaStar.

     Throughout this period, Mr. Turner provided detailed briefings to the board of directors at its regularly scheduled meetings as well as through periodic telephone conversations with individual directors. In January 2000, ReliaStar retained McKinsey & Co. to assist in the identification and evaluation process to review both financial services companies as well as companies outside of the financial services industry as potential merger partners. Management held a number of meetings with the McKinsey staff where potential candidates were discussed.

     During the first months of 2000, high-level management discussions continued with several of the companies that had executed confidentiality agreements. These discussions involved an evaluation of expense-savings potential, a comparison of strategies and preliminary analysis of cross-sales opportunities. Three of the companies chose to discontinue discussions without providing any pricing indications.

     On April 15, 2000 management gave a detailed presentation to the board of directors regarding the research into, evaluation of, and discussions with, potential merger partners. During this meeting management detailed the evaluation process and summarized the discussions that had been held with potential merger partners. Management also detailed the review process undertaken by Merrill Lynch and McKinsey. A representative from Merrill Lynch participated in the board of directors meeting by telephone.

     Management reported that it had identified three potentially attractive merger partners: a domestic insurance holding company, a domestic diversified financial services company, and ING. Mr. Turner advised the board that the preliminary pricing indication from the domestic insurer, which was significantly below ING's final offer of $54.00 per share, was unacceptably low and that this potential candidate had indicated that it would not raise its price. Mr. Turner thus recommended that discussions with that company be discontinued and the board of directors agreed. Mr. Turner further noted that the preliminary pricing indications from the other two companies were within a range which merited further discussion. Mr. Turner then gave a detailed review of the comparative benefits of affiliation with each of the other two companies and the implications of the synergies relative to the objective of maximizing shareholder value. Mr. Turner indicated that it was management's recommendation that it be authorized to engage in further discussions with each of these companies in order to better evaluate the benefits of a combination. Mr. Turner indicated that ReliaStar would provide both companies with detailed information regarding potential incremental value that could be realized through increased sales of the combined company's products and expense reductions. The board of directors then directed management to continue negotiations with the two remaining companies.

     In the week following the April 15, 2000 board of directors meeting, management met with representatives of each of the two companies and provided detailed information regarding potential cross-sales and expense saving opportunities. Management subsequently requested that each party submit a non-binding indication of interest, including pricing information. On April 19, 2000, ReliaStar received these indications of interest from both parties. On April 20, 2000, the board of directors met by teleconference to discuss the two indications of interest, including ING's proposal for a cash transaction and the other company's proposal for a stock-for-stock transaction. ING's proposal was for a cash acquisition at $52.00 per share, whereas the other company proposed a stock merger with a fixed exchange ratio having an implied value, as of April 20, 2000, of less than $52.00 per share. The board of directors discussed the competing proposals, including the certainty of valuation inherent in ING's cash proposal as compared with the market risk inherent in the alternative proposal. After discussion, the board of directors authorized management to enter into an exclusive due diligence and negotiating arrangement with ING if ING would raise its cash bid to $54.00 per share. Based upon ING's agreeing to increase its indication to $54.00 per share, ReliaStar entered into a letter agreement dated April 25, 2000 granting ING a six-day period of exclusive negotiation rights.

     ING engaged in a comprehensive due diligence investigation of ReliaStar, including both management briefings and document review during the week of April 24, 2000.

     Counsel for ING delivered a draft merger agreement to ReliaStar and its counsel on April 25, 2000. From April 25, 2000 to ReliaStar's April 29, 2000 board of directors meeting, the parties and their respective counsel negotiated the terms of that agreement. During these negotiations, ReliaStar and ING agreed that it was in their mutual interest, as well as in the best interests of the ESOP participants, to have each share of ReliaStar held by the ESOP converted in the merger into $54.00 worth of ING American Depositary Shares, rather than $54.00 in cash.

     The negotiated merger agreement was submitted in draft form to the board of directors for its consideration in a special meeting of the board of directors on April 29, 2000. During that meeting, management, with the assistance of its legal counsel, reviewed the terms of the agreement and an associated stock option agreement and the legal duties of the board of directors in acting on the proposal. The board of directors also received a detailed financial presentation from Merrill Lynch, which concluded with that firm's oral opinion (subsequently confirmed in writing on April 30, 2000) that as of the date of the opinion the consideration to be received by ReliaStar shareholders under the agreement was fair from a financial point of view. After discussion, the board of directors approved the merger agreement and the related stock option agreement and resolved to recommend that ReliaStar shareholders vote for the adoption of the merger agreement at a meeting of the ReliaStar shareholders to be held for that purpose. On April 30, 2000 the merger agreement and the stock option agreement were executed by all parties.

     On June 27, 2000, in connection with an agreement in principle to settle certain shareholder litigation related to the merger, ING and ReliaStar entered into Amendment No. 1 to the merger and stock option agreements. See the section entitled "Litigation Challenging the Merger" for additional discussion of this settlement.

FINANCIAL PROJECTIONS

     ReliaStar does not as a matter of course make public projections as to its future earnings or financial position. However, in connection with the discussions concerning the proposed merger, ReliaStar furnished to ING certain financial projections for ReliaStar prepared by its management.

     These projections included projections of consolidated financial information for the 2000, 2001 and 2002 fiscal years. ReliaStar's operating income was projected to be $326.8 million on a consolidated basis, $3.63 on a basic per share basis and $3.56 on a diluted per share basis in 2000, $383.6 million on a consolidated basis, $4.19 on a basic per share basis and $4.10 on a diluted per share basis in 2001, and $447.4 million on a consolidated basis, $4.83 on a basic per share basis and $4.72 on a diluted per share basis in 2002. ReliaStar's net realized investment losses were projected to be $14.6 million on a consolidated basis and $0.16 on both a basic and a diluted per share basis in 2000, and $16.7 million on a consolidated basis and $0.18 on both a basic and a diluted per share basis in each of 2001 and 2002. ReliaStar's net income was projected to be $312.2 million on a consolidated basis, $3.47 on a basic per share basis and $3.40 on a diluted per share basis in 2000, $366.9 million on a consolidated basis, $4.01 on a basic per share basis and $3.92 on a diluted per share basis in 2001, and $430.7 million on a consolidated basis, $4.65 on a basic per share basis and $4.54 on a diluted per share basis in 2002.

     The above projections were not prepared with a view to public disclosure and are included in this prospectus/proxy statement only because this information was made available to ING. The projections were not prepared with a view to compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. Neither ReliaStar's independent auditors nor any other independent accountants have compiled, examined, or performed any procedures with respect to the projections. Although presented with numeric specificity, the projections reflect numerous assumptions made by ReliaStar's management with respect to industry performance, general business, economic, market and financial conditions and other matters, including assumed effective interest rates and effective tax rates consistent with historical levels for ReliaStar, all of which are difficult to predict, many of which are beyond ReliaStar's control and none of which were subject to approval by ING. Accordingly, there can be no assurance that the assumptions made in preparing these projections will prove accurate, and actual results may be materially greater or less than those contained in the projections.

     For these reasons, as well as the bases and assumptions on which the projections were compiled, the inclusion of these projections in this prospectus/proxy statement should not be regarded as an indication that ReliaStar or ING or any of their respective affiliates or representatives considers such information to be an accurate prediction of future events, and the projections should not be relied on as such. Neither ReliaStar nor ING nor any of their respective affiliates or representatives has made, or makes, any representation to any person regarding the information contained in the projections and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrences of future events.

RELIASTAR'S REASONS FOR THE MERGER

     The ReliaStar board of directors, in reaching its decision to approve the merger agreement, consulted with its legal counsel and financial advisers as well as with ReliaStar's management and considered many factors, including the following material factors:

          1. The per-share consideration of $54.00 to be received at closing by all ReliaStar shareholders was the highest value offered by any of the potential merger partners with which ReliaStar held discussions. The $54.00 value represents a premium of 75% over the closing price of ReliaStar stock on April 27, 2000, the last trading day before the day on which ReliaStar publicly announced that it was in merger negotiations, and a premium of 84.5% over the 60-day average of ReliaStar's closing stock price per share as of April 27, 2000.

          2. The cash merger consideration, although generally taxable, provides certainty of value when compared to a stock merger having a fixed exchange ratio.

          3. Each share of ReliaStar common stock held by the ESOP will be converted into a number of ADSs of ING Group equal to $54.00 divided by the average closing price of the American Depositary Shares over the ten trading day period ending on the last trading day prior to the completion of the merger. The exchange of the ESOP's shares for ADSs will provide approximately the same value for those shares as for those receiving cash consideration, while ensuring that the ADSs retain the low tax basis of the ReliaStar shares for which they are being exchanged. This will preserve the availability of favorable capital gains tax treatment if an employee terminates employment and receives ADSs from the ESOP as part of a lump-sum distribution. The exchange of shares for ADSs also will provide favorable accounting treatment for the combined entity.

        4. Merrill Lynch's oral fairness opinion delivered to ReliaStar's board of directors on April 29, 2000 (subsequently confirmed in writing on April 30, 2000) to the effect that as of the date of the opinion, the consideration to be received by ReliaStar shareholders under the merger agreement was fair, from a financial point of view, to such shareholders.

        5. All of the reasons described above under "Background of the Merger" including the following:

           (a) the need to attain critical mass in ReliaStar's businesses in order to maintain competitive product pricing;

           (b) the current regulatory environment, in which ReliaStar would be competing against companies with substantially more resources than ReliaStar;

           (c) the need to increase investments in information systems, particularly Internet-based initiatives;

           (d) the need to increase investments in branding;

           (e) the need to better leverage ReliaStar's distribution capabilities in both the retail and worksite marketplaces; and

           (f) the shareholder value to be derived from the transaction with ING relative to ReliaStar's prospects as a stand-alone entity and the prospects of a business combination with a company other than ING, in light of the fact that no other party submitted an offer with a price superior to ING's.

        6. The transaction with ING contained no financing condition, and ReliaStar management's belief that the ING transaction would be reasonably likely to receive the required regulatory approvals.

        7. The terms and conditions of the merger agreement, including the ReliaStar board of directors' right to terminate the merger agreement with ING in response to a superior third-party acquisition offer, should one be presented.

     ReliaStar's board of directors also considered potential drawbacks or risks relating to the merger, including the following:

        1. The risk that the merger may not be consummated and the potential effects the failure to consummate the merger may have on the business, employees, and customers of ReliaStar.

        2. The expenses expected to be incurred by ReliaStar in connection with the merger.

        3. The risk that the stock option agreement and the termination-fee provisions of the merger agreement, each of which were required by ING as a condition to its entering into the merger agreement, could deter potential third-party bidders.

     The lists provided above contain all of the material factors considered by ReliaStar's board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger, the ReliaStar board of directors did not find it practicable to, and did not, quantify or assign any relative or specific weights to the factors listed above. Individual directors may have viewed different factors to be more significant than others. The ReliaStar board of directors considered all of these factors as a whole, and concluded overall that the merger was attractive to and in the best interests of ReliaStar's shareholders.

RECOMMENDATION OF RELIASTAR'S BOARD OF DIRECTORS

     For the reasons discussed above, the ReliaStar board of directors approved the merger and the merger agreement and determined that the merger is advisable and fair to, and in the best interests of, ReliaStar and its shareholders. Accordingly, the ReliaStar board of directors unanimously recommends that ReliaStar shareholders vote "FOR" adoption of the merger agreement.

     In considering the recommendation of ReliaStar's board of directors with respect to the merger, you should be aware that certain officers and directors of ReliaStar have certain interests in the merger that are different from, or are in addition to, the interests of ReliaStar's shareholders generally. ReliaStar's board of directors was aware of the nature of these interests before considering the merger. Please see the section entitled "Interests of Certain Persons in the Merger" for a discussion of these interests.

OPINION OF FINANCIAL ADVISER

     On April 29, 2000, Merrill Lynch delivered to ReliaStar's board of directors its oral opinion, which was subsequently confirmed in writing on April 30, to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth in the opinion, the consideration to be received by the holders of ReliaStar common stock, other than the ESOP, pursuant to the merger was fair from a financial point of view to those holders, and the consideration to be received by the ESOP pursuant to the merger was fair from a financial point of view to the ESOP.

     THE FULL TEXT OF MERRILL LYNCH'S FAIRNESS OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY MERRILL LYNCH, IS ATTACHED AS APPENDIX C AND IS INCORPORATED BY REFERENCE IN THIS PROSPECTUS/PROXY STATEMENT. THE SUMMARY OF MERRILL LYNCH'S FAIRNESS OPINION SET FORTH IN THIS PROSPECTUS/PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF MERRILL LYNCH'S FAIRNESS OPINION. RELIASTAR SHAREHOLDERS ARE URGED TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY.

     Merrill Lynch's fairness opinion was provided to ReliaStar's board of directors for its information and is directed only to the fairness from a financial point of view to the holders of ReliaStar common stock, other than the ESOP, of the consideration to be received by those holders in the merger, and to the fairness from a financial point of view to the ESOP of the consideration to be received by the ESOP in the merger. Merrill Lynch's fairness opinion does not address any other aspect of the merger, including the merits of the underlying decision by ReliaStar to engage in the merger, and does not constitute a recommendation to any ReliaStar shareholder as to how such shareholder should vote on the proposed merger agreement or any related matter. Merrill Lynch is not acting as financial advisor to the ESOP or the administrators of the ESOP, and the Merrill Lynch opinion is not intended for the use or benefit of the ESOP or the administrators of the ESOP in connection with any legal requirement applicable to the ESOP or the administrators of the ESOP.

     In arriving at its opinion, Merrill Lynch, among other things:

     - reviewed publicly available business and financial information relating to ReliaStar and ING that Merrill Lynch deemed to be relevant;

     - reviewed information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of ReliaStar and ING furnished to Merrill Lynch by ReliaStar and ING, respectively;

     - conducted discussions with members of senior management of ReliaStar and ING concerning the above two matters, as well as ReliaStar's and ING's respective businesses and prospects before and after giving effect to the merger;

     - reviewed the market prices and valuation multiples for ReliaStar common stock and the ING ADSs and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

     - reviewed the results of operations of ReliaStar and ING and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

     - compared the proposed financial terms of the merger with the financial terms of other transactions that Merrill Lynch deemed to be relevant;

     - participated in discussions and negotiations among representatives of ReliaStar and ING and their financial and legal advisors;

     - reviewed the potential pro forma impact of the merger;

     - reviewed the merger agreement; and

     - reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

     In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and Merrill Lynch has not assumed any responsibility for independently verifying such information. Merrill Lynch has not undertaken an independent evaluation or appraisal of any of the assets or liabilities of ReliaStar or ING or been furnished with any such evaluation or appraisal. In addition, Merrill Lynch has not assumed any obligation to conduct any physical inspection of the properties or facilities of ReliaStar or ING. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by ReliaStar or ING, Merrill Lynch assumed that it had been reasonably prepared and reflected the best available estimates and judgment of ReliaStar's or ING's management as to the expected future financial performance of ReliaStar or ING, as the case may be. Merrill Lynch further assumed that, in connection with the merger, ReliaStar, the ESOP, and the administrators of the ESOP complied with all legal requirements applicable to the ESOP.

     Merrill Lynch's fairness opinion is necessarily based on market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of the opinion.

     Merrill Lynch did not express any opinion as to the prices at which ReliaStar common stock or the ING ADSs (or related securities) will trade following the announcement or consummation of the merger.

     In preparing its opinion to ReliaStar's board of directors, Merrill Lynch performed financial and comparative analyses, including those described below. The summary of analyses set forth in this prospectus/proxy statement does not purport to be a complete description of the analyses underlying Merrill Lynch's fairness opinion or the presentation made by Merrill Lynch to ReliaStar's board of directors. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. No company, business or transaction used in such analyses as a comparison is identical to ReliaStar, ING or the merger, nor is an evaluation of the results of such analyses entirely mathematical, rather it involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed.

     In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

     In performing these analyses, numerous assumptions were made with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch, ReliaStar, or ING. The estimates contained in the analyses performed by Merrill Lynch and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, Merrill Lynch's fairness opinion was among several factors taken into consideration by ReliaStar's board of directors in making its determination to approve the merger agreement and the merger. Consequently, the Merrill Lynch analyses described below should not be viewed as determinative of the decision of ReliaStar's board of directors or ReliaStar's management with respect to the fairness of the consideration paid in connection with the merger.

     The following is a summary of the material financial and comparative analyses performed by Merrill Lynch in arriving at its opinion and presented to ReliaStar's board of directors. The Merrill Lynch opinion is based upon Merrill Lynch's consideration of the collective results of all such analyses, together with the other factors referred to in its opinion letter.

  Market Premiums

     In the merger, each outstanding share of ReliaStar common stock, other than shares held by the ESOP, will be converted into $54.00 cash. Instead of the cash payment, each share of ReliaStar common stock held by the ESOP will be converted into a number of American Depositary Shares of ING Group equal to $54.00 divided by the average closing price of the American Depositary Shares over the ten trading day period ending on the last trading day prior to the completion of the merger. Merrill Lynch compared a price of $54.00 per share of ReliaStar common stock to certain historical and average closing prices of ReliaStar common stock over a range of time periods, as set forth below, calculating in each case the premium represented by $54.00.

                                                           RELIASTAR COMMON      PREMIUM OF
PERIOD                                                       STOCK PRICE       $54.00 TO PRICE
------                                                     ----------------    ---------------
Closing price (4/27/00)..................................       $30.81              75.3%
5 trading day average closing price through 4/27/00......       $29.77              81.4%
10 trading day average closing price through 4/27/00.....       $29.41              83.6%
15 trading day average closing price through 4/27/00.....       $29.74              81.5%
20 trading day average closing price through 4/27/00.....       $29.81              81.2%
30 trading day average closing price through 4/27/00.....       $30.52              76.9%
60 trading day average closing price through 4/27/00.....       $29.26              84.5%
90 trading day average closing price through 4/27/00.....       $30.12              79.3%
360 trading day average closing price through 4/27/00....       $38.36              40.8%
52 Week High (7/16/99)...................................       $49.25               9.6%

  Publicly Traded Comparable Company Analysis

     Merrill Lynch compared publicly available financial, operating and stock market information, and forecasted financial information for ReliaStar and selected other publicly traded companies in the United States life insurance sector considered by Merrill Lynch to be reasonably comparable to ReliaStar for the purposes of this analysis. These selected comparable companies were:

     - AXA Financial, Inc.

     - American General Corporation

     - AFLAC Incorporated

     - Hartford Life, Inc.

     - Jefferson-Pilot Corporation

     - Lincoln National Corporation

     - Nationwide Financial Services, Inc.

     - Torchmark Corporation

     - Allmerica Financial Corporation

     - Conseco, Inc.

     - UnumProvident Corporation

     - Protective Life Corporation

For ReliaStar and the selected comparable companies Merrill Lynch derived and compared, among other things:

     - the multiple of each company's closing common share price on April 27, 2000, to (1) 1999 earnings per share (which is referred to as EPS), (2) estimated 2000 EPS, and (3) estimated 2001 EPS; and

     - the ratio of each company's closing common share price on April 27, 2000, to its per-share book value as of December 31, 1999.

     Merrill Lynch performed the calculations described above based upon closing common share prices on April 27, 2000, which for ReliaStar common stock was $30.81. In addition, for ReliaStar, Merrill Lynch performed the calculations based on a value of $54.00 per share. Forecasted information for the comparable companies was based on information published by First Call Corporation, which compiles summaries of financial forecasts made by various investment banking firms. For ReliaStar, Merrill Lynch used a per-share Book Value (ex-115) as of December 31, 1999 of $23.10, and First Call Corporation estimates of EPS for 2000 and 2001 of $3.46 and $3.88, respectively. Book value information excluded adjustments required by Financial Accounting Standards Board Statement 115, which requires securities classified as available-for-sale to be reported at fair value, with unrealized gains and losses reported in a separate component of shareholders equity. Book value information excluding such adjustments is referred to in this summary as Book Value (ex-115). All per share calculations were based on the number of fully diluted shares outstanding.

     The following table sets forth the results of these analyses:

                                                        COMPARABLE COMPANIES AT
                                                     APRIL 27, 2000 CLOSING PRICE

                                       RANGE                                       MEAN       MEDIAN
THE RATIO OF CLOSING COMMON
SHARE PRICE TO:
  1999 EPS                          2.2x - 24.3x                                   11.4x      10.6x
  2000 estimated EPS                2.8x - 20.9x                                   10.1x       9.0x
  2001 estimated EPS                2.3x - 17.7x                                    8.9x       8.1x
THE RATIO OF CLOSING COMMON
SHARE PRICE TO:
  Per-share Book Value
  (ex-115) as of December 31,
  1999                             0.48x - 4.54x                                   1.82x       1.5x


                                         RELIASTAR
                                AT APRIL 27,       AT MERGER
                                2000 CLOSING       PRICE OF
                               PRICE ($30.81)       $54.00
THE RATIO OF CLOSING COMMON
SHARE PRICE TO:
  1999 EPS                         10.8x             18.9x
  2000 estimated EPS                8.9x             15.6x
  2001 estimated EPS                7.9x             13.9x
THE RATIO OF CLOSING COMMON
SHARE PRICE TO:
  Per-share Book Value
  (ex-115) as of December 31,
  1999                             1.33x             2.34x

     Merrill Lynch noted in particular that using $54.00 per share, the multiples of common share price to EPS and the ratio of common share price to Book Value (ex-115) derived for ReliaStar, in each case, were higher than the mean and median for the comparable companies.

     Merrill Lynch also derived implied equity values for the common stock of ReliaStar based on the median and mean of the ratios derived for the comparable companies. The following table sets forth the results of these analyses:

                                              COMPARABLE       RELIASTAR       COMPANIES'       RELIASTAR
                                              COMPANIES'        IMPLIED        COMPARABLE        IMPLIED
RATIO OF CLOSING COMMON SHARE PRICE TO:         MEDIAN           VALUE            MEAN            VALUE
2000 estimated EPS                               9.0x           $31.14           10.1x           $34.97
  2001 estimated EPS                             8.1x           $31.36            8.9x           $34.51
  Per-share Book Value (ex-115) as of
  December 31, 1999                              1.5x           $34.56           1.82x           $42.07

     Using the above analyses, Merrill Lynch derived a range of the implied equity value of ReliaStar common stock of $31.14 to $42.07. Merrill Lynch noted that $54.00 exceeded the upper limit of this range.

  Acquisition Comparable Analysis

     Merrill Lynch reviewed certain available information relating to eleven merger and acquisition transactions in the United States life insurance sector announced since August 1996. The transactions selected by Merrill Lynch were the following (in each case, the acquiror's name is listed first and the acquired company's name is listed second): (1) AmerUs Life Holdings, Inc./Indianapolis Life; (2) Jefferson-Pilot Corporation/The Guarantee Life Companies Inc; (3) Aegon N.V./Transamerica Corporation; (4) Lincoln National
Corporation/Aetna -- U.S. Life; (5) Metropolitan Life Insurance Company/Security First Group; (6) Lincoln National Corporation/CIGNA Life & Annuity; (7) ING/Equitable of Iowa Companies; (8) Jefferson-Pilot Corporation/Chubb Life Insurance Company of America; (9) ReliaStar/Security-Connecticut Corporation;
(10) American General Corporation/USLIFE Corporation; and (11) General Electric Capital Corporation/First Colony Corporation. With respect to certain financial information for the acquired companies involved in the selected acquisition transactions, Merrill Lynch relied on information available in public documents, equity research reports published by certain investment banks, and First Call Corporation estimates.

     With respect to each selected transaction, Merrill Lynch derived the following:

     - the ratio of the price per common share paid in the transaction to the EPS of the acquired company for the last twelve-month period prior to the announcement of the transaction for which financial results were available; and

     - the ratio of the price per common share paid in the transaction to the per-share Book Value (incl-115 or ex-115, as appropriate) of the acquired company as of the last completed fiscal quarter prior to the announcement of the transaction.

     For ReliaStar, Merrill Lynch used EPS for the last twelve-month period as of December 31, 1999 and March 31, 2000 of $2.86 and $2.99, respectively, and per-share Book Value (incl-115) and per-share Book Value (ex-115), each as of December 31, 1999, of $21.89 and $23.10, respectively.

     Merrill Lynch compared the results of these analyses to similar analyses with respect to ReliaStar using a $54.00 price per share for ReliaStar common stock. All per-share calculations were based on the number of fully-diluted shares outstanding.

     The following table sets forth the results of these analyses:

                                 COMPARABLE TRANSACTIONS
                                 RANGE        MEAN     MEDIAN             RATIO OF $54.00 TO:
                                                                         RELIASTAR EPS        RELIASTAR EPS
RATIO OF PRICE PER COMMON SHARE                                        AS OF DECEMBER 31,    AS OF MARCH 31,
    PAID IN TRANSACTION TO:                                                  1999:                2000:
  Acquired company's EPS for
  the last twelve-month period
  prior to announcement            11.6x - 27.7x    18.9x    19.4x           18.9x                18.1x
                                                                       RELIASTAR BOOK        RELIASTAR BOOK
                                                                       VALUE (INCL-115):     VALUE (EX-115):
Acquired company's per
share-Book Value (incl-115 or
ex-115, as appropriate) as of
the last completed quarter
prior to announcement              0.91x - 3.00x    1.84x    1.53x           2.47x                2.34x

     Merrill Lynch noted that the ratios derived for ReliaStar were in each case within the range of the ratios derived for the selected transactions. Merrill Lynch further noted that the ratios derived with respect to ReliaStar's per-share book value exceeded the comparable mean and median ratios derived for the selected transactions.

     Merrill Lynch also derived implied equity values for the common stock of ReliaStar based on the median and mean of the ratios derived for the selected transactions. The following table sets forth the results of these analyses:

                                          ACQUIRED        RELIASTAR        ACQUIRED        RELIASTAR
 RATIO OF PRICE PER COMMON SHARE         COMPANIES'        IMPLIED        COMPANIES'        IMPLIED
     PAID IN TRANSACTION TO:               MEDIAN           VALUE            MEAN            VALUE
Last twelve month EPS, as of
December 31, 1999                          19.4x           $55.48           18.9x           $53.98
  Last twelve month EPS, as of
  March 31, 2000                                           $58.01                           $56.44
  Per-share Book Value (incl-115)
  as of December 31, 1999                  1.53x           $33.49           1.84x           $40.26
  Per-share Book Value (ex-115) as
  of December 31, 1999                                     $35.34                           $42.48

     Using the above analyses, Merrill Lynch derived a range of the implied equity value of ReliaStar common stock of $33.49 to $58.01. Merrill Lynch noted that $54.00 was within the valuation range, and approaching the upper limit of the range.

  Review of ING

     In the course of preparing its opinion, Merrill Lynch also reviewed and considered information and data relating to ING, including the following:

     - public documents, equity research reports published by certain investment banks, and current First Call Corporation and management estimates;

     - historical market prices for ING ADSs and ING Group's ordinary shares;
       and

     - selected financial ratios and operating results for ING.

                                 *     *     *

     Pursuant to the terms of the engagement letter between Merrill Lynch and ReliaStar, ReliaStar has agreed to pay the following fees to Merrill Lynch for its financial advisory services in connection with the merger:

          (1) a fee of $250,000 which became payable upon execution of the engagement letter;

          (2) an additional fee of $6,000,000 which became payable upon the execution of the merger agreement; and

          (3) if during the period Merrill Lynch is retained by ReliaStar or within one year thereafter a business combination is consummated or ReliaStar enters into an agreement which subsequently results in a business combination, an additional fee in an amount equal to 0.36% of the aggregate purchase price paid in the business combination, less any fees previously paid pursuant to clauses (1) and (2) above.

     ReliaStar also has agreed to reimburse Merrill Lynch for all reasonable out-of-pocket expenses incurred by Merrill Lynch in performing its services, including the fees and expenses for legal counsel, and to indemnify Merrill Lynch and related persons and entities against liabilities under federal or state law arising out of Merrill Lynch's engagement.

     ReliaStar engaged Merrill Lynch based upon its experience and expertise in the financial services industry generally, and as financial advisor in merger and acquisitions transactions, specifically. Based upon prior engagements, Merrill Lynch was well known to ReliaStar and was very familiar with ReliaStar and its business.. Merrill Lynch is an internationally recognized investment banking business and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     Merrill Lynch and its affiliates are currently engaged by ING as financial advisor in connection with another proposed acquisition transaction. Merrill Lynch and it affiliates have, in the past, provided financial advisory and financing services to ReliaStar, ING and their respective affiliates and may continue to do so, and have received and may receive, fees for the rendering of such services. Investment banking fees paid to Merrill Lynch by ING in the 12-month period ended June 23, 2000 did not exceed $6 million.

     In the ordinary course of business, Merrill Lynch and its affiliates may actively trade in securities of ReliaStar and ING for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

                         REQUIRED REGULATORY APPROVALS

     The merger is subject to a number of regulatory approvals that are described below. While we believe that we will be able to obtain these regulatory approvals, we cannot be certain whether approvals will be obtained within the period of time contemplated by the merger agreement or on conditions that would not be detrimental to the combined company or if at all.

     Antitrust. Transactions such as the merger are reviewed by the United States Department of Justice and the United States Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder. The merger may not be completed until applicable waiting-period requirements have been satisfied. ING and ReliaStar expect to file their respective notification reports with the Department of Justice and Federal Trade Commission under the HSR Act shortly after the date of this proxy statement. The waiting period under the HSR Act will expire 30 days after those filings are made, unless earlier terminated or extended by a request for additional information or documentary materials.

     The Department of Justice and the Federal Trade Commission frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the merger, the Department of Justice or the Federal Trade Commission could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of ING or ReliaStar or their subsidiaries. Private parties and state attorneys general may also bring an action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, of the result.

     Insurance. The insurance laws and regulations of all U.S. jurisdictions generally require that, prior to the acquisition of control of an insurance company doing business in such jurisdiction through the acquisition of or merger with the holding company of such insurance company, the surviving company obtain the prior approval of, or file notification with and meet waiting period requirements imposed by, such jurisdictions.

     The completion of the merger is subject to certain approvals of and/or notices to, and the expiration of applicable waiting periods required by, the insurance departments of Minnesota, New York and Washington. ING is in the process of filing applications for approval with those insurance departments. A hearing on an application for approval of the merger is mandatory in Washington.

     In addition, ING has made notice filings in certain other jurisdictions, including insurance departments in numerous states where ING Group's subsidiaries and ReliaStar's subsidiaries together have sufficiently large market shares in particular insurance lines to require a notification prior to a merger. Approval of the merger is not required in these states, but the insurance departments could determine to take action to impose conditions on the merger that could prevent its consummation.

     Foreign Approvals. ING and ReliaStar conduct operations in a number of foreign countries where regulatory filings or approvals may be required in connection with the consummation of the merger.

     Banking Regulation. ReliaStar operates both a federal savings bank and a national bank exercising trust powers. Accordingly, the Office of Thrift Supervision and the Office of the Comptroller of the Currency must each approve the merger.

                 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material U.S. federal income tax consequences of the merger to holders of ReliaStar common stock and to ING America Insurance Holdings, SHP Acquisition Corp., and ReliaStar. The discussion is based on the current provisions of the Internal Revenue Code of 1986, existing and proposed Treasury Regulations, interpretive rulings of the Internal Revenue Service, and court decisions, all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the continuing validity of this summary.

     Holders of ReliaStar common stock should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to all shareholders in light of their particular circumstances or to shareholders who are subject to special treatment under the Internal Revenue Code; thus, for example, the discussion may not be applicable to insurance companies, tax-exempt organizations, financial institutions, nonresident alien individuals, or foreign entities. Other holders with special considerations include those who are subject to the alternative minimum tax provisions of the Internal Revenue Code, who do not hold their shares of ReliaStar common stock as a capital asset, who acquired their shares in connection with stock option plans or in other compensatory transactions, or who hold shares in a hedging transaction or as part of a straddle or conversion transaction. In addition, the following discussion does not address the tax consequences of the merger under foreign, state, or local tax laws or the tax consequences of transactions effectuated before or after, or concurrently with, the merger. Nor does this discussion address the tax consequences of payments by ReliaStar to the holders of ReliaStar stock options or other stock-based awards.

     Neither ING nor ReliaStar will request a ruling from the Internal Revenue Service in connection with the merger.

     ACCORDINGLY, HOLDERS OF RELIASTAR COMMON STOCK OR STOCK OPTIONS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.

     Receipt of cash for shares of ReliaStar common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. Consequently, subject to the limitations and qualifications referred to in this section, the merger will generally result in the following U.S. federal income tax consequences to the holders of ReliaStar common stock who hold that stock as a capital asset and to ING America, SHP Acquisition Corp., and ReliaStar:

          1. A holder of ReliaStar common stock who receives cash for his or her common stock in the merger will generally recognize capital gain or loss in an amount equal to the excess of the cash received by the holder over the holder's tax basis in his or her ReliaStar common stock.

          2. The capital gain or loss will generally be long term capital gain or loss if the holder has held his or her ReliaStar common stock for more than one year.

          3. A holder of ReliaStar common stock who exercises appraisal rights and receives a cash payment for his or her stock generally will recognize capital gain or loss measured by the difference between the holder's tax basis in the stock and the amount of cash received.

          4. Certain noncorporate holders of ReliaStar common stock may be subject to backup withholding at a 31% rate on cash payments received in exchange for ReliaStar common stock, or received upon the exercise of appraisal rights by such holders. Backup withholding generally will not apply, however, to a holder who furnishes a correct taxpayer identification number and certifies under penalties of perjury that such number is correct and that he or she is not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal, or is otherwise exempt from backup withholding.

          5. Gain or loss will generally not be recognized by ING America, SHP Acquisition Corp, or ReliaStar as a result of the merger.

     THE PRECEDING DISCUSSION IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE MERGER. HOLDERS OF RELIASTAR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS, AND THE EFFECTS OF ANY PROPOSED CHANGES IN THE TAX LAWS.

RELIASTAR SUCCESS SHARING PLAN AND ESOP

     The exchange of shares of ReliaStar common stock now held by the ESOP for ING ADSs will not result in recognition of taxable gain or loss by the ESOP or any participant in the ESOP for U.S. federal income tax purposes. The ADSs will retain the tax basis of the ReliaStar shares for which they shall have been exchanged. Under the U.S.-Netherlands tax treaty, dividends paid on the ING ADSs owned by the ESOP will not be subject to Dutch withholding tax.

                              ACCOUNTING TREATMENT

     The merger will be accounted for under the "purchase" method of accounting. This means that ING will record the excess of the purchase price of ReliaStar over the fair market value of ReliaStar's assets as goodwill.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     You should be aware of the interests of ReliaStar's directors and executive officers in the merger that may be different from, or in addition to, yours. ReliaStar's board of directors was fully informed of the following interests before approving the merger agreement.

     Change-of-Control Benefits. Commencing in 1991, ReliaStar put in place various agreements and provisions that would provide directors, executive officers, and other employees of ReliaStar certain benefits in the event of a "change of control" of ReliaStar. The execution of the merger agreement with ING is a change of control for purposes of these agreements and provisions, which include the following:

     - Management Employment Agreements. ReliaStar has management employment agreements with each of its executive officers. These agreements entitle each executive to lump-sum payments if his employment is terminated either involuntarily or constructively (other than for cause, death, disability, or retirement) after a change of control of ReliaStar if the executive is less than 65 years old. The agreements provide lump-sum payment for executives aged 61 or less equal to three times the sum of
       (1) the base annual salary plus (2) the average annual bonus payable for the shorter of the last three years of employment or actual years of employment (for executives aged 62 to 64, these amounts are reduced proportionately). These amounts are reduced by any severance payments otherwise payable to the executive under other ReliaStar policies or agreements. Under the agreements, each executive also would be entitled to a lump-sum cash payment of additional qualified and nonqualified retirement benefits calculated as if the executive's period of service continued to the earlier of the third anniversary of the change of control or age 65, and to receive certain insurance benefits for three years following termination, or until age 65, if earlier. Certain legal expenses that may be incurred by an executive terminated under the circumstances described above are also covered by the agreements.

      -- We do not know whether the employment of any of ReliaStar's executive officers will terminate under circumstances that would entitle the executive to payments under his management agreement. If such termination of employment were to occur, we estimate that the pre-tax cash severance amounts that the executive officers would be entitled to receive pursuant to their agreements are approximately:

                                                       PAYMENT
                                                      ----------
John G. Turner......................................  $3,683,678
Robert C. Salipante.................................  $1,886,888
Wayne R. Huneke.....................................  $1,624,014
Michael J. Dubes....................................  $1,520,894
Ken U. Kuk..........................................  $1,514,270
All other executive officers as a group (3
  individuals)......................................  $3,619,655

      -- The factors that provide the basis for calculating these payments vary over time, and consequently we can only determine the actual amounts paid as of the date they are payable. The employment agreements also provide, subject to limitations, an additional amount to cover the excise tax, if any, payable by the executives for amounts received as a result of the merger.

     - Stock Options. All unvested stock options held by ReliaStar's directors, executive officers or employees became vested at the time of the execution of the merger agreement. The merger agreement provides for each holder of an option to be paid, in cash, the difference between $54.00 and the exercise price of each option.

      -- The aggregate number of shares underlying options held by nonemployee directors that became exercisable as a result of the execution of the merger agreement is 73,779, with an aggregate pre-tax value of $995,466 (calculated as described in the previous paragraph).

      -- The number of shares underlying options held by each director that became exercisable as a result of the execution of the merger agreement is:

                                                      NUMBER OF
                                                  UNDERLYING SHARES
                                                  -----------------
Carolyn Baldwin.................................         6,521
David Cox.......................................         9,874
Richard De Schutter.............................         5,031
John Flittle....................................         3,354
Luella Goldberg.................................         6,521
William Hodder..................................         6,520
James Howard....................................         9,874
Randy James.....................................         6,521
Richard Knowlton................................         6,521
David Koch......................................         6,521
James Renier....................................         6,521
Robert C. Salipante.............................       117,818
John G. Turner..................................       559,227

      -- The aggregate number of shares underlying options that vested as a result of the execution of the merger agreement and the pre-tax value of such shares to the executives are approximately:

                                         NUMBER OF
                                     UNDERLYING SHARES      VALUE
                                     -----------------    ----------
John G. Turner.....................       559,227         $4,240,265
Robert C. Salipante................       117,818         $2,831,974
Wayne R. Huneke....................        78,786         $1,223,106
Michael J. Dubes...................        50,339         $  808,694
Ken U. Kuk.........................        57,476         $  964,649
All other executive officers as a
  group (3 individuals)............       140,225         $1,901,088

      -- Such amounts do not include any amounts payable for options that had vested prior to May 1, 2000.

     - Restricted Shares. ReliaStar's directors and executive officers hold shares of restricted ReliaStar common stock. Upon the execution of the merger agreement, the restricted stock became fully vested and all restrictions on the stock lapsed. The merger agreement provides for each holder of shares of unrestricted stock to be paid $54.00 per share in cash.

      -- The aggregate number of restricted shares held by non-employee directors, as a group, for which restrictions lapsed as a result of execution of the merger agreement is 41,532, with a pre-tax value of $2,242,728.

      -- The aggregate number of restricted shares for which restrictions lapsed as a result of the execution of the merger agreement and the pre-tax value of the restricted shares to the executives are approximately:

                                              NUMBER
                                             OF SHARES     VALUE
                                             ---------    --------
John G. Turner.............................    6,837      $369,198
Robert C. Salipante........................    2,473      $133,542
Wayne R. Huneke............................    2,134      $115,236
Michael J. Dubes...........................    1,975      $106,650
Ken U. Kuk.................................    2,033      $109,782
All other executive officers as a group (3
  individuals).............................    6,456      $348,624

      -- These amounts do not include any amounts payable for shares of ReliaStar common stock owned without restrictions as of May 1, 2000.

     - Incentive Plans. Participants in ReliaStar's long-term incentive plan became entitled to accelerated cash payments, at the performance level actually achieved or the "par" level, whichever is greater, as a result of the execution of the merger agreement. The amounts payable to ReliaStar's named executive officers under the long-term incentive plan as a result of the execution of the merger agreement are approximately:

                                                        PAYMENT
                                                        --------
John G. Turner........................................  $411,675
Robert C. Salipante...................................  $368,005
Wayne R. Huneke.......................................  $286,004
Michael J. Dubes......................................  $246,670
Ken U. Kuk............................................  $232,003
All other executive officers as a group (3
  individuals)........................................  $408,049

     - Supplemental Executive Retirement Plans. The execution of the merger agreement caused benefits under ReliaStar's supplemental executive retirement plans to vest for all participants.

     Future Employment. ING intends that ReliaStar's business unit executives will continue in their current or similar roles following completion of the merger. John G. Turner, ReliaStar's Chairman and Chief Executive Officer, will be Vice Chairman, a member of the three-person Executive Committee and General Manager of Mutual Funds for ING America Insurance Holdings, Inc. Robert C. Salipante, President and Chief Operating Officer of ReliaStar, will serve as President and Chief Executive Officer of the ING U.S. Life Group. Wayne R. Huneke, ReliaStar's Senior Executive Vice President, will become Executive Vice President and Chief Administrative Officer for ING's U.S. Financial Services operations.

     Mr. Huneke, Mr. Salipante and Mr. Turner have each agreed with ING to certain terms concerning their future employment. Each of these executives has agreed to two-year employment arrangements following the completion of the merger. The annual base salary will be $400,000 for Mr. Huneke, $500,000 for Mr. Salipante and $760,000 for Mr. Turner. Commencing January 1, 2001, these executives will participate in the ING Short-Term Incentive Plan and the ING Americas Restricted Performance Unit program at levels consistent with similarly situated ING executives. In addition, Mr. Huneke, Mr. Salipante and Mr. Turner have each agreed to terminate his current management employment agreement in consideration of ING's payment of an amount approximately equal to the present value of the amounts which would otherwise be payable under such current agreement in the event his employment was terminated. As a result of this arrangement, ING will credit a deferred compensation account in the amount of $1.5 million for Mr. Huneke and $2 million for Mr. Salipante, and Mr. Turner will receive $2.64 million in cash and ING stock options with a value of $1.36 million at the time of grant computed using the Black-Scholes method of valuation. Mr. Salipante and Mr. Huneke will also receive a restricted grant of ING ADR units equal to three times Mr. Salipante's base salary and one-and-one-half times Mr. Huneke's base salary, respectively. One third of these grants vest on each of the third, fourth and fifth anniversaries of the completion of the merger. Fifty percent of any unvested units would vest immediately upon Mr. Salipante's or Mr. Huneke's termination without cause. Mr. Huneke will also receive an additional $600,000 contribution to his deferred compensation account in lieu of a six-year age-and-service credit under ReliaStar's supplemental executive retirement plan.

     Directorships. After consummation of the merger, ING has agreed to take reasonable actions to seek an invitation by the supervisory board of ING to Luella G. Goldberg, a current director of ReliaStar, to join the supervisory board of ING as a full member, subject to Dutch law, which mandates that the supervisory board is responsible for appointing its own members and any appointments are subject to objection by the Works Council and ING's shareholders.

     ING has also agreed to appoint to the board of directors of ING America Insurance Holdings, Inc. four of the current directors of ReliaStar.

     Indemnification. Under the merger agreement, ReliaStar's directors have customary rights to continued indemnification against certain liabilities. The merger agreement provides that from the completion of the merger, ING will indemnify and hold harmless each present and former director and officer of ReliaStar against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of matters existing or occurring at or before the completion of the merger, to the fullest extent that ReliaStar would have been permitted under Delaware law and its certificate of incorporation or by-laws in effect on the date of the merger agreement to indemnify such person.

     The surviving corporation is obligated either to maintain ReliaStar's existing directors' and officers' liability insurance or to obtain directors' and officers' liability insurance that is substantially comparable to ReliaStar's existing insurance for a period of six years after the completion of the merger, so long as the annual premium for such insurance would not be in excess of 175% of the last annual premium paid for the insurance before the date of the merger agreement. However, if the existing directors' and officers' insurance or substantially comparable insurance cannot be acquired during the six-year period for not in excess of 175% of the last annual premium paid for the insurance before the date of the merger agreement, then the surviving corporation will obtain as much directors' and officers' insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 175% of the last annual premium paid for the insurance before the date of the merger agreement.

                       LITIGATION CHALLENGING THE MERGER

     ReliaStar and its directors are named as defendants in a purported class action entitled Hausser et al. v. Reliastar Financial Corp., Court File No. MC-00-005684, filed in the Fourth Judicial District, District Court, County of Hennepin, State of Minnesota. The complaint in the Hausser action alleges, among other things, that the defendants breached their fiduciary duties to shareholders of ReliaStar in connection with the negotiation and agreement of the merger, and in particular that the consideration to be received by shareholders in the merger is unfair and that the board did not fully inform itself concerning the alleged true value of ReliaStar and of the alternatives available to it. As relief, the complaint seeks, among other things, an injunction against completion of the merger, damages in an unspecified amount, rescission of the merger in the event it is completed, attorneys fees and other relief.

     Pursuant to an agreement in principle, counsel for plaintiffs in the Hausser action have agreed to settle the action in exchange for ReliaStar's agreement to amend the merger agreement to reduce from $140 million to $120 million the termination fee, which is payable by ReliaStar to ING America upon the occurrence of specified events, and to amend the stock option agreement to reduce from $150 million to $130 million the maximum profit that can be realized by ING America from the option and the termination fee. See the sections entitled "The Merger Agreement -- Termination and Termination Fee" and "The Stock Option Agreement -- Limitation on Profit." As part of the proposed settlement, ReliaStar also agreed to make certain additional disclosures in this prospectus/ proxy statement concerning various matters. In the event the settlement is approved by the court, all claims related to the merger will be released and class members such as the public shareholders of Reliastar will be barred from asserting such claims in the future. Plaintiffs' counsel expect to apply to the court for an award of fees to be paid by ReliaStar. Details of the proposed settlement, including the time and place of a hearing by the court, will be disseminated to shareholders at a future time.

                              THE MERGER AGREEMENT

     The following is a brief summary of the material provisions of the merger agreement. Because this summary is not a complete description of the merger agreement, we qualify it by reference to the merger agreement and urge you to read the merger agreement in its entirety for a complete description of the terms and conditions of the merger. We attach a copy of the merger agreement to this prospectus/proxy statement as Appendix A and incorporate it by reference in this prospectus/proxy statement.

THE MERGER

     The merger agreement provides that a wholly owned subsidiary of ING America will merge with and into ReliaStar. At the time of the merger, the Merger Sub will cease to exist and ReliaStar will become the surviving corporation in the merger.

COMPLETION OF THE MERGER

     Unless the parties to the merger agreement agree otherwise, the closing of the merger will take place after all of the conditions to the merger are fulfilled or waived. The merger will become effective upon filing a certificate of merger with the Secretary of State of Delaware. ReliaStar and ING have agreed to have the merger certificate filed as soon as practicable after the closing.

MERGER CONSIDERATION

     When the merger is completed,

     - each outstanding share of ReliaStar, excluding shares (i) owned by ING or ReliaStar, or by any of their respective subsidiaries, (ii) held by the ESOP, or (iii) owned by shareholders exercising appraisal rights, will be converted into the right to receive $54.00 in cash,

     - each outstanding share of ReliaStar held by the ESOP will be converted into the number of American Depositary Shares, also known as ADSs, each representing an interest in one ordinary share of ING, equal to the number derived by dividing

      -- $54.00 by

      -- the average of the closing prices for the ADSs for the ten trading days prior to the closing date as reported on the New York Stock Exchange, Inc. composite transactions reporting system,

     - each outstanding share of ReliaStar owned by ING or ReliaStar, or by any of their respective subsidiaries, will be canceled and retired without any payment, and

     - each outstanding share of common stock of Merger Sub will be converted into one share of common stock of the surviving corporation.

CERTIFICATE OF INCORPORATION, BY-LAWS, DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

     When the merger is completed,

     - the certificate of incorporation of Merger Sub will become the certificate of incorporation of the surviving corporation,

     - the by-laws of the Merger Sub will become the by-laws of the surviving corporation,

     - the directors of the Merger Sub will become the directors of the surviving corporation, and

     - the officers of ReliaStar will remain officers of the surviving corporation.

REPRESENTATION AND WARRANTIES

     The merger agreement contains various customary representations and warranties by ReliaStar, relating to, among other matters:

     - it and its subsidiaries' organization, good standing and qualification;

     - its capital structure;

     - its corporate power and authority to execute, deliver and perform its obligations under the merger agreement and the stock option agreement and to consummate the merger and the validity and enforceability of the merger agreement;

     - its board of directors' approval of the merger;

     - governmental and regulatory filings and approvals required for the merger;

     - non-violation of its governing instruments, agreements, permits or licenses by the execution, delivery and performance of the merger agreement and the stock option agreement and by the consummation of the merger;

     - it and its subsidiaries' reports and financial statements;

     - absence of certain changes since December 31, 1999;

     - absence of undisclosed litigation and liabilities;

     - it and its subsidiaries' employee benefits plans;

     - compliance with laws, regulations and permits;

     - inapplicability of any takeover statute or any anti-takeover provision of its certificate of incorporation and by-laws to the merger;

     - environmental matters;

     - taxes;

     - labor matters;

     - insurance;

     - intellectual property;

     - amendment of its rights agreement;

     - fees of brokers and finders;

     - its insurance business;

     - its liabilities and reserves;

     - its separate accounts;

     - it and its subsidiaries' material contracts;

     - its subsidiaries' investment management, advisory and sub-advisory contracts, investment company and advisory clients;

     - its broker/dealer operations; and

     - bank regulatory matters.

     The merger agreement also contains various representations and warranties by ING, ING America and Merger Sub, relating to, among other matters:

     - capitalization of ING and Merger Sub;

     - their organization, good standing and qualification;

     - their corporate power and authority to execute, deliver and perform their obligations under the merger agreement and to consummate the merger and the validity and enforceability of the merger agreement;

     - the governmental and regulatory filings and approvals required for the merger;

     - non-violation of their governing instruments, agreements, permits or licenses by the execution, delivery and performance of the merger agreement and by the consummation of the merger;

     - ING Group's reports and financial statements;

     - absence of certain changes with ING America since December 31, 1999; and

     - availability of adequate funds for ING America to perform its obligations under the merger agreement.

COVENANTS

     Interim Operation of Business. ReliaStar has agreed that, unless it has received ING's approval (which ING has agreed not to unreasonably withhold), prior to the completion of the merger:

     - it and its subsidiaries' business will be conducted in the ordinary course of business consistent with prior practice, and it will use all reasonable efforts to

      -- preserve its business organization and maintain its relations with customers, suppliers, regulators, creditors, employees and others,

      -- maintain material properties and assets in good condition, and

      -- maintain in effect all existing governmental permits;

     - it will not

      -- dispose of or encumber any capital stock it or its subsidiaries own,

      -- amend its governing instruments,

      -- split, combine or reclassify its outstanding shares of capital stock,

      -- declare, set aside or pay any dividend other than from its wholly owned subsidiaries and other than regular quarterly cash dividends not in excess of $0.22 per share, or

      -- acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock other than in connection with its stock plans;

     - neither it nor its subsidiaries will

      -- issue, dispose of or encumber any shares of, or securities convertible into or exercisable for, or any agreements to acquire, any shares of its capital stock or any voting debt or any other property or assets,

      -- other than in the ordinary course, dispose of or encumber any other property or assets or incur or modify any material liability,

      -- incur any indebtedness with a maturity of one year or more,

      -- commit to any capital expenditures in excess of five million dollars in the aggregate above those contemplated by its year 2000 financial plans, or

      -- other than portfolio investments made in the ordinary course, make any investment in any entity;

     - neither it nor its subsidiaries will

      -- except as required by law or contractual obligations, change any grants or award under any benefit plan, or modify any benefit plan, or

      -- except in the ordinary course, increase any compensation of any employee;

     - neither it not its subsidiaries will

      -- settle or compromise certain specified litigation or settle or compromise any other claims or litigation for an amount in excess of two million dollars individually,

      -- except in the ordinary course, discharge any material liabilities or obligations, or

      -- except in the ordinary course, enter into, modify or terminate any material contract or waive, release or assign any material rights or claims;

     - it will not make any tax election or permit any insurance policy naming it as a beneficiary to be terminated except in the ordinary course;

     - neither it nor its subsidiaries will agree to materially limit their ability

      -- to sell any product or service, engage in any line of business, or

      -- to compete with or to obtain products or services from any person;

     - neither it nor its subsidiaries will enter into or materially amend or cancel any agreement that is material to them on a consolidated basis;

     - neither it nor its subsidiaries will make any significant change in accounting methods or controls except to conform to changes in generally accepted accounting principles or regulatory requirements;

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

     - other than consistent with their investment guidelines, neither it nor its subsidiaries will intentionally and materially alter the mix of its investment assets or the duration or credit quality of the assets;

     - other than consistent with past practices, neither it nor its subsidiaries will intentionally and materially alter the profile of the insurance liabilities or the pricing practices of its life insurance subsidiaries;

     - it will not materially amend, modify or terminate the merger agreement with Lexington Global Asset Managers, Inc. or waive any material provision under that agreement;

     - neither it nor its subsidiaries will cause any of its representations and warranties to become materially untrue; and

     - neither it nor its subsidiaries will agree to do any of the above.

     No Solicitation of Acquisition Proposals. ReliaStar has agreed that neither it nor its subsidiaries nor its or its subsidiaries' officers or directors will, and that it will direct and use its best efforts to cause it and its subsidiaries' employees, agents and representatives not to,

     - initiate, solicit or encourage any inquiries or the making of any proposal or offer with respect to,

     - engage in any negotiations concerning,

     - provide any confidential information or data to, or have any discussions with, any person relating to, or

     - otherwise facilitate any effort or attempt to make or implement a merger, reorganization, share exchange or similar transaction, or a purchase of 10% or more of the assets or any equity securities of, it or any of its subsidiaries (which is defined in the merger agreement as an "acquisition proposal").

     However, ReliaStar or its board of directors may

     1. provide information in response to a request by a person who has made an unsolicited bona fide written acquisition proposal if

     - the ReliaStar board of directors receives from the person so requesting such information an executed confidentiality agreement on terms substantially equivalent to those contained in the confidentiality agreement between ING and ReliaStar, and

     - the ReliaStar board of directors determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their respective fiduciary duties under applicable law,

     2. engage in any negotiations or discussions with any person who has made an unsolicited bona fide written acquisition proposal, or recommend such an acquisition proposal to the shareholders of ReliaStar if and only to the extent that

     - the ReliaStar board of directors determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their respective fiduciary duties under applicable law, and

     - the ReliaStar board of directors also determines in good faith (after consultation with its financial advisor) that such an acquisition proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and would, if consummated, result in a transaction more

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

       favorable to ReliaStar's shareholders from a financial point of view than the merger (any such more favorable acquisition proposal is defined in the merger agreement as a "superior proposal"), and

     3. comply with Rules 14d-9 and 14e-2 (relating to the obligation of the board of directors to respond to a tender offer) promulgated under the Securities Exchange Act of 1934 with regard to an acquisition proposal.

     In addition, ReliaStar has agreed to notify ING immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives, and thereafter will keep ING informed, on a current basis, of the status of any such proposals or offers and the status of any such discussions or negotiations.

     ReliaStar has agreed to cease and cause to be terminated any existing activities, discussions or negotiations with any party with respect to any acquisition proposal conducted before entering into the merger agreement.

     As discussed below, ReliaStar may terminate the merger agreement if it receives and accepts a superior proposal.

     Accuracy of Prospectus/Proxy Statement. ING, ING America and ReliaStar each agreed that none of the information supplied by it for inclusion or incorporation by reference in

     - the registration statement of which this prospectus/proxy statement forms a part, to be filed in connection with the merger, at the time of effectiveness, or

     - this prospectus/proxy statement, at the time of mailing to shareholders and at the time of the meeting of shareholders,

will contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of them also agreed that the registration statement will materially comply with the U.S. securities laws and regulations.

     Shareholders Meeting. ReliaStar agreed to convene a meeting of shareholders to vote upon the approval of the merger agreement as promptly as reasonably practicable after the execution of the merger agreement. It further agreed that, subject to its board of directors' fiduciary obligations, the board will recommend and solicit the approval of the merger agreement.

     Filings, Other Actions, Notification. ING, ING America and ReliaStar, agreed that

     - each of them will use their best reasonable efforts to promptly

      -- prepare and file the registration statement and the prospectus/proxy statement,

      -- have the registration statement declared effective,

      -- after the registration statement is declared effective, mail the prospectus/proxy statement to the shareholders, and

      -- obtain before the effective date of the registration statement all state securities laws, state insurance laws or "blue sky" permits and approvals required in connection with the merger;

     - they will cooperate with each other and use their respective best reasonable efforts to consummate and make effective the merger, except that ING or ING America are not required, in connection with the receipt of any regulatory approval, to offer to, or agree to

      -- sell or hold separate and agree to sell, divest or to discontinue to or limit, any assets, businesses, or interest in any assets or businesses of ING, ING America or ReliaStar or any of their respective affiliates (or to consent to any sale, or agreement to sell, or discontinuance or limitation by ING, ING America or ReliaStar, as the case may be, of any of its assets or businesses) or

      -- agree to any conditions relating to, or changes or restriction in, the operations of any such asset or businesses which, in either case, is reasonably likely to have a material adverse effect on the financial condition, properties, business or annual results of operations of ReliaStar and its subsidiaries, taken as a whole, or a material adverse effect on the financial condition, properties, business or annual results of operations of ING and its subsidiaries, taken as a whole;

     - each of them will furnish the other with all information necessary for any governmental or regulatory filing made in connection with the merger;

     - each of them will promptly provide the other with copies of all filings or communications with any governmental entity made in connection with the merger and ReliaStar will notify ING of any change that is reasonably likely to have a material adverse effect on ReliaStar; and

     - each of them will cooperate and use their best reasonable efforts to defend against any proceeding questioning the validity or legality of the merger agreement, the stock option agreement or the merger.

     Access. Subject to applicable laws and some other limitations, ReliaStar agreed to allow ING America's representatives reasonable access prior to the completion of the merger to its properties, books, contracts and records.

     Stock Exchange. ING and ING America agreed to use their reasonable best efforts to list the ADSs to be issued under the merger agreement on the NYSE. ReliaStar agreed to use its best efforts to de-list from the NYSE and de-register under the Exchange Act all the shares of its common stock after the completion of the merger.

     Publicity. Subject to applicable law, each party to the merger agreement agreed not to make any public announcement or any filings with any third party with respect to the merger without consulting with, and obtaining the prior consent of, the other parties.

     Benefits, Options. ReliaStar agreed that, immediately before completion of the merger, it will use its reasonable best efforts to

     - convert its stock options into the right to receive cash in an amount equal to the excess of $54.00 over the exercise price of such options, multiplied by the number of shares subject to options; and

     - convert rights to receive its stock under its benefit plans, other than the ESOP and its stock option plans, into the right to receive cash in an amount equal the total number of shares subject to such right multiplied by $54.00.

     ING America agreed that after the merger and until December 31 of the year in which the merger is completed, all ReliaStar employees will continue to be provided with benefits substantially comparable to those currently provided to those employees by ReliaStar.

     ING America agreed that after completion of the merger,

     - it will generally take into account the service of ReliaStar employees under ING America's plans for which ReliaStar employees will be eligible to participate;

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

     - ReliaStar employees will be immediately eligible to participate in new benefit plans, to the extent coverage under a new plan replaces coverage under a comparable benefit plan in which the employee participated immediately prior to the completion of the merger, and to cause pre-existing condition exclusions and actively-at-work requirements of such new benefit plans to be waived and to have any eligible payments made by an employee before the completion of the merger count toward deductible, co-pay and maximum out of pocket expenses, where applicable; and

     - each bonus payable after the merger under ReliaStar's executives' current incentive programs will be paid in cash.

     Expenses. The parties agreed that each will pay its own expenses in connection with the merger, except that expenses incurred in connection with filing, printing and mailing of the registration statement and the prospectus/proxy statement will be shared equally by ReliaStar and ING America.

     Indemnification. The merger agreement provides that from the completion of the merger, ING will indemnify and hold harmless each present and former director and officer of ReliaStar against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of matters existing or occurring at or before the completion of the merger, to the fullest extent that ReliaStar would have been permitted under Delaware law and its certificate of incorporation or by-laws in effect on the date of the merger agreement to indemnify such person.

     The surviving corporation is obligated either to maintain ReliaStar's existing directors' and officers' liability insurance or to obtain directors' and officers' liability insurance that is substantially comparable to ReliaStar's existing insurance for a period of six years after the completion of the merger, so long as the annual premium for such insurance would not be in excess of 175% of the last annual premium paid for the insurance before the date of the merger agreement. However, if the existing directors' and officers' insurance or substantially comparable insurance cannot be acquired during the six-year period for not in excess of 175% of the last annual premium paid for the insurance before the date of the merger agreement, then the surviving corporation will obtain as much directors' and officers' insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 175% of the last annual premium paid for the insurance before the date of the merger agreement.

     Compliance with Investment Company Act of 1940 Act Section 15. ReliaStar has agreed that before the closing of the merger, it will use reasonable best efforts to ensure compliance with Section 15(f) of the Investment Company Act of 1940, as amended, so that the merger will comply with Section 15(f) immediately after the closing, including to ensure that at the time of closing at least 75% of the board of directors or trustees of each mutual fund are not "interested persons" under the Investment Company Act of the surviving corporation or ReliaStar.

     ING America has agreed to use reasonable best efforts to ensure compliance with Section 15(f) and for three years after the closing, will, insofar as is under its control, ensure that the board of directors or trustees of each mutual fund will be not "interested persons" under the Investment Company Act and the merger will not impose an "unfair burden" within the meaning of the Investment Company Act.

     Mutual Fund Contracts, Distribution Plans and Boards. ReliaStar agreed to use reasonable best efforts

     - to cause the consideration and approval by the board of directors of each mutual fund and, if required, by that mutual fund's securityholders of

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

      -- a new investment contract with the same advisory entity to become effective upon the merger, on the same material terms as are in effect in the investment contract existing before the merger is completed, and

      -- an amended Rule 12b-1 distribution plan, on the same material terms as are in effect in the Rule 12b-1 distribution plan existing before the merger is completed;

     - to encourage the board of directors of each mutual fund

      -- to nominate, so as to constitute a majority of the independent directors of the board, individuals who are currently serving as independent directors of the investment companies that are advised by an affiliate of ING America, and

      -- to nominate one interested director that is selected by ING America.

     Non-Mutual Fund Advisory Contracts. ReliaStar agreed to notify each advisory client of the merger and use reasonable best efforts to obtain all necessary consents of each advisory client to the assignment of its advisory contract.

     Qualification of the Mutual Funds; Mutual Fund Boards. Subject to its fiduciary duties, ReliaStar agreed to use reasonable best efforts to cause the mutual funds to take no action that would prevent any mutual fund from qualifying as a regulated investment company or that would be inconsistent with any mutual fund's prospectus or other materials.

     Other Actions by ReliaStar and ING America.  The parties also agreed that

     - ReliaStar's board of directors will take all necessary action to terminate the outstanding preferred stock purchase rights under ReliaStar's rights agreement immediately before the completion of the merger; and

     - if any takeover law becomes applicable to the merger, the parties will act to eliminate or minimize the effects of such law.

     Board Appointments. ING and ING America agreed that, after the completion of the merger,

     - ING will take reasonable actions to seek an invitation by the supervisory board of ING to Luella G. Goldberg, a current director of ReliaStar, to join the supervisory board of ING as a full member, subject to Dutch law, which mandates that the supervisory board is responsible for appointing its own members and any appointments require approval of ING's shareholder and Works Council, and

     - ING America will cause to be elected to its board of directors four current directors of ReliaStar.

CONDITIONS

     Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party are subject to the satisfaction or waiver of each of the following conditions at or before the completion of the merger:

     - ReliaStar shareholders will adopt the merger agreement;

     - the waiting period applicable to the consummation of the merger under the HSR Act and applicable insurance laws expires or terminates and all notices, reports and other filings required to be made before the completion of the merger with, and all consents, registrations, approvals, permits and authorizations required to be obtained before the completion of the merger from, any governmental entity in connection with the merger are made or obtained (as the case may be), other than (in the case of jurisdictions other than the United States, the

       United Kingdom and the Netherlands) those the failure of which to make or obtain are not, individually or in the aggregate, reasonably likely

      -- to be material to ReliaStar and its subsidiaries, or ING and its subsidiaries, taken as a whole,

      -- to materially and adversely impact the reasonably anticipated economic and business benefits to ING and its subsidiaries of the merger,

      -- to result in criminal liability or a more than insignificant civil fine or other penalty against ING or ReliaStar, or any of their respective subsidiaries or affiliates, or

      -- to result in ING and its subsidiaries being prohibited from conducting, or materially limited in their ability to conduct, business in any jurisdiction;

     - no governmental entity

      -- restrains, enjoins or otherwise prohibits the consummation of the merger, or

      -- institutes or threatens to institutes any proceeding that seeks to restrict the merger;

     - the ADSs issuable under the merger agreement are authorized for listing on the NYSE upon official notice of issuance;

     - the registration statement of which this prospectus/proxy statement forms a part becomes effective; and

     - ING and ING America receives all state securities law, insurance securities law and blue sky permits and approvals necessary for the merger.

     Conditions to Obligations of ING America and ING Merger Subsidiary. The obligations of ING America and Merger Sub to effect the merger are also subject to the satisfaction or waiver of each of the following conditions at or before the completion of the merger:

     - the representations and warranties of ReliaStar in the merger agreement which are qualified by the term "company material adverse effect" are each true and correct as so qualified as of the date of the merger agreement and as of the closing date as though made on and as of the closing date (except to the extent any of representation or warranty expressly speaks as of an earlier date),

     - the representations and warranties of ReliaStar in the merger agreement dealing with organization, good standing and qualification, capital structure, authority, approval and fairness, takeover statutes and shareholder rights plan that are not qualified by the term "company material adverse effect" are each true and correct in all material respects as of the date of the merger agreement and as of the closing date as though made on and as of the closing date (except to the extent any such representation or warranty expressly speaks as of an earlier date), and

     - the representations and warranties of ReliaStar in the merger agreement not described in the preceding two paragraphs (without giving effect to any qualifications as to materiality or other similar qualifications) are true and correct as of the date of the merger agreement and as of the closing date as though made on and as of the closing date (except to the extent any such representation or warranty expressly speaks as of an earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualifications as to materiality or other similar qualifications) would not be, individually or in the aggregate, reasonably likely to have a "company material adverse effect."

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

       As used in the merger agreement, the term "company material adverse effect" means a material adverse effect on the financial condition, properties, business or annual results of operations of ReliaStar and its subsidiaries taken as a whole, except to the extent that such adverse effect results from (i) general economic conditions or changes therein,
       (ii) financial market fluctuations or conditions, (iii) adverse economic or regulatory changes or effects in or affecting the financial services industry, insurance industry or asset management industry generally or
       (iv) the announcement of the merger;

     - ReliaStar performs in all material respects its obligations under the merger agreement and stock option agreement;

     - ReliaStar obtains all necessary consents and approvals, except for those the failure of which to obtain are not likely to have a "company material adverse effect" or prevent, materially delay or materially impair the consummation of the merger, and no governmental approval requires ING or ING America to

      -- sell or hold separate and agree to sell, divest or to discontinue to or limit, before or after the completion of the merger, any assets, businesses, or interest in any assets or businesses of ING, ING America or ReliaStar or any of their respective affiliates (or to consent to any sale, or agreement to sell, or discontinuance or limitation by ING, ING America or ReliaStar, as the case may be, of any of its assets or businesses) or

      -- agree to any conditions relating to, or changes or restriction in, the operations of any such asset or businesses which, in either case, is reasonably likely to have a material adverse effect on the financial condition, properties, business or annual results of operations of ReliaStar and its subsidiaries, taken as a whole, or a material adverse effect on the financial condition, properties, business or annual results of operations of ING and its subsidiaries, taken as a whole; and

     - the approvals relating to new investment contracts and amended Rule 12b-1 distribution plans for each mutual fund are obtained for mutual funds representing at least 75% of the total assets under management, as measured by the aggregate of the net assets of the open-end and closed-end mutual funds, as adjusted to eliminate increases or decreases attributable exclusively to positive or negative changes in the market value of portfolio assets as of the date of the merger agreement.

     Conditions to Obligations of ReliaStar. The obligations of ReliaStar to effect the merger are also subject to the satisfaction or waiver of each of the following conditions at or before the completion of the merger:

     - the representations and warranties of ING, ING America and Merger Sub in the merger agreement which are qualified by the term "parent material adverse effect" are each true and correct as so qualified as of the date of the merger agreement and as of the closing date as though made on and as of the closing date (except to the extent any of representation or warranty expressly speaks as of an earlier date),

     - the representations and warranties of ING, ING America and Merger Sub in the merger agreement dealing with capitalization, organization, good standing and qualification and corporate authority which are not qualified by the term "parent material adverse effect" are each true and correct in all material respects as of the date of the merger agreement and as of the closing date as though made on and as of the closing date (except to the extent any such representation or warranty expressly speaks as of an earlier date), and

     - the representations and warranties of ING, ING America and Merger Sub in the merger agreement not described in the preceding two paragraphs (without giving effect to any qualifications as to materiality or other similar qualifications) are true and correct as of the date of the merger agreement and as of the closing date as though made on and as of the closing date (except to the extent any such representation or warranty expressly speaks as of an earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualifications as to materiality or other similar qualifications) would not be, individually or in the aggregate, reasonably likely to have what is referred to in the merger agreement as a "parent material adverse effect."

       As used in the merger agreement, the term "parent material adverse effect" means a material adverse effect on the financial condition, properties, business or annual results of operations of ING and its subsidiaries taken as a whole, except to the extent that such adverse effect results from (i) general economic conditions or changes therein,
       (ii) financial market fluctuations or conditions, (iii) adverse economic or regulatory changes or effects in or affecting the financial services industry, banking industry, insurance industry or asset management industry generally or (iv) the announcement of the merger, or any effect which prevents, materially delays or materially impairs the consummation of the merger;

     - each of ING, ING America and Merger Sub performs in all material respects its obligations under the merger agreement; and

     - ING obtains all necessary consents and approvals.

TERMINATION AND TERMINATION FEE

     The merger agreement may be terminated and the merger abandoned at any time before the completion of the merger

     - by mutual consent of ReliaStar and ING America;

     - by either ING America or ReliaStar if

      -- the merger is not completed by March 31, 2001, subject to a two-month extension in limited circumstances if regulatory approvals are not obtained, except that a party may not terminate the agreement if it has materially breached an obligation under the merger agreement which has proximately contributed to the failure of the merger to be consummated by that date,

      -- the approval of ReliaStar's shareholders of the merger is not obtained at a meeting duly called for that purpose or at an adjournment or postponement of that meeting,

      -- any order of a governmental entity permanently restraining consummation of the merger becomes final and non-appealable, or

      -- any law is in effect or adopted or issued which prohibits the merger;

     - by ReliaStar if

      -- ING America or Merger Sub materially breaches any representation, warranty, covenant or agreement contained in the merger agreement that is not curable and that would cause the condition relating to ING America's or Merger Sub's representations, warranties or obligations pursuant to the merger agreement not to be satisfied or to be incapable of being satisfied, or

      -- at any time before obtaining the approval of the merger by ReliaStar's shareholders, ReliaStar's board of directors determines in good faith, on the basis of the advice of its financial advisors and outside counsel, in response to a superior proposal, but if, and only if, ReliaStar substantially concurrently with such termination enters into a definitive agreement containing the terms of a superior proposal, and provided, however, that ReliaStar may not so terminate the merger agreement unless ReliaStar complies with (1) its obligations under the merger agreement regarding acquisition proposals and (2) all applicable requirements of the merger agreement, including the payment of the termination fee, and provided further that ReliaStar may not exercise this right to terminate the merger agreement pursuant to the foregoing until after five business days following ING America's receipt of written notice advising ING America that ReliaStar's board of directors has received a superior proposal and that the board of directors will cause ReliaStar to accept such superior proposal, specifying the material terms and conditions of, and identifying the person making, the superior proposal;

     - by ING America if

      -- the board of directors of ReliaStar withdraws or adversely modifies its adoption or recommendation of the merger agreement or approves or recommends a proposal of another company,

      -- ReliaStar materially breaches any representation, warranty, covenant or agreement contained in the merger agreement that is not curable that would cause the condition relating to ReliaStar's representations, warranties or obligations pursuant to the merger agreement not to be satisfied or to be incapable of being satisfied, or

      -- any securities or assets are issued or delivered pursuant to ReliaStar's rights agreement.

     ReliaStar agreed that it will pay ING America a termination fee of $120 million and ING's out-of-pocket expenses of up to $5 million, if

     - ING America terminates the merger agreement because the board of directors of ReliaStar withdraws or adversely modifies its adoption or recommendation of the merger agreement or approves or recommends a proposal of another company, or

     - subject to the conditions described above, ReliaStar's board of directors determines in good faith, on the basis of the advice of its financial advisors and outside counsel, in response to an acquisition proposal that was unsolicited and that did not otherwise result from a breach of ReliaStar's obligations under the merger agreement, that such proposal is a superior proposal, but if, and only if, ReliaStar substantially concurrently with such termination enters into a definitive agreement containing the terms of a superior proposal.

     ReliaStar has also agreed to pay ING,

     - its out-of-pocket expenses of up to $5 million if ReliaStar terminates the merger agreement because the approval of ReliaStar's shareholders of the merger has not been obtained at a meeting duly called for that purpose or at an adjournment or postponement of that meeting, plus

     - $120 million if, before the ReliaStar's shareholders meeting, another entity's acquisition proposal became public or another entity publicly disclosed its intention to make an acquisition proposal, and, within fifteen months from the date of termination of the merger agreement, ReliaStar enters into an agreement with respect to an acquisition proposal or an acquisition involving ReliaStar is consummated.

     ReliaStar further agreed to pay ING

     - its out-of-pocket expenses of up to $5 million if ING America terminates the merger agreement because ReliaStar materially breaches any representation, warranty, covenant or agreement contained in the merger agreement that is not curable and that would cause the

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

condition relating to ReliaStar's representations, warranties or obligations pursuant to the merger agreement not to be satisfied or to be incapable of being satisfied, plus

     - $120 million if ReliaStar's breach is deliberate and, before the termination of the merger agreement, another entity's acquisition proposal was made to ReliaStar or became public, and, within fifteen months from the date of termination of the merger agreement, ReliaStar enters into an agreement with respect to an acquisition proposal or an acquisition involving ReliaStar is consummated.

MISCELLANEOUS AND GENERAL

     The merger agreement also provides that

     - some portions of the merger agreement will survive the termination,

     - the parties may amend the merger agreement only by a written agreement,

     - the conditions to each party's obligations to consummate the merger may be waived only by that party,

     - the merger agreement is to be governed by the Delaware law, and the parties submit to the jurisdiction of the federal courts located in Delaware with respect to the controversies arising out of the merger and waive their rights to jury trial, and

     - the merger agreement is not assignable.

                           THE STOCK OPTION AGREEMENT

     The following is a brief summary of the material provisions of the stock option agreement. Because this summary is not a complete description of the stock option agreement, we qualify it by reference to the stock option agreement and urge you to read the stock option agreement in its entirety for a complete description of the terms and conditions of the option. We attach a copy of the stock option agreement to this prospectus/proxy statement as Appendix B and incorporate it by reference in this prospectus/proxy statement.

THE OPTION

     As an inducement to ING to enter into the merger agreement, ReliaStar granted to ING America an option to purchase up to 8,873,630 shares of ReliaStar's common stock at $54.00 per share.

     If any additional shares of ReliaStar's common stock become outstanding after the date of the stock option agreement, the number of shares purchasable upon exercise of the option would be automatically increased to equal 9.9% of ReliaStar's outstanding common stock. Also, the number of shares purchasable upon exercise of the option is limited to 9.9% of ReliaStar's outstanding common stock without giving effect to the shares issued or issuable under the option.

EXERCISE OF THE OPTION

     The option will become exercisable if the merger agreement terminates and ING America becomes entitled to receive the termination fee of $120 million under the merger agreement.

     Once the option is exercisable, the holder of the option may exercise the option by delivering to ReliaStar a written notice.

     The right to purchase ReliaStar shares under the option terminates upon either

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

     - the completion of the merger, or

     - the close of business on the earlier of

      -- the day 180 days after the date that ING America becomes entitled to receive the termination fee under the merger agreement, which may be extended if there is a legal impediment to exercise the option, and

      -- the date that ING America is no longer potentially entitled to receive the termination fee under the merger agreement for a reason other than that it has already received the termination fee.

The stock option agreement provides for the procedure that the parties must follow if the option becomes exercisable.

REPURCHASE OF OPTION/SHARES

     ReliaStar agreed that after the option becomes exercisable and at the request of an option holder delivered within a time period specified in the stock option agreement, it will repurchase

     - the option, in whole or in part, at a price equal to the number of shares purchasable upon exercise of the option (or a lesser number specified in the notice) multiplied by the amount derived by subtracting $54.00 from the "market/offer price," and

     - any shares that have been issued pursuant to the option at a price equal to the number of shares specified multiplied by the "market/offer" price.

     The "market/offer price" means the highest of (1) the highest price per share at which an acquisition proposal has been made, (2) the price per share to be paid pursuant to an agreement relating to an acquisition proposal with ReliaStar and (3) the highest trading price for the shares on the NYSE within the previous 120 days.

     ING America agreed that, at ReliaStar's request made after the tenth day following a closing of the sale of shares pursuant to the option and not later than 120 days after the termination of the option, ReliaStar may repurchase from ING America all the shares issued under the option at a price equal to the greater of the "market/offer" price or $54.00.

LIMITATION ON PROFIT

     ING America agreed that in no event will its total profit from the option (including amounts payable under its repurchase rights), taken together with the termination fee payable under the merger agreement, exceed $130 million.

     The stock option agreement provides for the procedure to be followed by the parties to avoid the situation in which ING America's total profit would exceed $130 million.

REGISTRATION

     After the option becomes exercisable and at the request of ING America, ReliaStar will prepare, file and keep current a shelf registration statement covering all shares issued or issuable under the option, and ReliaStar will then use its best efforts to cause the registration statement to become effective and to remain effective for one year or until ING America sells all the option shares.

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

EFFECT OF STOCK OPTION

     The execution of the stock option agreement and/or the issuance of the shares subject to the stock option agreement may delay or make more difficult an acquisition of ReliaStar by a person other than ING.

                                APPRAISAL RIGHTS

     Holders of shares of ReliaStar common stock receiving the cash payment of $54.00 per share have the right to have their shares of ReliaStar common stock appraised by the Delaware Court of Chancery in order to receive the appraised value of such ReliaStar common stock.

     With respect to shares of ReliaStar common stock held by the ESOP, the participants in the plan are not the record holders of the stock and are thus not eligible to exercise appraisal rights under Delaware law. The ESOP trustee has sole discretion to make the determination to assert appraisal rights with respect to shares for which the trustee receives directions to vote against adoption of the merger agreement. The trustee's decision regarding appraisal rights is subject to its fiduciary duty under ERISA.

     A holder seeking to exercise his or her right of appraisal must comply with
Section 262 of the Delaware General Corporation Law in order to have this right. THE STATUTORY RIGHT OF APPRAISAL GRANTED BY SECTION 262 REQUIRES STRICT COMPLIANCE WITH THE PROCEDURES SET FORTH IN THAT STATUTE. FAILURE TO FOLLOW ANY OF THOSE PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF THE APPRAISAL RIGHTS. The full text of Section 262 is attached to this prospectus/proxy statement as Appendix D.

     If you elect to exercise appraisal rights under Section 262, you must strictly comply with the requirements of that statute, including the following:

     - delivery of a written demand for appraisal to ReliaStar before the vote on the adoption of the merger agreement;

     - holding the shares until after the completion of the merger;

     - not voting in favor of adopting the merger agreement;

     - not exchanging your shares; and

     - filing a petition with the Delaware Court of Chancery.

     If you wish to seek appraisal of your shares, you should initiate all necessary action with respect to your appraisal rights within the time periods and in the manner prescribed in Section 262. The written demand called for by
Section 262 should be delivered to ReliaStar Financial Corp., 20 Washington Avenue South, Minneapolis, Minnesota 55401, Attention: Corporate Secretary.

     If you are considering seeking appraisal, you should be aware that the fair value of your shares of ReliaStar common stock determined under Section 262 could be more than, the same as, or less than the value of the consideration to be received under the merger agreement.

     IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF DELAWARE LAW, IF YOU ARE CONSIDERING EXERCISING YOUR APPRAISAL RIGHTS YOU SHOULD CONSULT YOUR LEGAL ADVISER.

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

                        COMPARISON OF SHAREHOLDER RIGHTS

     At the completion of the merger, shares of ReliaStar common stock held by the ESOP will be converted into ING ADSs representing bearer receipts, each of which represents one ordinary share of ING.

     Bearer receipts, which are negotiable instruments under Netherlands law, are issuable by the Stichting Administratiekantoor ING Groep, which we refer to as the trust, pursuant to the terms of the trust's articles of association (Statuten) and the related conditions of administration (Administratievoorwaarden) (which, when read together, are the trust agreement). The trust agreement governs the rights of the holders of bearer receipts relative to the trust. Each bearer receipt represents an interest in one ING ordinary share, nominal value one guilder, held by the trust. As of December 31, 1999, the trust held approximately 966,541,306 ordinary shares of ING, which represents 99.9% of the ING ordinary shares outstanding. The bearer receipts are traded on the AEX Stock Exchange in the Netherlands. There are no limitations under Netherlands law on the rights of non-residents or non-citizens to hold or vote the bearer receipts of ordinary shares, other than the general limitations described below.

     Each ADS represents one bearer receipt. The ADSs are listed on the New York Stock Exchange under the symbol "ING," and are the principal form in which the bearer receipts are traded in the United States. The bearer receipts represented by the ADSs are held by Morgan Guaranty Trust Company of New York, as the depositary, pursuant to the terms of a deposit agreement.

     The rights of holders of bearer receipts are governed by ING Group's articles, the trust agreement and Netherlands law, each of which differ in material respects from ReliaStar's certificate of incorporation, ReliaStar's by-laws and Delaware law. The following is a summary of certain material differences between the rights of holders of shares of ReliaStar common stock and holders of bearer receipts and ordinary shares. Because holders of ADSs have substantially the same rights as holders of bearer receipts, this section generally refers to the rights of holders of bearer receipts (without separately discussing the rights of ADS holders as such).

     The description of the ING articles, the trust agreement, the deposit agreement and applicable provisions of Netherlands law set forth below does not purport to be complete and is qualified in its entirety by reference to the ING articles, the trust agreement, the deposit agreement and the applicable provisions of Netherlands law referred to in such description. The ING articles and the trust agreement are incorporated by reference in the registration statement of which this prospectus/proxy statement forms a part.

AMENDMENT OF CONSTITUENT DOCUMENTS

     Under Delaware law, amendments to a corporation's certificate of incorporation require a recommendation by the board of directors, followed by the approval of a majority of the votes entitled to be cast and a majority of the outstanding stock of each class entitled to vote thereon as a class.

     ReliaStar's certificate of incorporation requires a 75% shareholder vote to alter, amend or repeal, or adopt any provisions inconsistent with: (i) Article Fourth, which relates to the capital stock of ReliaStar; (ii) Sections 2, 4, 7, 8, 9, 10, 11 and 12 of Article Sixth, which relate to the board of directors;
(iii) Article Seventh, which relates to certain business combinations; and (iv) Article Tenth, which relates to the alteration, amendment or repeal of ReliaStar's certificate of incorporation. If, however, the Board of Directors recommends such alteration, amendment, repeal or adoption, and a majority of the Board members are eligible to serve as "continuing directors," as defined in ReliaStar's certificate of incorporation, such 75% shareholder vote is not necessary.

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

     In the case of ING, only the management board of the trust may amend the trust's articles of association. A resolution of the trust's management board to amend the trust's articles of association must be adopted in a meeting of the management board in which all members of the management board are present or represented. In addition, the prior approval of the Executive Board of ING Group and the AEX Stock Exchange is required. The trust's management board may only adopt such a resolution if there are no vacancies on the management board.

     Resolutions to amend the ING articles may only be adopted upon a proposal by the Executive Board that is approved by the Supervisory Board and voted on at a general meeting of the shareholders. Such resolution must generally be approved by at least two-thirds of the votes cast at a general meeting of shareholders at which at least two-thirds of the issued share capital is represented.

VOTING RIGHTS

     Under Delaware law and ReliaStar's certificate of incorporation, each holder of shares is entitled to one vote per share.

     Under Netherlands law, ordinary shares have one vote per share. Holders of bearer receipts are entitled to attend and speak at general meetings of shareholders of ING, but, except as described below, are not entitled to exercise any voting rights with respect to the ordinary shares that underlie the bearer receipts which are owned by the trust. However, whenever the trust deems necessary or desirable, the trust may consult holders of bearer receipts to the degree and subject to such terms and conditions it considers appropriate. The trust reserves the right to decide its vote of the ordinary shares without consulting the holders of bearer receipts.

     The trust is required, under the terms of the trust agreement, to make use of the voting rights associated with the ordinary shares of ING in such a manner that:

     - the interests of ING and of the enterprises sustained by ING and the companies affiliated as a group with ING are served;

     - the interests of ING and of those enterprises and all parties concerned are safeguarded as well as possible; and

     - influences which could violate the independence, the continuity or the identity of ING and those enterprises contrary to the aforementioned interests are barred to the greatest extent possible.

     However, the trust will, at the request of a holder of bearer receipts, grant a proxy permitting such holder to vote the number of its ordinary shares that corresponds to the number of bearer receipts held by such holder if the following conditions are met:

     - the holder of bearer receipts must be a natural person;

     - the relevant holder of bearer receipts must have deposited his or her bearer receipts with the trust no later than on the second stock exchange day before the day of the general meeting of shareholders observing the provisions laid down in ING's articles;

     - the number of ordinary shares to which the voting proxy relates will not exceed one percent of the total issued ordinary share capital of ING. This percentage will be reduced by the percentage of the ordinary share capital of ING that is held by such holder of bearer receipts himself or herself in the form of registered ordinary shares as opposed to bearer receipts;

     - the relevant holder of bearer receipts may not delegate the powers conferred upon him or her by means of the voting proxy;

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

     - the voting proxy will be valid for one specific general meeting of shareholders that has been designated in the voting proxy and will expire at the end of that meeting.

     Because the ESOP is not a natural person, participants in the ESOP will not be able to use the proxy mechanism described above with respect to shares held through the ESOP.

     In order to vote at a general meeting of shareholders, holders of ordinary shares (including those voting by proxy) must notify ING in writing of their intention to attend the meeting no later than the fourth AEX Stock Exchange day before the day of the meeting.

SHAREHOLDERS' MEETINGS

     Under Delaware law, unless directors are elected by written consent, an annual meeting of shareholders must be held in a manner provided in the by-laws and may be ordered by the Court of Chancery, upon the application of any shareholder or director, if an annual meeting is not held within thirty days after the date designated for such meeting, or if no date has been designated for a period of thirteen months after the latest to occur of the last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting. ReliaStar's by-laws provide that the annual meeting shall be held on such date and at such time as the board of directors shall designate from time to time. Pursuant to ReliaStar's by-laws, only the Chairman, the President or the Secretary or any officer who has been requested in writing by a majority of the board of directors or a majority of the Executive Committee, may call a special meeting.

     Under Netherlands law, a public company with limited liability must hold at least one annual general meeting of shareholders, to be held not later than six months after the end of the fiscal year unless the articles of association provide for a shorter term (which is not done by the ING articles). Pursuant to the ING articles, general meetings of shareholders may also be held as often as the Executive Board or the Supervisory Board deems desirable. In addition, shareholders or holders of bearer receipts representing at least one-tenth of the issued share capital may request the Executive Board in writing to convene a general meeting of shareholders. If the Executive Board or the Supervisory Board has not taken measures so that the meeting can be held within six weeks after such request has been made, the persons who have made the request are authorized to convene such a meeting in accordance with requirements of Netherlands law. The ING articles specify the places where general meetings of shareholder may be held, all of which are located in the Netherlands.

ACTION BY WRITTEN CONSENT OF SHAREHOLDERS

     ReliaStar's certificate of incorporation specifically denies shareholders the power to act by written consent.

     Under Netherlands law, resolutions may be adopted by shareholders in writing without holding a meeting of shareholders, provided the articles of association expressly so allow and provided no bearer shares or, with the cooperation of the company, depositary receipts for shares, are issued. Because the ING articles do not contain such express provision, and because ING has issued bearer shares and depositary receipts for shares that have been issued with ING's cooperation, shareholders of ING may not adopt resolutions without a meeting of shareholders.

SHAREHOLDER NOMINATIONS

     ReliaStar's by-laws provide that shareholders may nominate individuals for election to the board of directors at a meeting of ReliaStar's shareholders entitled to vote for the election of directors. In order to nominate an individual, a shareholder must deliver written notice to the Secretary of ReliaStar not less than sixty days prior to the date fixed for the meeting. If, however, less than seventy-five days prior public disclosure of the date of the meeting is given, the shareholder may deliver the written notice by the close of business on the fifteenth day following the day on which such public disclosure was made.

     The ING articles provide that the members of the Executive Board are appointed to the Executive Board by the Supervisory Board. The Supervisory Board's authority to appoint members of the Executive Board may not be limited by a binding nomination. The Supervisory Board generally appoints its own members.

ELECTION AND REMOVAL OF DIRECTORS; FILLING OF VACANCIES

     ReliaStar's certificate of incorporation provides that the Board of Directors shall consist of not less than six nor more than eighteen persons. The Board is classified into three classes, each elected for three-year terms. Directors are removable only for cause by 75% of the votes then entitled to vote for directors. Shareholders are not entitled to cumulate their votes in the election of directors. ReliaStar's by-laws provide that all vacancies are filled by the majority vote of the remaining directors, but that a director so elected to fill a vacancy may continue in office only until the next election of directors by shareholders.

     The governance of ING differs substantially from that of ReliaStar. Pursuant to the terms of its articles of association, the trust is administered by a management board which consists of seven members. Two members of the management board (which are each referred to as a "Managing Director -- A") are appointed by ING Group's Supervisory Board from among its members. The other five members of the management board (which are each referred to as a "Managing Director -- B") are appointed by the management board itself, subject to the approval of the Executive Board of ING Group. The managing directors are appointed for terms of three years. Valid resolutions may be passed only if at least one Managing Director -- B is present or represented and all managing directors have been duly notified, except that in a case where there is no such notification, valid resolutions may nevertheless be passed by unanimous consent at a meeting at which all managing directors are present or represented. A managing director may only be represented by a fellow managing director who is authorized in writing. All resolutions of the management board require a favorable vote of a majority of the managing directors.

     The ING articles provide that each of ING Group's Supervisory Board and Executive Board consists of at least three members, with the number to be determined by the Supervisory Board. Under the ING articles, the Supervisory Board appoints the members of the Executive Board and determines the terms of employment of such members. The Executive Board is responsible for the management of ING Group and as such, has responsibility for the policy and central management of ING Group under the supervision of the Supervisory Board. The Supervisory Board advises the Executive Board and is responsible for supervising the policy of the Executive Board and the general course of business within ING. In addition, certain resolutions by the Executive Board are subject to approval by the Supervisory Board. In the performance of their duties, the members of the Supervisory Board must serve the interests of ING. The members of the Executive Board are employees of ING.

     The Supervisory Board, subject to certain limitations, appoints its own members. The Executive Board, the General Meeting of Shareholders acting as a corporate body and the General Works Council may recommend candidates for membership on the Supervisory Board. The General Meeting and the General Works Council have certain limited rights to object to candidates for membership on the Supervisory Board. The latter two also have a right to object to candidates proposed for appointment by the Supervisory Board. No employee of ING is eligible for appointment to the Supervisory Board. Members of the Supervisory Board are appointed for a maximum term of four years and may be reappointed. However, members are required to retire at the end of the annual general meeting of shareholders in the year in which they reach the age of 70, unless an exemption is

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

granted by the Supervisory Board, in which case, the Supervisory Director concerned must resign at the end of the annual general meeting of shareholders in the year in which he or she reaches the age of 72.

     Under Netherlands law and the ING articles, the Supervisory Board has the authority to suspend or remove members of the Executive Board. A member of the Executive Board can be removed by the Supervisory Board only after having consulted with the General Meeting on the intended dismissal. Removal without cause is possible but may be contrary to the principles of reasonableness and fairness which are imposed under Netherlands law. Any removal without cause therefore could be declared null and void. Members of the Supervisory Board may be removed by the court upon petition by ING for such purpose as determined by the Supervisory Board or the General Meeting.

APPRAISAL RIGHTS

     Delaware law provides for appraisal rights for shares of stock that are listed on a national securities exchange in connection with mergers and consolidations; provided, however, that the terms of the agreement of merger or consolidation require the shareholders to accept anything except: (i) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depositary receipts in respect thereof; (ii) shares of stock of any other corporation, or depositary receipts in respect thereof, which will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by more than 2,000 holders; (iii) cash in lieu of fractional shares or fractional depositary receipts; or (iv) any combination of (i), (ii) and (iii) above. ReliaStar's certificate of incorporation and by-laws contain no provisions relating to appraisal rights.

     None of the ING articles, the trust agreement and Netherlands law recognize the concept of appraisal rights and, accordingly, holders of ordinary shares, as well as holders of bearer receipts, have no appraisal rights.

PREEMPTIVE RIGHTS

     Under ReliaStar's certificate of incorporation, shareholders of ReliaStar have no preemptive rights to subscribe for, purchase or otherwise acquire any additional security or obligation convertible into, or any warrant, option or right to subscribe for, purchase or otherwise acquire, shares of any class or series of capital stock of ReliaStar.

     Under Netherlands law, holders of shares in a public company with limited liability have preemptive rights with respect to newly issued shares in proportion to the aggregate nominal value of their shareholdings (with the exception of shares to be issued to employees of the company or any other company that is a member of the same group under Netherlands law). Such preemptive rights in respect of newly issued ordinary shares (the ADSs being paid as Stock Consideration are being issued in respect of ordinary shares held in treasury) may be limited or excluded by the General Meeting or another corporate body designated for this purpose by the general meeting of shareholders or the articles of association for a maximum term of five years. Unless the articles of association state otherwise (which the ING articles do not), holders of preference shares have no preemptive rights and shareholders have no preemptive rights with respect to newly issued preference shares or shares issued for a contribution other than cash.

     The ING articles provide that upon the issue of ordinary shares, holders of ordinary shares have a preemptive right subject to the exceptions provided by Netherlands law. A resolution of the General Meeting to limit or exclude the preemptive right or to designate another corporate body requires a simple majority of the votes cast if more than half, or a majority of at least two-thirds of the votes cast if less than half, of the issued share capital of ING is represented at the relevant general meeting of shareholders. At the annual general meeting of shareholders on May 2, 2000, the General Meeting designated the Executive Board as being authorized for a period ending on November 2, 2001, to limit or exclude preemptive rights for the issuance of 194,000,000 ordinary shares.

     If ING offers or causes to be offered to the holders of ordinary shares the right to subscribe for additional ING shares, the trust, subject to applicable law, will offer to each holder of bearer receipts the right to instruct the trust to subscribe for such holder's proportionate share of such additional shares, subject to such holder providing the trust with the funds necessary to subscribe for such additional ING shares. If such an offer is made and if a holder of bearer receipts provides the trust with the necessary funds, the trust will subscribe for the corresponding number of ING shares, which will be placed in the trust, and deliver additional bearer receipts in respect of such shares, to each such holder of bearer receipts or adopt such method as it may deem equitable and practicable to permit such subscription. The trust will offer such rights to a holder of bearer receipts only if such offer is legal and valid under the provisions of the laws of the country of residence of such holder of bearer receipts.

DIVIDENDS

     Under Delaware law, a Delaware corporation may make a distribution, subject to restrictions in the certificate of incorporation, out of either its surplus or if there is no such surplus, its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. If, however, the capital of the corporation shall have been diminished by depreciation in the value of its property, or by losses or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, no distribution may be made. ReliaStar's certificate of incorporation and by-laws provide that the Board of Directors may declare dividends at its discretion.

     Holders of bearer receipts are entitled to receive the economic benefits corresponding to the ordinary shares underlying such bearer receipts within one week of the time when the trust receives the corresponding dividends or other distributions to shareholders. The trust will distribute cash dividends and other cash distributions received by it in respect of the ordinary shares held by the trust to the holders of the bearer receipts in proportion to their respective holdings, in each case in the same currency in which they were received. Cash dividends and other cash distributions in respect of bearer receipts for which ADSs have been issued will be distributed in U.S. dollars in accordance with the Deposit Agreement.

     If ING declares a dividend in, or free distribution of, ordinary shares or preference shares, such ordinary shares or preference shares will be held by the trust, and the trust will distribute to the holders of the outstanding bearer receipts, in proportion to their holdings, additional bearer receipts issued for the ordinary shares or preference shares received by the trust as such dividend or distribution. In the event the trust receives any distribution with respect to ordinary shares held by the trust other than in the form of cash or additional ING shares, the trust will adopt such method as it may deem legal, equitable and practicable to effect such distribution.

     If the trust has the option to receive such distribution either in cash or ING shares, the trust will give notice of such option by advertisement and give holders of bearer receipts the opportunity to choose between cash and ING shares until the fourth day before the day on which the trust must have made such choice. Holders of bearer receipts may receive an equal nominal amount in ordinary shares, provided that they are natural persons and do not hold more than 1% of the issued share capital of ING Group in the form of ordinary shares.

     Dividends, whether in cash or shares, may be payable out of the annual profits of ING, as reflected in the annual accounts adopted by the Supervisory Board and approved by the General

Meeting. At its discretion, but subject to statutory provisions, the Executive Board may, with the prior approval of the Supervisory Board, distribute one or more interim dividends, whether in cash, or shares, or one or more classes of shares before the annual accounts for any financial year have been adopted by the Supervisory Board and approved by the General Meeting. The Executive Board, with the approval of the Supervisory Board, may decide that all or part of ING Group's profits after the distribution of dividends to the holders of preference shares should be retained and not be made available for distribution to holders of ordinary shares. Those profits that are not retained may be distributed to shareholders pursuant to a resolution of the General Meeting, provided that the distribution does not reduce shareholders' equity below the issued share capital increased by the amount of reserves required by Netherlands law. The Executive Board determines, with the approval of the Supervisory Board, whether the dividends on ordinary shares are payable in cash, in shares, or at the option of the holders of ordinary shares, in cash or in shares. Existing reserves that are distributable in accordance with Netherlands law may be made available to the General Meeting for distribution upon proposal by the Executive Board, subject to prior approval by the Supervisory Board. See ING Group's Annual Report on Form 20-F for the fiscal year ended December 31, 1999 which is incorporated by reference into this prospectus/proxy statement for additional discussion of the dividend rights of holders of ordinary shares. The Executive Board may also decide, with the approval of the Supervisory Board, to declare dividends in the currency of the country other than the Netherlands in which the bearer receipts are trading.

RIGHTS OF PURCHASE AND ACQUISITION

     Under Delaware law, a corporation may make its stock subject to redemption by the corporation at its option, at the option of the shareholders of such stock or upon the occurrence of a specified event; provided, however, that immediately following such redemption, the corporation shall have outstanding one or more shares of one or more classes or series of stock, which share, or shares together, shall have full voting powers.

     Under Netherlands law, a public company with limited liability may not subscribe for newly issued shares in its own capital. Such company may, subject to certain restrictions of Netherlands law and its articles of association, acquire shares and/or depositary receipts for shares in its own capital. ING may acquire its own shares and/or bearer receipts for consideration if (i) shareholders' equity less the payment required to make the acquisition is not less than the sum of called and paid-up capital and any reserve required by Netherlands law and the ING articles and (ii) ING and its subsidiaries would not thereafter hold or hold as a pledgee shares and/or bearer receipts with an aggregate nominal value exceeding one-tenth of the nominal value of ING Group's issued share capital. Shares in its own capital held by ING or by a subsidiary of ING and shares in its own capital for which ING or a subsidiary of ING holds bearer receipts may not be voted or counted for quorum purposes. For any such acquisitions the Executive Board requires authorization of the General Meeting, which authorization may apply for a maximum period of eighteen months, and approval of the Supervisory Board.

SHAREHOLDER VOTES ON CERTAIN REORGANIZATIONS

     Under Delaware law, the vote of a majority of the outstanding shares of capital stock entitled to vote thereon generally is necessary to approve a merger, such as ReliaStar's merger with ING, or consolidation.

     Under Delaware law, no vote of the shareholders of a surviving corporation to a merger is needed, however, if (i) the plan of merger does not amend the articles of incorporation of the surviving corporation; (ii) the shares of the stock of the surviving corporation are not changed in the merger; and (iii) either the number of shares of common stock of the surviving corporation into which any other shares, securities or obligations to be issued in the merger or the authorized unissued share of the treasury shares of common stock of the surviving corporation to be issued in the merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued in the merger do not exceed 20% of the surviving corporation's common shares outstanding immediately prior to the effective date of the merger. In addition, shareholders may not be entitled to vote in certain mergers with other corporations that own 90% or more of the outstanding shares of each class of stock of such corporation.

     The ING articles do not expressly require the approval of the General Meeting for reorganizations or mergers in which ING would not be the surviving entity, but by virtue of the application of Netherlands statutory law, a legal merger involving ING and in which ING would not be the surviving entity is subject to the approval of the General Meeting. A resolution to effect a legal merger in which ING would not be the surviving entity may be passed upon the motion of the Executive Board approved by the Supervisory Board and approved by at least two-thirds of the votes cast at a general meeting of shareholders at which at least two-thirds of the issued share capital is represented.

RIGHTS OF INSPECTION

     Under Delaware law, any shareholder may inspect for any proper purpose the corporation's stock ledger, a list of its shareholders and its other books and records, during the corporation's usual hours for business.

     Under Netherlands law, the shareholders' register is available for inspection by the shareholders. Holders of the bearer receipts, however, will have no such rights. Members of the Supervisory Board are authorized to inspect the books and records of ING and are permitted access to the buildings and premises of ING.

LIMITATION OF DIRECTORS' LIABILITY/INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Delaware law permits a corporation to include in its articles of incorporation a provision eliminating or limiting a director or officer's personal liability to the corporation or its shareholders for monetary damages for breaches of fiduciary duty. However, Delaware law expressly provides that the liability of a director or officer may not be eliminated or limited for (i) breaches of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) any transaction from which the director derived an improper personal benefit; or (iv) the unlawful purchase or redemption of stock or unlawful payment of dividends. ReliaStar's certificate of incorporation contains a provision eliminating director liability to the fullest extent permitted by Delaware law.

     Generally, Delaware law permits a corporation to indemnify certain persons made a party to any action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation. To the extent that a present or former director or officer of the corporation has been successful in any such matter, that person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person. In the case of an action by or in the right of the corporation, no indemnification may be made in respect of any matter as to which that person was adjudged liable to the corporation unless and only to the extent that the court in which the action was brought determines that despite the adjudication of liability, that person is fairly and reasonably entitled to indemnity for proper expenses.

     The concept of indemnification of directors of a company for liabilities arising from their actions as members of the executive or supervisory boards is, in principle, accepted in the Netherlands, provided such directors have duly performed their duties, and sometimes is provided for in a company's articles of association. Although neither the laws of the Netherlands nor the ING articles contain any specific provisions in this respect, ING has contractually agreed to indemnify members of the ING Executive and Supervisory Boards and officers of ING to the extent permitted under Netherlands law.

     In addition, under ING Group's articles, approval of ING Group's annual accounts by the General Meeting of Shareholders discharges the members of the Executive Board and the Supervisory Board from liability in respect of the exercise of their duties during the financial year concerned, unless an explicit reservation is made by the General Meeting of Shareholders, subject to certain provisions of Netherlands law, including provisions relating to liability of members of supervisory boards and executive boards upon bankruptcy of a company.

CERTAIN PROVISIONS RELATING TO BUSINESS COMBINATIONS

     Delaware law generally prevents a corporation from entering into certain business combinations with an "interested stockholder" (defined generally to include any person or entity that is the beneficial owner of at least 15% of a corporation's outstanding voting stock or certain of its affiliates) within a three-year period immediately following the time that such shareholder became an interested stockholder, unless (i) the business combination or the transaction which resulted in the shareholder becoming an interested stockholder is approved by the board of directors of the corporation, prior to such time as the shareholder became an interested shareholder; (ii) the interested stockholder acquired at least 85% of the corporation's voting stock in the same transaction in which it became an interested stockholder; or (iii) at or subsequent to such time in which the shareholder became an interested shareholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by a vote of 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

     ReliaStar's certificate of incorporation requires the approval of business combinations involving an "interested shareholder" (defined generally to include any person or entity that is the beneficial owner of at least 20% of a corporation's outstanding voting stock or certain of its affiliates) by a vote of the holders of 75% of ReliaStar's outstanding capital stock entitled to vote, unless the transaction either is approved by a majority of the "continuing directors" or meets specified fair price and procedural requirements.

     Neither Netherlands law nor the ING articles specifically prevents or imposes special restrictions with respect to business combinations with interested shareholders.

SHAREHOLDER SUITS

     Under Delaware law, a shareholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. A person may institute and maintain such a suit only if such person was a shareholder at the time of the transaction (or became a shareholder through transfer of operation of law from one who was a shareholder at that time) which is the subject of the suit, and also through the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile.

     Netherlands law does not provide for derivative suits or class actions.

CONFLICT-OF-INTEREST TRANSACTIONS

     Delaware law generally permits transactions involving a Delaware corporation and an interested director or officer of that corporation if (i) the material facts as to such director or officer's relationship or interest are disclosed and a majority of disinterested directors consents; (ii) the material facts as to such director or officer's relationship or interest are disclosed to the shareholders entitled to vote thereon, and the transaction is specifically approved in good faith by a vote of the shareholders; or (iii) the transaction is fair to the corporation at the time it is authorized by the board of directors, a committee or the shareholders.

     Under Netherlands law, unless the articles of association of a company provide otherwise, the company will be represented by its supervisory board in case of a conflict of interest between such company and one or more of its executive board members. The ING articles provide that if any member of the Executive Board has an interest which conflicts with that of ING, such member shall be entitled, like every other member of the Executive Board, to represent ING, unless he has a conflicting interest in a personal capacity, in which case the chairman of the Supervisory Board or another supervisory director designated by the Supervisory Board shall be authorized to represent ING.

TRANSFER RESTRICTIONS

     ReliaStar's by-laws provide that transfers of stock shall be made on the books of ReliaStar only by the person named in the certificate or by such person's attorney.

     Under the ING articles, only natural persons may hold ordinary shares and preference shares, and the issuance or transfer of ordinary shares and preference shares is not permitted if and to the extent that the acquiror or transferee alone or, pursuant to a mutual cooperation arrangement, together with one or more natural or legal persons, directly or (other than as a depositary receipt holder) indirectly (i) holds a nominal amount of ordinary shares or preference shares equal to or exceeding 1% of the total issued ordinary share capital or the total issued preference share capital or (ii) would acquire by such a transfer more than 1% of the total issued ordinary share capital or the total issued preference share capital, respectively.

SHAREHOLDER RIGHTS AGREEMENT

     ReliaStar's board of directors adopted a Rights Agreement, as amended, dated February 11, 1999. Under the Rights Agreement, each share of ReliaStar's common stock has attached one preferred-share-purchase right. Each right entitles the registered holder to purchase from ReliaStar one-twentieth of a share of Series A Junior Participating Preferred Stock of ReliaStar for $100, subject to adjustment to prevent dilution.

     Initially, the rights attach to all certificates representing ReliaStar's common stock and no separate rights certificates are distributed. The rights will separate from the common stock and a distribution date for the rights will occur, however, upon the earlier of the following events: (i) the close of business on the fifteenth day following a public announcement that a person or group of affiliated or associated persons has become an "acquiring person," defined as the beneficial owner of 20% or more of ReliaStar's outstanding common stock or (ii) the close of business on the fifteenth day following the commencement or public announcement of a tender offer or exchange offer, if the consummation of the offer would result in a person or group becoming the beneficial owner of 20% or more of ReliaStar's outstanding common stock. If, after the distribution date or within 15 days before that date, ReliaStar is acquired or 50% or more of its assets or earning power is sold, then each holder of a right, other than rights beneficially owned by the acquiring person, will have the right to receive a number of common shares of the acquiring company having a market value of two times the exercise price of the right. The foregoing does not apply, however, to a transaction for at least the same per-share consideration with a person who acquired ReliaStar's common stock through a tender offer or exchange offer for all outstanding shares approved by the Board.

     The rights expire on September 8, 2004, unless extended or earlier redeemed or exchanged by ReliaStar. The rights are redeemable at a price of $.005 per Right at any time before the close of business on the twentieth day after a public announcement that a person or group of affiliated or associated persons has become an acquiring person.

     As required by the merger agreement, ReliaStar's board of directors amended the Rights Agreement effective April 30, 2000. The effects of the amendment are that: (i) the Rights Agreement is inapplicable to the merger and the related transactions and (ii) all of the outstanding rights will terminate immediately prior to the completion of the merger.

     There is no comparable right attached to either ordinary shares or bearer receipts. Ownership of ordinary shares, however, is subject to the limitation described above under "-- Transfer Restrictions."

LIMITATIONS ON ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. FEDERAL SECURITIES LAWS

     ING Group is incorporated under the laws of the Netherlands, and all of the members of its Supervisory Board and Executive Board and certain of the experts named herein are non-residents of the United States. A substantial portion of the assets of ING Group and its direct and indirect subsidiaries and such non-resident persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce in United States courts judgments against such persons and judgments of such courts predicated upon the civil liability provisions of the U.S. Federal securities laws. ING Group has been advised by its Dutch legal counsel that the United States and the Netherlands do not currently have a treaty providing for reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any Federal or State court in the United States based on civil liability, whether or not predicated solely upon the Federal securities laws of the United States, would not be directly enforceable in the Netherlands. However, if the party in whose favor such final judgment is rendered brings a new suit in a competent court in the Netherlands, such party may submit to the Netherlands court the final judgment that has been rendered in the United States. If the Netherlands court finds that the jurisdiction of the Federal or State court in the United States has been based on grounds that are internationally acceptable and that proper legal procedures have been observed, the court in the Netherlands would, in principle, give binding effect to the final judgment that has been rendered in the United States unless such judgment contravenes the Netherlands' public policy.

     State insurance holding company statutes in the United States applicable to ING Group's U.S. insurance subsidiaries generally provide that no person may acquire control of ING Group, and thus indirect control of its U.S. insurance subsidiaries, without the prior approval of the appropriate insurance regulators. Generally, any person who acquires beneficial ownership of 10% or more of the outstanding ordinary shares or voting power of ING Group (including through ADSs) would be presumed to have acquired such control unless the appropriate insurance regulators upon application determine otherwise.

     The United Kingdom's Insurance Companies Act 1982 requires the prior approval by the Department of Trade and Industry of anyone proposing to become a "controller" of an insurance company regulated under such Act. Any company or individual that directly or indirectly exercises 15% or more of the voting power at a general meeting of a regulated insurance company is considered a "controller." A purchaser of more than 15% of the outstanding ordinary shares will be a controller of ING Group's U.K. insurance subsidiaries.

                                 THE COMPANIES

RELIASTAR FINANCIAL CORP.

     ReliaStar is a Minneapolis-based holding company whose subsidiaries offer individuals and institutions life insurance and annuities, employee benefits products and services, retirement plans, life and health reinsurance, mutual funds, and bank and trust products. Based on revenues, ReliaStar is one of the largest publicly held life insurance holding companies in the United States and at March 31, 2000 had $38.4 billion in assets under management.

     ReliaStar's strategy is to offer, principally through education-based marketing, a wide variety of products and services designed to address customers' need for financial security. In the first quarter of 2000, ReliaStar combined its Personal Financial Services and Tax-Sheltered and Fixed Annuities business segments into one segment, now referred to as "ReliaStar Life and Annuities." In addition to this combination, given the increase in ReliaStar's mutual fund business after the completion of the acquisition of Pilgrim Capital Corporation in the fourth quarter of 1999, ReliaStar began in the first quarter of 2000 reporting its mutual fund operations as a new business segment. ReliaStar's other two business segments are Worksite Financial Services and Reinsurance.

     ReliaStar Life and Annuities (RLA). RLA serves customers who prefer to purchase insurance and investment products from a personal financial adviser. This segment principally targets middle-and upper-income families. Through ReliaStar's subsidiary, Northern Life Insurance Company, RLA also focuses on the retirement security needs of K-12 public and private school teachers through the sale of tax-sheltered 403(b) fixed and variable annuities. In addition to tax-qualified annuities, RLA provides a wide variety of other products, including term life, universal life, second-to-die universal life, variable universal life, as well as non-qualified fixed and variable annuities. RLA's products are sold through a nationwide network of independent agents and other financial professionals. Washington Square Securities, Inc., one of ReliaStar's broker-dealer subsidiaries, provides services to many of these distributors. RLA has plans to supplement existing distribution channels through several Internet-based strategies, which will also provide access to educational materials and financial-planning tools. The first of these initiatives "ihatefinancialplanning.com" commenced operations in April 2000.

     Worksite Financial Services. This segment targets the sale of employee-benefits and financial-service products to medium-to-large corporate employers and affinity groups. Building on these relationships, Worksite Financial Services also focuses on the sale of individual and payroll-deduction insurance products to employees of our corporate clients. Principal products include individual life insurance, non-medical group insurance products and 401(k) retirement plans.

     Reinsurance. The Reinsurance segment provides specialized life and health reinsurance, including group and special-risk reinsurance products, in the United States and internationally. Target customers of the Reinsurance segment are medium and large life insurance and selected non-life insurance companies such as worker's compensation insurers and managed care and healthcare provider organizations. This segment also offers specialty group insurance products on a direct basis and value-added services, like catastrophic medical case management. The Reinsurance segment's international offices are located in Amsterdam, Copenhagen, London, Mexico City, and Toronto.

     Mutual Funds. Through Pilgrim Capital Corporation and its subsidiaries, ReliaStar is active in the management of 28 equity and fixed-income mutual funds, eight funds underlying insurance products, and one closed-end fund with $16.7 billion of aggregate assets under management as of March 31, 2000. ReliaStar's pending acquisition of Lexington Global Asset Managers, Inc. will add 17 mutual funds to this segment, as well as institutional and fee-based private clients, contributing, in aggregate, an additional $3.6 billion of assets under management (as of March 31, 2000). Through a dedicated sales force, Pilgrim sells its mutual funds through unaffiliated broker-dealers throughout the United States. ReliaStar also has incorporated Pilgrim's mutual funds into ReliaStar's equity based products, including variable life insurance, variable annuities and 401(k) plans. Pilgrim funds also are sold as stand-alone products through ReliaStar's broker-dealers, in the worksite, and through ReliaStar's bank marketing operations.

     Supplementing these four business segments are other business units including Washington Square Securities, Inc., a broker/dealer; PrimeVest Financial Services, Inc, the Financial Northeastern Companies, and Split Rock Financial Services, Inc., broker/dealers that target the sale of financial products and services through or to unaffiliated banks; ReliaStar Bank, a national bank, which offers a variety of consumer credit and deposit products; and ReliaStar National Trust Company, a federally chartered bank, which offers personal trust services on a nationwide basis.

ING GROUP

     ING Group operates in more than 60 countries worldwide, and is one of the world's largest integrated financial services providers, offering a comprehensive range of life and non-life insurance, commercial and investment banking, asset management and related products and services. ING Group is a market leader in integrated financial services in the Benelux countries and has considerable market positions in the rest of Western, Central and Eastern Europe, North America, South America, Asia and Australia. ING Group's products and services are marketed under a variety of well-recognized and strong brand names, including Nationale-Nederlanden, ING Bank, ING Barings and ING Direct worldwide, Postbank in the Netherlands, Bank Brussel Lambert in Belgium, BHF-BANK in Germany and Mercantile Mutual in Australia. At the same time, ING Group's subsidiaries, particularly outside the Benelux-countries, now increasingly choose to include the letters 'ING' and the orange lion in their name and logo. Virtually all ING companies in North America have adjusted their name and logo during the past year (e.g. ING Halifax, ING Commerce Group and ING Belair in Canada; and ING Security Life, ING Life of Georgia, ING Equitable and ING Furman Selz in the U.S.) in this manner.

     In 1999, ING had gross written premiums of EUR 22,412 million making it the largest insurer in the Netherlands. ING's management believes that at December 31, 1997, ING was the 17th largest insurer in Europe, based on gross written premiums. At the end of 1999, ING Bank had tier one capital of EUR14 billion, making it the third largest bank in the Netherlands. ING's management believes that at December 31, 1998, ING Bank was the 11th largest bank in Europe and the 26th largest bank in the world based on tier one capital. For the year ended December 31, 1999, ING Group's total income was EUR 45,726 million and its net profit was EUR 4,922 million.

     ING is a market leader in integrated financial services in the Benelux-countries. In the Netherlands, ING is the largest life and pension insurer and the second largest non-life insurer, based on gross premiums written
(1997). ING Bank has the leading position in the Dutch payments transfer system. ING Group, through its banking and insurance operations, has a financial relationship with approximately 75% of households in the Netherlands. In Belgium, ING is the third largest bank in terms of tier one capital (December 31, 1998) and the 6th largest insurer in terms of gross premiums written (1997).

     The following table sets forth ING Group's income by geographic area for the years indicated:

                                                        YEAR ENDED DECEMBER 31,
                                                   ---------------------------------
                                                    1999      1998         1997
                                                   ------    ------    -------------
                                                                       (RESTATED)(1)
                                                            (EUR MILLIONS)
The Netherlands..................................  18,266    14,876       13,343
Belgium..........................................   3,255     3,268          778
Rest of Europe...................................   3,686     2,246        2,129
North America....................................  14,832    13,360        7,350
South America....................................     567       445          376
Asia.............................................   1,747     1,386        1,374
Australia........................................   3,406     2,484        2,166
Other............................................     153       183          159
                                                   ------    ------       ------
                                                   45,912    38,248       27,675
Revenue between geographic areas.................    (186)     (177)        (144)
                                                   ------    ------       ------
                                                   45,726    38,071       27,531
                                                   ======    ======       ======

-------------------------

(1) See Note 1.3. of the Notes to the consolidated financial statements contained in ING Group's Annual Report on Form 20-F for the fiscal year ended December 31, 1999 for a discussion of the restatement of 1997 results.

     Outside the Benelux-countries, ING Group's international insurance operations concentrate primarily on servicing individuals and small and medium-sized enterprises in regional and national markets. ING currently has insurance activities in 26 countries outside the Benelux-countries. ING occupies a prominent position in life insurance in several developed markets (including the U.S. and Australia) and has successfully utilized the establishment of greenfield life insurance operations as a key to its strategy for international expansion in emerging markets in Central Europe and Asia. ING's international market position in non-life insurance is particularly prominent in Canada where it has a number two position. The international banking operations of ING Group outside the Benelux-countries consist of a prominent network of over 350 offices in approximately 60 countries dedicated to the delivery of banking products and services in the field of corporate and investment banking, private banking and commercial banking. Particularly in the emerging markets, ING's corporate and investment banking operations have a prominent reputation. Moreover, ING has a significant presence in international trade and commodity finance.

     ING has an active expansion strategy and in recent years has rapidly expanded its asset management and investment banking activities, most notably as a result of the acquisition of the principal assets and liabilities of the U.K. merchant bank Barings in March 1995 and the acquisition of the U.S. investment bank Furman Selz in August 1997. In addition, ING significantly expanded its U.S. life insurance and annuity businesses through the acquisition of Equitable of Iowa in October 1997 and its proposed acquisition of ReliaStar in 2000 and is actively reviewing further potential acquisition opportunities in the United States life insurance and annuity market.

     The following table shows the relative contributions of ING Group's insurance and banking operations to the consolidated result before taxation in 1999, 1998 and 1997 restated:

                                                YEAR ENDED DECEMBER 31,
                                     ----------------------------------------------
                                         1999            1998        1997 RESTATED
                                     ------------    ------------    --------------
                                                     (EUR MILLIONS)
Insurance operations...............  3,632     60%   2,428     69%   1,643      55%
Banking operations.................  2,442     40%   1,076     31%   1,356      45%
                                     -----    ---    -----    ---    -----     ---
          Total....................  6,074    100%   3,504    100%   2,999     100%
                                     =====    ===    =====    ===    =====     ===

  Recent Developments Regarding ING Group

     On March 1, 2000, ING confirmed that it had previously submitted a letter expressing the Group's desire to initiate discussions concerning an acquisition of Aetna Inc. The letter was submitted with WellPoint Health Networks, Inc., which confirmed its interest in acquiring Aetna's healthcare business. Subsequently, on May 31, 2000, ING and Aetna each confirmed that they had entered into negotiations for the potential acquisition by ING of Aetna's financial services and international businesses. On June 18, 2000, ING confirmed that, after conducting due diligence, it had made an acquisition proposal to Aetna, which it believed fully valued the businesses and was fair to Aetna's stockholders, policyholders, employees and the Hartford community. ING further confirmed that Aetna had terminated exclusive acquisition discussions with ING based on the inability of the two parties to agree on a value for Aetna's financial services and international businesses.

     While ING is continuing its discussions with Aetna, ING will also continue to pursue other opportunities for expanding its presence in the U.S. and internationally. There can be no assurances as to when or whether an agreement with Aetna may be reached, or, if any agreement is reached, the terms thereof. On June 7, 2000, S&P placed ING and all entities in the ING insurance group on CreditWatch with negative implications, as a result of the consecutive timing of the potential Aetna transaction following the ReliaStar transaction and the potential strain on ING's capital raising abilities. The ratings of ING Bank N.V. and related entities were not affected.

     For the purpose of financing the acquisition of ReliaStar, ING sold its 6.6% stake in Aegon N.V., on June 20, 2000 and realized proceeds of approximately EUR 3.3 billion ($3.2 billion).

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

                      WHERE YOU CAN FIND MORE INFORMATION

     Both ING and ReliaStar file periodic reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any document that either company files with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. ReliaStar's SEC filings are also available to the public over the Internet at the SEC's web site (www.sec.gov).

     Both ING and ReliaStar "incorporate by reference" into this prospectus/proxy statement the information in documents they file with the SEC, which means that they can disclose important business and financial information about themselves to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus/proxy statement, and information that the companies file subsequently with the SEC will automatically update this prospectus/proxy statement and may modify or supersede earlier information that is incorporated by reference. The companies incorporate by reference the documents listed below and any filings they make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the filing of this prospectus/proxy statement and before the meeting of ReliaStar's shareholders.

FOR RELIASTAR:

     - Annual Report on Form 10-K for the fiscal year ended December 31, 1999, including information incorporated by reference into that report from ReliaStar's 1999 Annual Report to Shareholders and portions of its definitive proxy statement for ReliaStar's 2000 Annual Meeting of Shareholders;

     - Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

     - Current Reports on Form 8-K filed February 2, February 8, April 28, and May 2, 2000; and

     - the description of ReliaStar's common stock and related rights to purchase preferred stock contained in ReliaStar's amendment on Form 8-K/A dated May 20, 1993 to its Current Report on Form 8-K dated January 17, 1989 and its Registration Statement on Form 8-A/A dated February 26, 1999, as amended on Form 8-A/A on May 3, 2000.

FOR ING:

     - Annual Report on Form 20-F for the fiscal year ended December 31, 1999;

     - Current Report on 6-K, received by the SEC February 7, 2000;

     - Current Report on 6-K, received by the SEC February 14, 2000;

     - Current Report on 6-K, received by the SEC February 16, 2000;

     - Current Report on 6-K, received by the SEC March 6, 2000;

     - Current Report on 6-K, received by the SEC March 17, 2000;

     - Current Report on 6-K, received by the SEC March 24, 2000;

     - Current Report on 6-K, received by the SEC April 12, 2000;

     - Current Report on 6-K, received by the SEC May 1, 2000;

     - Current Report on 6-K, received by the SEC May 26, 2000;

     - Current Report on 6-K, received by the SEC June 7, 2000; and

     - the description of the ING American Depositary Shares contained in ING's Form 8-A dated May 20, 1997.

     Each company supplied all information contained or incorporated by reference in this prospectus/proxy statement relating to that company and its subsidiaries. You may request a copy of any of these filings, other than an exhibit to a filing unless the exhibit is specifically incorporated by reference into the filing, at no cost by contacting the appropriate company orally or in writing at:

                            Corporate Secretary
                            ReliaStar Financial Corp.
                            20 Washington Avenue South
                            Minneapolis, Minnesota 55401
                            (612) 372-5432

                            Corporate Secretary
                            ING America
                            5780 Powers Ferry Road, NW
                            Atlanta, Georgia 30327
                            (770) 980-3300

     In order to obtain timely delivery, you must request copies of ING or ReliaStar's SEC filings no later than July 20, 2000.

     You should rely only on the information delivered with, or stated or incorporated by reference in, this prospectus/proxy statement. Neither ING nor ReliaStar has authorized anyone else to provide you with different information. You should not assume that the information in this prospectus/proxy statement is accurate as of any date other than the date on the front of this prospectus/proxy statement.

     If you have questions about the merger, you may also contact:

                                      LOGO
                                 (800) 223-2064

             CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

     This prospectus/proxy statement contains forward-looking information. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as such information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. Forward-looking information is indicated by the use of such words as "anticipates," "expects," "believes," "should," "could," "intends," "estimates," and "may," or other comparable language. ING and ReliaStar identify the following important factors that could cause ING's or ReliaStar's actual results to differ materially from any results that might be projected by ING or ReliaStar in forward-looking information. All of these factors are difficult to predict, and many are beyond the control of the companies. Accordingly, although ING and ReliaStar believe that the assumptions underlying the forward-looking information are reasonable, there can be no assurance that those assumptions will approximate actual experience.

     The important factors include, among others, the following:

     - general economic conditions, including prevailing interest rates and the performance of financial markets, which may affect the companies' ability to sell their products, including in particular economic conditions in the Netherlands or the United States;

     - the market value of the companies' investments;

     - the lapse rate and profitability of the insurance policies issued by the companies;

     - the frequency and surety of insured loss events;

     - changes affecting persistency levels;

     - mortality and morbidity factors in the companies insurance businesses (including the effect of reinsurance and retrocession risk-management programs);

     - the companies', and the combined company's, ability to achieve anticipated cost savings and efficiencies;

     - changes in federal tax laws, which could adversely affect the tax advantages of certain of the companies' products;

     - changes in the policies of central banks and/or governments;

     - legislative or regulatory changes affecting financial institutions, including those affecting bank sales of insurance products and regulation of the sale, underwriting, and pricing of insurance products;

     - changes in laws and regulations, including monetary convergence and the European Monetary Union;

     - industry consolidation and competition;

     - changes affecting the banking industry generally and ING Group's banking operations specifically, including asset quality;

     - increasing levels of competition in the Netherlands and emerging markets and general competitive factors, locally, nationally, regionally and globally;

     - changes in currency exchange rates, including the exchange rate for the euro into U.S. dollars;

     - the integration of the combined company's sales and distribution channels in a timely manner; and

     - retention of key employees.

     You should also consider other risks and uncertainties discussed in documents filed by ING and ReliaStar with the SEC, including ING's most recent Annual Report on Form 20-F for the fiscal year ended December 31, 1999 and ReliaStar's most recent Annual Report on Form 10-K, that are incorporated by reference into this prospectus/proxy statement. Neither ING nor ReliaStar has any obligation to update forward-looking information.

                         CURRENCIES AND EXCHANGE RATES

     Unless otherwise specified or the context otherwise requires, references to "$," "US$," "USD," "Dollars" or "U.S. Dollars" in this prospectus/proxy statement are to United States dollars, references to "NLG" or "guilders" are to Dutch guilders and references to "E" or "EUR" are to euros.

     The following table sets forth, for the periods and dates indicated, certain information concerning the exchange rate for U.S. dollars into euros based on the Noon Buying Rate. Effective January 1, 1999, the Dutch guilder became a component of the euro. As such, the Noon Buying Rate for the years prior to 1999 are the Noon Buying rates for the Dutch guilder, converted into euros at a rate of NLG 2.20371 to EUR1.00.

                                                             U.S. DOLLARS PER EURO
                                                     -------------------------------------
                                                     PERIOD    AVERAGE
CALENDAR PERIOD                                      END(1)    RATE(2)     HIGH      LOW
---------------                                      ------    -------    ------    ------
1995...............................................  1.3743    1.3798     1.4506    1.2597
1996...............................................  1.2760    1.3048     1.3709    1.2550
1997...............................................  1.0867    1.1252     1.2738    1.0406
1998...............................................  1.1741    1.1113     1.2147    1.0549
1999...............................................  1.0070    1.0666     1.1812    1.0016
Three months ended March 31, 2000..................  0.9574    0.9866     1.0324    0.9524

-------------------------

(1) The Noon Buying Rate at such dates differed from the rates used in the preparation of ING's consolidated financial statements as of such date. See
    Note 1.6.1.4 of Notes to the consolidated financial statements in ING's Annual Report on Form 20-F for the fiscal year ended December 31, 1999.

(2) The average of the Noon Buying Rates on the last business day of each full calendar month during the period.

     The Noon Buying Rate on June 22, 2000, the last practicable day for which information was available prior to the printing of this prospectus/proxy statement, was $0.9398 per EUR1.00.

                                    EXPERTS

     The consolidated financial statements and schedules of ING Group at December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 incorporated by reference in this prospectus/proxy statement have been audited by Ernst & Young N.V., independent auditors, which is based in part on the report of KPMG Accountants N.V., independent auditors. The financial statements referred to above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

     The consolidated financial statements of ReliaStar and the related consolidated financial statement schedules incorporated in this prospectus/proxy statement by reference from ReliaStar's Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the bearer receipts and the ordinary shares will be passed upon by Diederik van Wassenaer, General Counsel of ING Group.

                             SHAREHOLDER PROPOSALS

     If the merger is approved, you will no longer own shares of ReliaStar, and ReliaStar will not solicit proxies for an annual meeting in 2001. If the merger is not approved, ReliaStar will hold an annual meeting in 2001. If you want to have a shareholder proposal considered for inclusion in the proxy statement for that meeting, you must submit the proposal in writing by November 27, 2000, to Corporate Secretary, ReliaStar Financial Corp., 20 Washington Avenue South, Minneapolis, Minnesota 55401. You must include a brief description of the proposal, your name and address, the number of shares of ReliaStar common stock you own, and any interest you have in the proposal. If instead you want to present a shareholder proposal from the floor at the 2001 annual meeting, you must submit your proposal in writing to the Corporate Secretary not less than 60 days before the 2001 annual meeting. If you fail to notify ReliaStar of your shareholder proposal at least 60 days before the 2001 annual meeting date, the proposal will be considered untimely.

                                                                      APPENDIX A

                                 COMPOSITE COPY

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                                ING GROEP N.V.,

                     ING AMERICA INSURANCE HOLDINGS, INC.,

                             SHP ACQUISITION CORP.

                                      AND

                           RELIASTAR FINANCIAL CORP.

                          DATED AS OF APRIL 30, 2000,
                            AS AMENDED JUNE 27, 2000

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
                                  RECITALS
                                  ARTICLE I
                     THE MERGER; CLOSING; EFFECTIVE TIME
1.1   The Merger.......................................................  A-10
1.2   Closing..........................................................  A-10
1.3   Effective Time...................................................  A-10
                                 ARTICLE II
                  CERTIFICATE OF INCORPORATION AND BY-LAWS
                        OF THE SURVIVING CORPORATION
2.1   The Certificate of Incorporation.................................  A-11
2.2   The By-Laws......................................................  A-11
                                 ARTICLE III
                           OFFICERS AND DIRECTORS
                        OF THE SURVIVING CORPORATION
3.1   Directors........................................................  A-11
3.2   Officers.........................................................  A-11
                                 ARTICLE IV
                   EFFECT OF THE MERGER ON CAPITAL STOCK;
                          EXCHANGE OF CERTIFICATES
4.1   Effect on Capital Stock..........................................  A-11
      (a)  Merger Consideration........................................  A-11
      (b)  Cancellation of Shares......................................  A-12
      (c)  Merger Sub..................................................  A-12
4.2   Exchange of Cash for Shares......................................  A-12
      (a)  Paying Agent................................................  A-12
      (b)  Payment Procedures..........................................  A-12
      (c)  Transfers...................................................  A-13
      (d)  Termination of Payment Fund.................................  A-13
      (e)  Lost, Stolen or Destroyed Certificates......................  A-13
      (f)  Withholding of Tax..........................................  A-13
4.3   Dissenters' Rights...............................................  A-13
4.4   Adjustments to Prevent Dilution..................................  A-14
4.5   ESOP Shares......................................................  A-14

                                                                         PAGE
                                                                         ----
                                  ARTICLE V
                       REPRESENTATIONS AND WARRANTIES
5.1   Representations and Warranties of the Company....................  A-14
      (a)  Organization, Good Standing and Qualification...............  A-15
      (b)  Capital Structure...........................................  A-16
      (c)  Corporate Authority; Approval and Fairness..................  A-16
      (d)  Governmental Filings; No Violations.........................  A-17
      (e)  Statutory Reports; Company Reports; Financial Statements....  A-17
      (f)  Absence of Certain Changes..................................  A-19
      (g)  Litigation and Liabilities..................................  A-19
      (h)  Employee Benefits...........................................  A-20
      (i)  Compliance with Laws; Permits...............................  A-22
      (j)  Takeover Statutes...........................................  A-23
      (k)  Environmental Matters.......................................  A-23
      (l)  Taxes.......................................................  A-24
      (m)  Labor Matters...............................................  A-26
      (n)  Insurance...................................................  A-26
      (o)  Intellectual Property.......................................  A-26
      (p)  Rights Plan.................................................  A-27
      (q)  Brokers and Finders.........................................  A-27
      (r)  Insurance Business..........................................  A-27
      (s)  Liabilities and Reserves....................................  A-28
      (t)  Separate Accounts; Investment Advisor.......................  A-28
      (u)  Material Contracts..........................................  A-29
      (v)  Investment Contracts, Fund Clients and Advisory Clients.....  A-29
      (w)  Company Broker/Dealers......................................  A-31
      (x)  Bank Regulatory Matters.....................................  A-31
5.2   Representations and Warranties of ING, Parent and Merger Sub.....  A-32
      (a)  Capitalization..............................................  A-32
      (b)  Organization, Good Standing and Qualification...............  A-32
      (c)  Corporate Authority.........................................  A-33
      (d)  Governmental Filings; No Violations.........................  A-33
      (e)  ING Reports.................................................  A-33
      (f)  Absence of Certain Changes..................................  A-34
      (g)  Adequate Funds..............................................  A-34
                                 ARTICLE VI
                                  COVENANTS
6.1   Interim Operations; Operation of Businesses......................  A-34
6.2   Acquisition Proposals............................................  A-36

                                                                         PAGE
                                                                         ----
6.3   Accuracy of Prospectus/Proxy Statement...........................  A-37
6.4   Shareholders Meeting.............................................  A-37
6.5   Filings; Other Actions; Notification.............................  A-38
6.6   Access...........................................................  A-39
6.7   Stock Exchange...................................................  A-39
6.8   Publicity........................................................  A-39
6.9   Benefits; Company Options........................................  A-40
6.10  Expenses.........................................................  A-41
6.11  Indemnification; Directors' and Officers' Insurance..............  A-41
6.12  Compliance with 1940 Act Section 15..............................  A-42
6.13  Fund Client Contracts, Distribution Plans and Boards.............  A-43
6.14  Non-Fund Advisory Contracts......................................  A-43
6.15  Qualification of the Fund Clients; Fund Client Boards............  A-43
6.16  Other Actions by the Company and Parent..........................  A-43
      (a)  Rights......................................................  A-43
      (b)  Takeover Statute............................................  A-43
6.17  Appointments.....................................................  A-43
                                 ARTICLE VII
                                 CONDITIONS
7.1   Conditions to Each Party's Obligation to Effect the Merger.......  A-44
      (a)  Shareholder Approval........................................  A-44
      (b)  Regulatory Consents.........................................  A-44
      (c)  Litigation..................................................  A-44
      (d)  ADS Listing.................................................  A-44
      (e)  F-4 Registration Statement..................................  A-44
      (f)  Blue Sky....................................................  A-44
7.2   Conditions to Obligations of Parent and Merger Sub...............  A-45
      (a)  Representations and Warranties..............................  A-45
      (b)  Performance of Obligations of the Company...................  A-45
      (c)  Consents Under Agreements...................................  A-45
      (d)  Client Approvals............................................  A-45
7.3   Conditions to Obligation of the Company..........................  A-46
      (a)  Representations and Warranties..............................  A-46
      (b)  Performance of Obligations of ING, Parent and Merger Sub....  A-46
      (c)  Consents Under Agreements...................................  A-46
                                ARTICLE VIII
                                 TERMINATION
8.1   Termination by Mutual Consent....................................  A-46
8.2   Termination by Either Parent or the Company......................  A-46

                                                                         PAGE
                                                                         ----
8.3   Termination by the Company.......................................  A-47
8.4   Termination by Parent............................................  A-47
8.5   Effect of Termination and Abandonment............................  A-47
                                 ARTICLE IX
                          MISCELLANEOUS AND GENERAL
9.1   Survival.........................................................  A-48
9.2   Modification or Amendment........................................  A-48
9.3   Waiver of Conditions.............................................  A-48
9.4   Counterparts.....................................................  A-49
9.5   GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL....................  A-49
9.6   Notices..........................................................  A-50
9.7   Entire Agreement; NO OTHER REPRESENTATIONS.......................  A-51
9.8   No Third Party Beneficiaries.....................................  A-51
9.9   Obligations of Parent and of the Company.........................  A-51
9.10  Transfer Taxes...................................................  A-51
9.11  Severability.....................................................  A-51
9.12  Interpretation...................................................  A-51
9.13  Assignment.......................................................  A-52

                             INDEX OF DEFINED TERMS

                                                                SECTION
                                                              -----------
1940 Act....................................................    5.1(d)(i)
1999 10-K...................................................   5.1(e)(ii)
1999 20-F...................................................    5.2(e)(i)
A Shares....................................................    5.2(a)(i)
Acquisition Proposal........................................       6.2(a)
ADSs........................................................       4.5(a)
Advisers Act................................................    5.1(d)(i)
Advisory Client.............................................  5.1(v)(iii)
Advisory Entities...........................................  5.1(v)(iii)
Advisory Entity.............................................  5.1(v)(iii)
Affiliates..................................................   5.1(c)(ii)
Agent.......................................................   5.1(r)(ii)
Agreement...................................................     Recitals
Audit Date..................................................   5.1(e)(ii)
Average Closing Price.......................................       4.5(a)
B Shares....................................................    5.2(a)(i)
Banking Authorities.........................................    5.1(d)(i)
Bankruptcy and Equity Exception.............................    5.1(c)(i)
Bearer Receipt..............................................       4.5(a)
By-Laws.....................................................          2.2
Certificate.................................................       4.1(a)
Certificate of Merger.......................................          1.3
Charter.....................................................          2.1
Client......................................................    5.1(v)(i)
Closing.....................................................          1.2
Closing Date................................................          1.2
Code........................................................       4.2(f)
Common Stock................................................       4.1(a)
Company.....................................................     Recitals
Company Actuarial Analyses..................................   5.1(r)(iv)
Company Broker/Dealers......................................    5.1(w)(i)
Company Disclosure Letter...................................          5.1
Company Employees...........................................       6.9(c)
Company Life Insurance Companies............................   5.1(a)(ii)
Company Life Insurance Contracts............................    5.1(r)(i)
Company Life SAP Statements.................................    5.1(e)(i)
Company Material Adverse Effect.............................    5.1(a)(i)
Company Option..............................................       5.1(b)

                                                                SECTION
                                                              -----------
Company Reports.............................................   5.1(e)(ii)
Company Requisite Vote......................................    5.1(c)(i)
Company Separate Accounts...................................    5.1(t)(i)
Compensation and Benefit Plans..............................    5.1(h)(i)
Confidentiality Agreement...................................          9.7
Constituent Corporations....................................     Recitals
Contracts...................................................   5.1(d)(ii)
Costs.......................................................      6.11(a)
Cumulative Preference Shares................................    5.2(a)(i)
Current Premium.............................................      6.11(c)
D&O Insurance...............................................      6.11(c)
DGCL........................................................          1.1
Dissenting Shares...........................................       4.1(a)
Dissenting Stockholders.....................................       4.1(a)
Effective Time..............................................          1.3
Environmental Law...........................................    5.1(k)(i)
ERISA.......................................................    5.1(h)(i)
ERISA Affiliate.............................................  5.1(h)(iii)
ERISA Affiliate Plan........................................  5.1(h)(iii)
ESOP Consideration..........................................       4.5(a)
ESOP Plan...................................................       4.1(a)
ESOP Shares.................................................       4.1(a)
Exchange Act................................................    5.1(a)(i)
Excluded Share..............................................       4.1(a)
Excluded Shares.............................................       4.1(a)
Extended Date...............................................       8.2(i)
F-4 Registration Statement..................................          6.3
Fund Client.................................................    5.1(v)(i)
GAAP........................................................  5.1(e)(iii)
Governmental Consents.......................................    7.1(b)(i)
Governmental Entity.........................................    5.1(d)(i)
HSR Act.....................................................       5.1(b)
Indemnified Parties.........................................      6.11(a)
ING.........................................................     Recitals
ING Companies...............................................       4.1(a)
ING Reports.................................................    5.2(e)(i)
ING Shares..................................................       4.5(a)
Insurance Authorities.......................................    5.1(d)(i)
Insurance Laws..............................................    5.1(i)(i)
Intellectual Property.......................................    5.1(o)(i)

                                                                SECTION
                                                              -----------
Investment Contract.........................................    5.1(v)(i)
IRS.........................................................   5.1(h)(ii)
Laws........................................................   5.1(i)(ii)
Lexington Agreement.........................................          4.4
MEC.........................................................   5.1(l)(ii)
Merger......................................................     Recitals
Merger Consideration........................................       4.1(a)
Merger Sub..................................................     Recitals
NASD........................................................    5.1(d)(i)
New Plans...................................................       6.9(c)
Notice of Superior Proposal.................................       6.2(b)
NYSE........................................................       4.5(a)
Old Plans...................................................       6.9(d)
open taxable years..........................................  5.1(l)(iii)
Order.......................................................    7.1(c)(i)
Out-of-Pocket Expenses......................................       8.5(b)
Parent......................................................     Recitals
Parent Material Adverse Effect..............................       5.2(b)
Paying Agent................................................       4.2(a)
Payment Fund................................................       4.2(a)
PBGC........................................................  5.1(h)(iii)
Pension Plan................................................   5.1(h)(ii)
Person......................................................       4.2(b)
Preference Shares...........................................    5.2(a)(i)
Preferred Shares............................................       5.1(b)
Prospectus/Proxy Statement..................................          6.3
Qualified Plan..............................................   5.1(h)(ii)
Representatives.............................................          6.6
Right.......................................................       4.1(a)
Rights Agreement............................................       4.1(a)
SEC.........................................................          5.1
Securities Act..............................................   5.1(e)(ii)
Series A Preferred Stock....................................       4.1(a)
Share.......................................................       4.1(a)
Shareholders Meeting........................................          6.4
Shares......................................................       4.1(a)
Significant Subsidiaries....................................    5.1(a)(i)
Stock Based Plans...........................................       6.9(d)
Stock Option Agreement......................................     Recitals
Stock Plans.................................................       5.1(b)

                                                                SECTION
                                                              -----------
Subsidiary..................................................    5.1(a)(i)
Superior Proposal...........................................       6.2(a)
Surviving Corporation.......................................          1.1
Takeover Statute............................................       5.1(j)
Tax.........................................................    5.1(l)(i)
Tax Authority...............................................    5.1(l)(i)
Tax Return..................................................    5.1(l)(i)
Tax Sharing Agreement.......................................    5.1(l)(i)
Taxable.....................................................    5.1(l)(i)
Taxes.......................................................    5.1(l)(i)
Termination Date............................................          8.2
Termination Fee.............................................       8.5(b)
Total assets under management...............................       7.2(d)
Voting Debt.................................................       5.1(b)

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of April 30, 2000, as amended June 27, 2000, among RELIASTAR FINANCIAL CORP., a Delaware corporation (the "Company"), ING GROEP N.V., a corporation organized under the laws of the Netherlands ("ING"), ING AMERICA INSURANCE HOLDINGS, INC., a Delaware corporation ("Parent"), and SHP ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub," the Company and Merger Sub sometimes being hereinafter collectively referred to as the "Constituent Corporations").

                                    RECITALS

     WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the "Merger") and approved the Merger upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, contemporaneously with the execution and delivery of this Agreement, as a condition and inducement to ING's, Parent's and Merger Sub's willingness to enter into this Agreement, the Company is entering into a stock option agreement with Parent (the "Stock Option Agreement"), pursuant to which the Company has granted to Parent an option to purchase Shares (as defined in Section 4.1(a)) under the terms and conditions set forth in the Stock Option Agreement; and

     WHEREAS, the Company, ING, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                      THE MERGER; CLOSING; EFFECTIVE TIME

     1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the separate corporate existence of the Company with all its rights, privileges, powers and franchises shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the "DGCL").

     1.2  Closing.  The closing of the Merger (the "Closing") shall take place
(i) at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York at 9:00 A.M. on the second business day on which the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of those conditions) shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "Closing Date").

     1.3 Effective Time. As soon as practicable following the Closing, the Company and Parent will cause a Certificate of Merger (the "Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of Delaware (the "Effective Time").

                                   ARTICLE II

                    CERTIFICATE OF INCORPORATION AND BY-LAWS
                          OF THE SURVIVING CORPORATION

     2.1 The Certificate of Incorporation. The certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "Charter"), provided that the Charter shall be amended to change the name of the Surviving Corporation to the name of the Company, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until duly amended as provided therein or by applicable law.

     2.2 The By-Laws. The by-laws of Merger Sub in effect at the Effective Time shall be the by-laws of the Surviving Corporation (the "By-Laws"), until thereafter amended as provided therein or by applicable law.

                                  ARTICLE III

                             OFFICERS AND DIRECTORS
                          OF THE SURVIVING CORPORATION

     3.1 Directors. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

     3.2 Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

                                   ARTICLE IV

                     EFFECT OF THE MERGER ON CAPITAL STOCK;
                            EXCHANGE OF CERTIFICATES

     4.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

     (a) Merger Consideration. Each share of the Common Stock, par value $0.01 per share, of the Company (the "Common Stock"), including the associated right to purchase one-twentieth of a share of Series A Preferred Stock, par value $0.01 per share ("Series A Preferred Stock"), of the Company (each a "Right" and, together with the Common Stock, a "Share" or, collectively, the "Shares") issued pursuant to the Amended and Restated Rights Agreement, dated as of February 11, 1999, between the Company and Norwest Bank Minnesota, National Association, as Rights Agent (the "Rights Agreement"), issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by ING, Parent, Merger Sub or any other Subsidiary (as defined in Section 5.1(a)(i)) of ING (collectively, the "ING Companies") or Shares that are owned by the Company or any Subsidiary of the Company and in each case not held on behalf of third parties, or (ii) Shares ("ESOP Shares") held by the Reliastar Financial Corp. Success Sharing Plan and ESOP (the "ESOP Plan") or (iii) Shares ("Dissenting Shares") that are owned by stockholders

("Dissenting Stockholders") exercising appraisal rights pursuant to Section 262 of the DGCL (each, an "Excluded Share" and collectively, "Excluded Shares")) shall be converted into the right to receive $54.00 in cash (the "Merger Consideration"). At the Effective Time, all Shares issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each certificate (a "Certificate") formerly representing any of such Shares (other than Excluded Shares) shall thereafter represent only the right to the Merger Consideration.

     (b) Cancellation of Shares. Each Share issued and outstanding immediately prior to the Effective Time and owned by any of the ING Companies or owned by the Company or any Subsidiary of the Company (in each case other than Shares that are held on behalf of third parties) shall, by virtue of the Merger and without any action on the part of the holder thereof, no longer be outstanding and shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

     (c) Merger Sub. At the Effective Time, each share of Common Stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

     4.2  Exchange of Cash for Shares.

     (a) Paying Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent with the Company's prior approval, which shall not be unreasonably withheld (the "Paying Agent"), for the benefit of the holders of Shares, cash sufficient to pay the aggregate Merger Consideration in exchange for Shares outstanding immediately prior to the Effective Time (other than Excluded Shares) upon due surrender of the Certificates (or affidavits of loss in lieu thereof) pursuant to the provisions of this Article IV (such cash being hereinafter referred to as the "Payment Fund").

     The funds deposited with the Paying Agent shall be invested by the Paying Agent as Parent shall reasonably direct, and any net profit resulting from, or interest or income produced by, such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

     (b) Payment Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (and affidavits of loss in lieu thereof) in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation (or due submission of an affidavit of loss in lieu thereof) to the Paying Agent together with such letter of transmittal, duly executed, the holder of such Certificate (or submitter of such affidavit, as the case may be) shall be entitled to receive in exchange therefor, a check in the amount (after giving effect to any required tax withholdings) of the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof) multiplied by the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

     For the purposes of this Agreement, the term "Person" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)) or other entity of any kind or nature.

     (c) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

     If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, they shall be canceled and exchanged for a check in the proper amount pursuant to this Article IV.

     (d) Termination of Payment Fund. Any portion of the Payment Fund (including the profit, interest or income from any investments thereof) that remains unclaimed by the holders of Shares (other than Excluded Shares) for one year after the Effective Time shall be returned to Parent or as directed by Parent. Any holders of Shares (other than Excluded Shares) who have not theretofore complied with this Article IV shall thereafter look only to Parent for payment of (after giving effect to any required tax withholdings) the Merger Consideration upon due surrender of their Certificates (or affidavits of loss in lieu thereof), without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount (after giving effect to any required tax withholdings) of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration upon due surrender of and deliverable in respect of the Shares represented by such Certificate pursuant to this Agreement.

     (f) Withholding of Tax. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Shares such amounts as Parent (or any affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code") or any provision of state, local or foreign tax Law (as defined in Section 5.1(i)(ii)). Such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holders of Shares in respect of which such deduction and withholding was made.

     4.3 Dissenters' Rights. Any Person who otherwise would be deemed a Dissenting Stockholder shall not be entitled to receive the Merger Consideration (or, if eligible under applicable law, the ESOP Consideration) with respect to the Shares owned by such Person unless and until such Person shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to dissent from the Merger under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to stockholders' rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

     4.4 Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger (other than with respect to the Company's pending acquisition of Lexington Global Asset Managers, Inc. pursuant to the existing terms of the Agreement and Plan of Merger, dated February 28, 2000, between the Company, Pilgrim Capital Corporation and Lexington Global Asset Managers, Inc. (the "Lexington Agreement")), subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration and the ESOP Consideration shall be equitably adjusted to reflect such change.

     4.5  ESOP Shares

     (a) At the Effective Time, each ESOP Share issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into that number of American Depositary Shares ("ADSs"), evidenced by American Depositary Receipts (with each ADS representing one Bearer Depositary Receipt ("Bearer Receipt"), each of which in turn represents an interest in one Ordinary Share, nominal value NLG1.00 per Ordinary Share ("ING Shares")), of ING equal to the number derived by dividing (x) $54.00 by (y) the average of the closing prices for the ADSs (the "Average Closing Price") as reported on the New York Stock Exchange, Inc. (the "NYSE") composite transactions reporting system (as reported in the New York City edition of The Wall Street Journal or, if not reported thereby, another authoritative source) for the ten trading days ending on the last trading day prior to the Closing Date (the "ESOP Consideration").

     (b) As of the Effective Time, ING shall, upon delivery to the Surviving Corporation or its designee of the Certificates(s) (or affidavits of loss in lieu thereof) representing the ESOP Shares for cancellation, together with any documentation to effect such transfer as may reasonably be requested by ING, issue to the ESOP Plan the ESOP Consideration to be issued pursuant to Section 4.5(a) and a check for any cash to be paid pursuant to Section 4.5(d), together with any dividends or other distributions payable with respect thereto.

     (c) No Person holding a Certificate representing ESOP Shares will be entitled after the Effective Time to receive any dividend or distribution that may be declared or paid in respect of ADSs receivable by such Person upon conversion of ESOP Shares represented by such Certificate in the Merger until such Certificate is surrendered in exchange for the ESOP Consideration as provided herein, at which time any dividends with a record date after the Effective Time with respect to ADSs shall, subject to applicable Law, be paid without interest to such Person as though it had been a record holder of such ADSs at the time of such record date.

     (d) Notwithstanding any other provision of this Agreement, no fractional ADS will be issued and any holder of ESOP Shares entitled to receive a fractional ADS but for this Section 4.5(d) shall be entitled to receive a cash payment in lieu thereof, which payment shall represent such holder's proportionate interest in an ADS based on the Average Closing Price.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     5.1 Representations and Warranties of the Company. Except as disclosed in the Company's Annual Report on Form 10-K for the year ended December 31, 1999, filed with the Securities and Exchange Commission (the "SEC") on March 20, 2000, the Company's Annual Proxy Statement on Schedule 14A, filed with the SEC on March 28, 2000, or as set forth in the corresponding sections or subsections of the disclosure letter, dated the date hereof, delivered to Parent by the Company on or prior to entering into this Agreement (the "Company Disclosure Letter"), the Company hereby represents and warrants to Parent and Merger Sub that:

     (a)(i) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect (as defined below). The Company has made available to Parent complete and correct copies of the certificate of incorporation and by-laws or other comparable governing instruments of the Company and each of its "Significant Subsidiaries" (as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act")), each as amended. The Company's and its Significant Subsidiaries' certificates of incorporation and by-laws or other comparable governing instruments so delivered are in full force and effect. Section 5.1(a)(i) of the Company Disclosure Letter contains a correct and complete list of each jurisdiction where the Company and each of its Subsidiaries is organized.

     As used in this Agreement, the term (i) "Subsidiary" means, with respect to the Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries and (ii) "Company Material Adverse Effect" means a material adverse effect on the financial condition, properties, business or annual results of operations of the Company and its Subsidiaries taken as a whole, except to the extent that such adverse effect results from (i) general economic conditions or changes therein, (ii) financial market fluctuations or conditions, (iii) adverse economic or regulatory changes or effects in or affecting the financial services industry, insurance industry or asset management industry generally or (iv) the announcement of the transactions contemplated herein.

     (ii) The Company conducts its insurance and reinsurance operations exclusively through Reliastar Life Insurance Company, Northern Life Insurance Company, Security-Connecticut Life Insurance Company, Reliastar Life Insurance Company of New York, Reliastar Reinsurance Group (UK) Ltd., Arrowhead Ltd. and The New Providence Insurance Company, Limited (collectively, the "Company Life Insurance Companies"). Section 5.1(a)(ii) of the Company Disclosure Letter sets forth the jurisdictions where the Company Life Insurance Companies are domiciled or "commercially domiciled" and licensed to do an insurance or reinsurance business for insurance regulatory purposes. Each of the Company Life Insurance Companies is (A) duly licensed or authorized as an insurance company or, where applicable, a reinsurer in its jurisdiction of incorporation, (B) duly licensed or authorized as an insurance company or, where applicable, a reinsurer in each other jurisdiction where it is required to be so licensed or authorized, and (C) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Company Life SAP Statements (as defined in Section 5.1(e)), except, in each case, where the failure to be so licensed or authorized is not reasonably likely to have a Company Material Adverse Effect. The Company and each of the Company Life Insurance Companies have made all required filings under applicable Insurance Laws (as defined in Section 5.1(i)) except where the failure to file is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

     (b) Capital Structure. The authorized capital stock of the Company consists of 200,000,000 Shares, of which 89,632,632 Shares were outstanding as of the close of business on April 28, 2000, and 7,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Shares"), of which no shares were outstanding as of the close of business on April 28, 2000. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than 8,873,630 Shares reserved for issuance under the Stock Option Agreement, the Company has no Shares or Preferred Shares reserved for issuance, except that, as of April 28, 2000, there were 8,429,530 Shares reserved for issuance pursuant to those plans identified as "Stock Plans" in
Section 5.1(b) of the Company Disclosure Letter (collectively, the "Stock Plans"), and 6,000,000 Series A Preferred Shares reserved for issuance pursuant to the Rights Agreement. The Company has provided to Parent a correct and complete list of each outstanding option to purchase Shares under the Stock Plans (each a "Company Option"), including the holder, date of grant, exercise price and number of Shares subject thereto. Section 5.1(b) of the Company Disclosure Letter contains a correct and complete list of each Subsidiary of the Company. Each of the outstanding shares of capital stock or other securities of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or a direct or indirect wholly-owned subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Shares issuable pursuant to the Stock Option Agreement have been duly reserved for issuance by the Company, and upon any issuance of such Shares in accordance with the terms of the Stock Option Agreement, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any lien, pledge, security interest, claim or other encumbrance. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter ("Voting Debt"). Section 5.1(b) of the Company Disclosure Letter contains a true and complete list of each person in which the Company owns, directly or indirectly, any voting interest that may require a filing by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). No joint ventures between the Company and another Person or Persons, are, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole.

     (c) Corporate Authority; Approval and Fairness. (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate, subject only to approval of this Agreement by the holders of a majority of the outstanding Shares (the "Company Requisite Vote"), the Merger. This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

     (ii) The board of directors of the Company (A) has unanimously approved this Agreement and the Stock Option Agreement and the Merger and the other transactions contemplated hereby and thereby (B) has declared that this Agreement and the Stock Option Agreement and the Merger and the other transactions contemplated hereby and thereby, taken as a whole, are fair to, advisable and in the best interests of the holders of Shares and (C) has received the opinion of its financial advisors, Merrill Lynch, Pierce, Fenner & Smith Incorporated, to the effect that the consideration to be received by the holders of the Shares in the Merger is fair from a financial point of view to such holders (other than Parent and its "Affiliates" (as defined in Rule 12b-2 under the Exchange Act)).

     (d) Governmental Filings; No Violations. (i) Other than the reports, filings, registrations, consents, approvals, permits, authorizations, applications and/or notices (A) pursuant to Section 1.3, (B) under the HSR Act,
(C) under any foreign competition laws, (D) under the Exchange Act, (E) under the Investment Company Act of 1940, as amended (the "1940 Act"), (F) under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), (G) with the NYSE, (H) with the National Association of Securities Dealers, Inc. (the "NASD"), (I) with foreign, federal and state regulatory authorities governing banking (including the Office of Thrift Supervision and the Office of the Comptroller of the Currency), insurance premium finance, commercial collections, leasing, consumer finance, commercial finance and mortgage lending or servicing (the "Banking Authorities"), (J) with applicable foreign, federal and state regulatory authorities governing insurance (including the Commissioners of Insurance of Arizona, Connecticut, Minnesota, New York, Washington, and the insurance regulatory authorities and other applicable regulatory authorities in the United Kingdom, Mexico, Denmark, Canada, Japan, Puerto Rico, Guam, the Netherlands and the Cayman Islands) (the "Insurance Authorities") and (K) as otherwise set forth in Section 5.1(d) of the Company Disclosure Letter, no notices, reports or other filings are required to be made by the Company or any of its Subsidiaries with, nor are any consents, registrations, approvals, permits, applications or authorizations required to be obtained by the Company or any of its Subsidiaries from, any U.S. or non-U.S. governmental or regulatory authority, agency, commission, tribunal, body or other governmental, quasi-governmental or self-regulatory entity ("Governmental Entity"), in connection with the execution and delivery of this Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate transactions contemplated by this Agreement and the Stock Option Agreement.

     (ii) The execution, delivery and performance of this Agreement and the Stock Option Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate or by-laws of the Company or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of any rights or obligations or the creation of a lien, pledge, security interest, claim or other encumbrance on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, franchise, permit, concession, arrangement or other obligation ("Contracts") binding upon the Company or any of its Subsidiaries or any Law (as defined in Section 5.1(i)) or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Stock Option Agreement.

     (e) Statutory Reports; Company Reports; Financial Statements. (i) Since January 1, 1997, each of the Company Life Insurance Companies has filed all annual or quarterly statements, together with all exhibits, interrogatories, notes, actuarial opinions, affirmations, certifications, schedules or other supporting documents in connection therewith, required to be filed with or submitted to the appropriate regulatory authorities of the jurisdiction in which it is domiciled or "commercially domiciled" on forms prescribed or permitted by such authority (collectively, the "Company Life SAP Statements"). The Company has delivered to Parent all Company Life SAP Statements for each Company Life Insurance Company for the five-year period ended December 31, 1999 each in the form (including exhibits, annexes and any amendments thereto) filed with the applicable state insurance regulatory agency. Since January 1, 1997, the financial statements included in the Company Life SAP Statements and purported to be prepared on a statutory basis, including the notes thereto, have been prepared in accordance with statutory accounting practices prescribed or permitted by applicable regulatory authorities in effect as of the date of the respective statements, and such accounting practices have been applied on a substantially consistent basis throughout the periods involved, except as expressly set forth in the notes or schedules thereto. Such financial statements present fairly in all material respects the respective statutory financial positions and results of operations of each of the Company Life Insurance Companies as of their respective dates and for the respective periods presented therein. The Company Life SAP Statements complied in all material respects with all applicable laws, rules and regulations when filed, and no material deficiency has been asserted with respect to any Company Life SAP Statements by the applicable insurance regulatory body or any other governmental agency or body. Except as indicated therein, all assets that are reflected on the Company Life SAP Statements comply with all applicable Insurance Laws (as defined in Section 5.1(i)) with respect to admitted assets and are in an amount at least equal to the minimum amounts required by applicable Insurance Laws. The statutory balance sheets and income statements included in the Company Life SAP Statements for 1999 have been audited by Deloitte & Touche LLP and the Company has delivered or made available to Parent true and complete copies of all audit opinions related thereto. The Company has delivered to Parent true and complete copies of all examination and market conduct reports of insurance departments and any insurance regulatory agencies since January 1, 1998 relating to the Company Life Insurance Companies.

     (ii) The Company has filed with the SEC each registration statement, report, proxy statement or information statement required to be filed by it since January 1, 1997, including the Company's Annual Report on Form 10-K for the year ended December 31, 1999 (the "Audit Date", and such report on Form 10-K, the "1999 10-K"), each in the form (including exhibits, annexes and any amendments thereto) promulgated by the SEC under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act (collectively, with any other filings made with the SEC since January 1, 1997, and including any such registration statements, reports, proxy statements and information statements filed subsequent to the date hereof and as amended, the "Company Reports"). As of their respective dates, (or, if amended, as of the date of such amendment) the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

     (iii) Each of the consolidated balance sheets included in the Company Reports (including the related notes and schedules) fairly presents in all material respects, or will fairly present in all material respects, the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in the Company Reports (including any related notes and schedules) fairly presents in all material respects, or will fairly present in all material respects, the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein.

     (f) Absence of Certain Changes. Except as disclosed in the Company Reports filed prior to the date hereof, since the Audit Date, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary course of such businesses consistent with prior practice and there has not been
(i) any Company Material Adverse Effect or any development or combination of developments of which the Company has knowledge that has had or is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) any damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance, which is reasonably likely to have a Company Material Adverse Effect; (iii) any change by the Company or any of its Subsidiaries in accounting principles, practices or methods, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect thereto; (iv) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof and except as expressly permitted hereby; (v) any material addition, or any development involving a prospective material addition, to the Company's consolidated reserves for future insurance policy benefits or other insurance policy claims and benefits other than as a result of new business produced in the ordinary course of business since the Audit Date; (vi) any material change in the actuarial, investment, reserving, underwriting or claims administration policies, practices or principles of any Company Life Insurance Company, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect thereto;
(vii) any amendment of any of the Compensation and Benefit Plans (as defined in Section 5.1(h)) other than amendments in the ordinary course of business consistent with prior practice; (viii) any granting by the Company or any of its Subsidiaries to any executive officer of the Company or any of its Subsidiaries of any increase in compensation, except (A) for increases in the ordinary course of business consistent with prior practice, (B) as was required under employment agreements in effect as of the Audit Date or (C) in connection with a promotion;
(ix) any granting by the Company or any of its Subsidiaries to any such executive officer of any increase in severance or termination pay, except (A) for obligations which have been satisfied prior to the date hereof, (B) for increases in the ordinary course of business consistent with prior practice in any one case not in excess of $100,000, (C) as was required under any employment, severance or termination agreement in effect as of the Audit Date or
(D) in connection with a promotion; or (x) any entry by the Company or any of its Subsidiaries into any new severance or termination agreement with any such executive officer, except (A) for obligations which have been satisfied prior to the date hereof, (B) new severance or termination obligations in the ordinary course of business consistent with prior practice in any one case not in excess of $100,000, (C) in connection with a promotion or (D) any new severance or termination agreement entered into at Parent's request or with Parent's consent.

     (g) Litigation and Liabilities. Except as disclosed in the Company Reports filed prior to the date hereof, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets except for those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Stock Option Agreement. Set forth in
Section 5.1(g) of the Company Disclosure Letter is a complete list of all civil, criminal or administrative actions, suits, claims (other than individual customer complaints which are received in the ordinary course of business, consistent with past practice, and as to which no suit, action or arbitration has been commenced), hearings, investigations or proceedings, pending or, to the knowledge of the Company, threatened against the Company or any of its Affiliates or any of their respective properties or assets as of the date hereof. The Company has delivered to Parent a true and complete copy of its customer complaint log which is maintained in the ordinary course of business. Except for those obligations and liabilities that are fully reflected or reserved against on the consolidated balance sheet of the Company included in the 1999 10-K, and for obligations and liabilities incurred in the ordinary course of business consistent with prior practice since December 31, 1999, neither the Company nor any of its Subsidiaries has incurred any obligations or liabilities of any nature whatsoever, whether absolute, accrued, contingent, known, unknown or otherwise and whether or not required to be disclosed on a balance sheet prepared in accordance with GAAP or statutory accounting principles, including those relating to matters involving any Environmental Law (as defined in Section 5.1(k)), or any other facts or circumstances of which the Company has knowledge that could result in any claims against, or obligations or liabilities of, the Company or any of its Affiliates, except for those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Stock Option Agreement. As used in the Agreement, the phrase "knowledge of the Company" means the actual knowledge of those people set forth on Section 5.1(g) of the Company Disclosure Letter.

     (h)  Employee Benefits.

     (i) A true and complete copy of each material employment benefit and compensation plan, contract, policy or arrangement, including each "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), bonus, incentive, deferred compensation, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation rights, stock based, termination and severance plan, agreement, policy or arrangement (whether oral or in writing) that covers employees, directors, consultants, former employees or former directors of the Company and its Subsidiaries (the "Compensation and Benefit Plans") and any trust agreement or insurance contract forming a part of such Compensation and Benefit Plans has been made available to Parent prior to the date hereof. The Compensation and Benefit Plans are listed in Section 5.1(h) of the Company Disclosure Letter and any "change of control" or similar provisions therein are specifically identified in Section 5.1(h) of the Company Disclosure Letter. Neither the Company nor any of its Subsidiaries has any commitment, oral or written, to create any additional material Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan in a material respect.

     (ii) All Compensation and Benefit Plans are in substantial compliance with all applicable law, including the Code and ERISA, and all required filings and disclosures with respect to any Compensation and Benefit Plan have been timely made. More specifically, the Company and the Compensation and Benefit Plans have at all times complied with Section 407 of ERISA with respect to the holding and acquiring of "employer securities" and "qualifying employer securities" as defined under ERISA. Each Compensation and Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and that is intended to be qualified under Section 401(a) of the Code (each, a "Qualified Plan"), has received a favorable determination letter (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the Internal Revenue Service (the "IRS") with respect to "TRA" (as defined in
Section 1 of Revenue Procedure 93-39), and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of the Company, threatened legal action, suit, claim or governmental investigation relating to any of the Compensation and Benefit Plans, other than routine claims for benefits. Neither the Company nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

     (iii) There is no material liability under Subtitle C or D of Title IV of ERISA that has been incurred which has not been satisfied and no such material liability is expected to be incurred by the Company or any Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (such entity an "ERISA Affiliate" and such plan an "ERISA Affiliate Plan"). The Company and its Subsidiaries have not incurred any material withdrawal liability that has not been satisfied and the Company does not expect that they will incur any such material withdrawal liability with respect to any multiemployer plan under Subtitle E to Title IV of ERISA. Neither the Company, its Subsidiaries nor any ERISA Affiliate has contributed, or been obligated to contribute, to a "multiemployer plan" within the meaning of Section 3(37) of ERISA at any time since September 26, 1980. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or any ERISA Affiliate Plan within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement and the Stock Option Agreement. The Pension Benefit Guaranty Corporation (the "PBGC") has not instituted proceedings to terminate any Pension Plan or ERISA Affiliate Plan, and, to the knowledge of the Company, no condition exists that presents a material risk that such proceedings will be instituted.

     (iv) All material contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date hereof. Neither any Pension Plan nor any ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of
Section 412 of the Code or Section 302 of ERISA, and no ERISA Affiliate has an outstanding funding waiver. Neither the Company nor its Subsidiaries or ERISA Affiliates (x) has provided, or is required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code or (y) has taken any action, or omitted to take any action, that has resulted, or is reasonably likely to result, in the imposition of a lien under Section 412(a) of the Code or pursuant to ERISA.

     (v) Under each Pension Plan which is a single-employer plan and ERISA Affiliate Plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Plan, and as of the date hereof, there has been no material adverse change in the financial condition of such Plan nor any amendment or other change to such Plan that would materially increase the amount of benefits thereunder which reasonably could be expected to change such result.

     (vi) Except as required by applicable law or pursuant to individual agreements, neither the Company nor any of its Subsidiaries or ERISA Affiliates have any obligations for retiree health and life benefits under any Compensation and Benefit Plan. No action taken by the Company or its Subsidiaries alters the Company's or its Subsidiaries' ability to amend or terminate any retiree health or life plan in accordance with the written terms of such plan.

     (vii) The consummation of the Merger and the other transactions contemplated by this Agreement or the Stock Option Agreement will not (w) entitle any employee, consultant or director of the Company or any of its Subsidiaries to any payment (including severance pay or similar compensation) or any increase in compensation, (x) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans, (y) result in any breach or violation of, or a default under, any of the Compensation and Benefit Plans or
(z) result in any payments by the Company or the Surviving Corporation being non-deductible as an "excess parachute payment" pursuant to Section 280G of the Code.

     (viii) With respect to each Compensation and Benefit Plan, if applicable, the Company has provided or made available to Parent true and complete copies of
(i) the two most recent Forms 5500 filed with the IRS; (ii) the most recent actuarial report and financial statement; (iii) the most recent summary plan description; (iv) the forms filed with the PBGC (other than for premium payments); (v) the most recent determination letter issued by the IRS; (vi) any Form 5310 or Form 5330 filed with the IRS; and (vii) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

     (ix) The disallowance of a deduction under Section 162(m) of the Code for employee remuneration does not apply to any amount payable to a "covered individual" with respect to the Company.

     (i) Compliance with Laws; Permits. (i) The business and operations of the Company and its Subsidiaries have been conducted in compliance with all applicable foreign, federal, state and local statutes and regulations regulating the business and products of insurance and reinsurance and all applicable orders and directives of insurance regulatory authorities (including federal authorities with respect to health maintenance organization and other health and workmen's compensation products and variable insurance and annuity products) and market conduct recommendations resulting from market conduct examinations of insurance regulatory authorities (including federal authorities with respect to health maintenance organization and other health and workmen's compensation products and variable insurance and annuity products) (collectively, "Insurance Laws"), except where the failure to so conduct such business and operations is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Without limiting the generality of the preceding sentence, except where the failure to do so is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, each of the Company and its Subsidiaries and, to the knowledge of the Company as of the date hereof, its Agents (as defined in Section 5.1(r)(ii)) have marketed, sold and issued insurance, reinsurance and annuity products and guaranteed investment contracts in compliance with all applicable Insurance Laws, including (A) all applicable prohibitions against withdrawal of business lines and "redlining",
(B) all applicable requirements relating to the disclosure of the nature of insurance products as policies of insurance, (C) all applicable requirements relating to insurance product projections and illustrations and (D) all applicable requirements relating to the advertising, sales and marketing of insurance and annuity products and guaranteed investment contracts. In addition,
(X) there is no pending or, to the knowledge of the Company, threatened charge by any insurance regulatory authority that any of the Company or any of its Subsidiaries has violated, nor any pending or, to the knowledge of the Company, threatened investigation by any insurance regulatory authority with respect to possible violations of, any applicable Insurance Laws where such violations are, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect; (Y) none of the Company or any of its Subsidiaries is subject to any order or decree of any insurance regulatory authority relating specifically to such Person (as opposed to insurance companies generally) which is individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect; and (Z) the Company and its Subsidiaries have filed all reports required to be filed with any insurance regulatory authority as to which the failure to file such reports is, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

     (ii) In addition to Insurance Laws, except as set forth in the Company Reports filed prior to the date hereof, the businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, "Laws"), except for violations or possible violations that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Stock Option Agreement. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries which would be reasonably likely to have a Company Material Adverse Effect is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same. To the knowledge of the Company, no change is required in the Company's or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, and the Company has not received any notice or communication of any noncompliance with any such Laws that has not been cured as of the date hereof other than any such failure to make changes or non-compliance which is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. The Company and its Subsidiaries each has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted except those the absence of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement. None of the Company's Subsidiaries which is a registered broker-dealer has entered into or is subject to a restrictions letter agreement with the NASD as of the date hereof.

     (j) Takeover Statutes. No restrictive provision of any "fair price," "moratorium," "control share acquisition," "interested stockholder" or other similar anti-takeover statute or regulation (each a "Takeover Statute") or any restrictive provision of any anti-takeover provision in the Company's certificate of incorporation and by-laws is, or at or following the Effective Time will be, applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement or the Stock Option Agreement. Without limiting the generality of the foregoing, the board of directors of the Company has taken all action so that Parent will not be prohibited from, or require any subsequent approval or consent in connection with, entering into or consummating a "business combination" with the Company as an "interested stockholder" or "interested shareholder" (in each case as such terms are used in Section 203 of the DGCL and Article SEVENTH of the Company's certificate of incorporation) as a result of the execution of this Agreement the Stock Option Agreement, or the consummation of the transactions contemplated hereby or thereby.

     (k) Environmental Matters. Except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect:

     (i) the Company and its Subsidiaries have at all times been in compliance with all Orders of any Governmental Entity and all Laws, in each case related to human health or the environment ("Environmental Law");

     (ii) there are not any past or present conditions or circumstances at, or arising out of, any current or former business, assets or properties of Company or any of its Subsidiaries, including but not limited to on-site or off-site disposal presence or release of or exposure to any chemical substance, product or waste or any other condition or circumstance which has resulted in or could have resulted in or could reasonably be expected to give rise to: (a) liabilities, fines, penalties, costs, capital expenditures or obligations for any violation, noncompliance, cleanup, remediation, disposal or corrective action under any Environmental Law or (b) claims arising for personal injury, property damage, or damage to natural resources; and

     (iii) neither the Company nor any of its Subsidiaries has (a) received any notice of noncompliance with, violation of, or liability or potential liability relating to any Environmental Law or (b) entered into any consent decree, agreement or order or is subject to any order of any court or governmental authority or tribunal or any indemnity with any third party relating to any Environmental Law or relating to the cleanup of any hazardous materials contamination.

     (l)  Taxes.

     (i) Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries (A) have duly and timely filed (taking into account any extension of time (to the extent validly received) within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate; (B) all Taxes (as defined below) owed (whether or not shown on any Tax Return) have been paid, including any Taxes that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith; and (C) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. As of the date hereof, there are not pending or threatened any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. There are not any unresolved questions or claims concerning the Company's or any of its Subsidiaries' Tax liability that are reasonably likely to have a Company Material Adverse Effect. There are no Tax liens against the Company or any of its Subsidiaries or liens for Taxes not yet due or Taxes being contested in good faith. The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 31, 1996, 1997 and 1998.

     As used in this Agreement, (y) "Tax" (including, with correlative meaning, the terms "Taxes", and "Taxable") means (i) all federal, state, local and foreign income, profits, franchise, premium, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions and (ii) any liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company and each of its subsidiaries to a Tax Authority is determined or taken into account with reference to the liability of any other Person (including, e.g., liability under Treasury Regulation 1.1502-6 or similar liability under any other Law), and (iii) any liability for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount of the type described in (i) or (ii) as a result of any existing express or implied obligation (including, but not limited to, an indemnification obligation). "Tax Return" means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax Authority relating to Taxes.

     "Tax Sharing Agreement" means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the principal purpose of determining any Person's Tax liability.

     "Tax Authority" means the Internal Revenue Service and any other domestic or foreign Governmental Entity or Person responsible for the administration of any taxes.

     (ii) Except for situations which would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, (A) the Tax treatment under the Code of all Company Life Insurance Contracts (as defined in Section 5.1(r)(i)) is and at all times has been in all material respects the same or more favorable to the purchaser, policyholder or intended beneficiaries thereof as the Tax treatment under the Code for which such Company Life Insurance Contracts qualified or purported to qualify at the time of their issuance or purchase, except for changes resulting from changes to the Code which do not affect such Company Life Insurance Contracts due to the effective date thereof, (B) each hardware, software and firmware product used by the Company Life Insurance Companies to maintain such Company Life Insurance Contracts' qualification for the Tax treatment under the Code for which such Company Life Insurance Contracts qualified or purported to qualify at the time of their issuance or purchase is and at all relevant times has been properly designed and implemented to maintain such qualification, (C) each annuity contract issued by the Company Life Insurance Companies qualifies as an annuity contract under Section 72 of the Code, (D) each life insurance policy issued by the Company Life Insurance Companies qualifies as a life insurance contract for federal income Tax purposes and any such policy which is a modified endowment contract under Section 7702A of the Code (each, a "MEC") has been marketed as such at all relevant times or the policyholder otherwise has consented to such MEC status and (e) each of the Company Life Insurance Companies is and at all times has been the owner for federal income Tax purposes of the assets in any segregated asset account underlying or supporting each variable annuity contract and each variable insurance policy issued by it. For purposes of this Section, the provisions of the Code relating to the Tax treatment of such contracts shall include Sections 72, 79, 101, 104, 105, 106, 125, 130, 264, 401, 403, 404, 408,
408A, 412, 415, 419, 419A, 457, 501, 505, 817, 818, 1035, 7702, 7702A and 7702B.

     (iii) Except for situations which would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, each Fund Client (as defined in Section 5.1(v)(i)) has elected to qualify and, for all taxable years that an Advisory Entity (as defined in Section 5.1(v)(iii)) served as investment adviser and with respect to which the applicable statute of limitations (including any extensions) has not expired ("open taxable years"), has continuously qualified to be treated as a "regulated investment company" under Subchapter M of the Code and has continuously been eligible to compute, and has for each such taxable year computed, its federal income tax under
Section 852 of the Code and has no earnings and profits accumulated in any taxable year. At the Closing Date, all Tax Returns with respect to any taxable period for which the applicable statute of limitations (including any extensions) has not expired and during which an Advisory Entity has served as investment adviser that were or are required to be filed on or before such date by or on behalf of a Fund Client were or shall have been filed and were or shall be complete and correct and all federal and other Taxes, shown or required to be shown as due on such returns, shall have been paid or provided for. No such Tax Return or other filing is currently under audit, no assessment has been asserted with respect to such Tax Returns or other filings, and no requests for waivers of the time to make any such assessment are pending. None of the Fund Clients is delinquent in the payment of any material Tax assessment or governmental charge.

     (iv) In providing recordkeeping and administrative services in the ordinary course of business consistent with prior practice with respect to customers' insurance products, whether individual or group retirement or deferred compensation plans or arrangements, and with respect to any life insurance or annuity contracts issued, assumed, modified, exchanged or sold by a Company Life Insurance Company as of the Closing Date, each Company Life Insurance Company is in compliance with the applicable administrative requirements of the Code and the rules and regulations thereunder, and, to the extent applicable, the requirements of Parts 2, 3 and 4 of Title I of ERISA, except for those failure to comply that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

     (v) The merger of IB Holdings, Inc. into IB Holdings LLC qualifies as a liquidation for purposes of Section 332 of the Code.

     (m) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the Company, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries.

     (n) Insurance. All material fire and casualty, general liability, directors' and officers', errors and omissions and product liability insurance policies maintained by the Company or any of its Subsidiaries are with reputable insurance carriers and provide insurance coverage reasonably customary or adequate for the operation of their respective businesses, except for any such failures to maintain insurance policies that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. The Company and its Subsidiaries have given notice to insurance carriers of all material claims that may be covered, and the Company and its Subsidiaries have not received any refusal of coverage or any notice that a defense will be afforded with reservation of rights or any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

     (o)  Intellectual Property.

     (i) The Company and each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all material patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, trade secrets, computer software programs or applications, and tangible or intangible proprietary information or materials ("Intellectual Property") that is used in the business of the Company and its Subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, and to the knowledge of the Company all material patents, trademarks, trade names, service marks and copyrights held by the Company and its Subsidiaries are valid and subsisting.

     (ii)  Except as is not reasonably likely to have a Company Material Adverse
Effect:

          (A) the Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third-party Intellectual Property;

          (B)  the Company has not received any notice of any bona fide claims
     (I) to the effect that the Company or any of its Subsidiaries is infringing on any copyright, patent, trademark, trade name, service mark or trade secret; (II) against the use by the Company or any of its Subsidiaries, of any Intellectual Property used in the business of the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted or (III) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights or other trade secret material to the Company; and

          (C) to the knowledge of the Company, there is no infringement of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or any of its Subsidiaries.

     (p) Rights Plan. (i) The board of directors of the Company has taken all necessary action to render the Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement.

     (ii) The Company has taken all necessary action with respect to all of the outstanding Rights so that, as of immediately prior to the Effective Time, (A) neither the Company nor Parent will have any obligations under the Rights or the Rights Agreement and (B) the holders of the Rights will have no rights under the Rights or the Rights Agreement.

     (q) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated in this Agreement or the Stock Option Agreement except that the Company has employed Merrill Lynch & Co. and Lehman Brothers Inc. as its financial advisors, the arrangements with which have been disclosed to Parent prior to the date hereof.

     (r) Insurance Business. (i) Except as otherwise is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, all policies, binders, slips, certificates, guaranteed investment contracts, annuity contracts and participation agreements and other agreements of insurance and reinsurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) that are issued by the Company Life Insurance Companies (the "Company Life Insurance Contracts") and any and all marketing materials, are, to the extent required under applicable Law, on forms approved by applicable insurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection, and such forms comply in all material respects with the insurance statutes, regulations and rules applicable thereto. Premium rates established by the Company Life Insurance Companies that are required to be filed with or approved by insurance regulatory authorities have been so filed or approved, the premiums charged conform thereto in all material respects, and such premiums comply in all material respects with the insurance statutes, regulations and rules applicable thereto, except where the failure to be so filed or approved, or to so conform or comply, is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

     (ii) To the knowledge of the Company as of the date hereof, each insurance agent, third party administrator, manager, marketer, underwriter, broker, reinsurance intermediary and distributor (each an "Agent"), at the time such Agent wrote, sold, produced or managed business for any Company Life Insurance Company was duly licensed (for the type of business written, sold, produced or managed) and no such Agent violated (or with or without notice or lapse of time or both, would have violated) any term or provision of any Law applicable to the writing, sale, production or management of business for any Company Life Insurance Company, except for such failures to be licensed or such violations which have been cured, which have been resolved or settled through agreements with applicable Governmental Entities or which are barred by an applicable statute of limitations, or that have not had or are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

     (iii) Prior to the date hereof, the Company has delivered to Parent a true and correct summary of each material Contract between any Company Life Insurance Company and any reinsurance intermediary and of each material pooling agreement to which a Company Life Insurance Company is a party, including all agreements relating to or arising out of or in connection with the Unicover pool.

     (iv) Prior to the date hereof, the Company has delivered to Parent a true and complete copy of any actuarial reports prepared by independent actuaries with respect to reserve adequacy of any Company Life Insurance Company since December 31, 1997, and all attachments, addenda, supplements and modifications thereto (the "Company Actuarial Analyses"). To the knowledge of the Company, the information and data furnished by the Company or any Company Life Insurance Company to its independent actuaries in connection with the preparation of the Company Actuarial Analyses were accurate in all material respects.

     (v) To the knowledge of the Company as of the date hereof, all amounts recoverable under reinsurance, coinsurance or other similar Contracts to which any Company Life Insurance Company is a party (including, but not limited to, amounts based on paid and unpaid losses) are fully collectible.

     (vi) As of the date hereof, none of Standard & Poor's Corporation, Moody's Investors Service, Inc. or A.M. Best Company has told the Company that any rating presently held by the Company Life Insurance Companies is likely to be modified, qualified, lowered or placed under such surveillance or review for any reason.

     (s) Liabilities and Reserves. (i) The reserves carried on the Company Life SAP Statements of each Company Life Insurance Company for the year ended December 31, 1999 for future insurance policy benefits, losses, claims and similar purposes are in compliance in all material respects with the requirements for reserves established by the insurance departments of the jurisdiction of domicile of such Company Life Insurance Company, were determined in all material respects in accordance with generally accepted actuarial standards consistently applied and are fairly stated in all material respects in accordance with sound actuarial principles utilizing actuarial assumptions in accordance with or more conservative than called for in relevant policy and contract provisions. The Company has delivered to Parent true, correct and complete copies of the actuarial valuation reports delivered to the insurance department of the domiciliary jurisdiction of each Company Life Insurance Company for the years ended December 31, 1999 and 1998.

     (ii) Except for regular periodic assessments in the ordinary course of business consistent with prior practice or assessments based on developments which are publicly known within the insurance industry, to the knowledge of the Company, no claim or assessment is pending or threatened against any Company Life Insurance Company which is peculiar or unique to such Company Life Insurance Company by any state insurance guaranty associations in connection with such association's fund relating to insolvent insurers which if determined adversely, is, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

     (t) Separate Accounts; Investment Advisor. (i) Except as otherwise is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, each separate account maintained by a Company Life Insurance Company (collectively, the "Company Separate Accounts") is duly and validly established and maintained under the laws of its state of formation and is either excluded from the definition of an investment company pursuant to
Section 3(c)(11) of the 1940 Act or is duly registered as an investment company under the 1940 Act. Except as otherwise is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, each such Company Separate Account, if registered, is operated in compliance with the 1940 Act, has filed all reports and amendments of its registration statement required to be filed, and has been granted all exemptive relief necessary for its operations as presently conducted. Except as otherwise is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, the Company Life Insurance Contracts under which the Company Separate Accounts assets are held are duly and validly issued and are binding obligations of the Company Life Insurance Companies and are either exempt from registration under the Securities Act pursuant to Section 3(a)(2) of the Securities Act or were sold pursuant to an effective registration statement under the Securities Act, and any such registration statement is currently in effect to the extent necessary to allow the appropriate Company Life Insurance Company to receive contributions under such Company Life Insurance Contracts.

     (ii) The assets of each Company Separate Account are adequately diversified within the meaning of, and to the extent required by, Section 817(h) of the Code.

     (iii) Each of the Company Life Insurance Companies is treated for federal tax purposes as the owner of the assets underlying the respective life insurance policies and annuity contracts issued, entered into or sold by it.

     (u) Material Contracts. All of the material Contracts of the Company and its Subsidiaries that are required to be described in the Company Reports or to be filed as exhibits thereto are described in the Company Reports or filed as exhibits thereto, respectively, and are in full force and effect. True and complete copies of all such material Contracts have been delivered or made available by the Company to Parent. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party is in breach of or in default under any such Contract except for such breaches and defaults as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Except as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is party to any Contract containing any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries or, except as specifically identified in
Section 5.1(u) of the Company Disclosure Letter, assuming the consummation of the transactions contemplated by this Agreement, Parent or any of its Subsidiaries to (A) sell any products or services of or to any other person, (B) engage in any line of business or (C) compete with or to obtain products or services from any person or limiting the ability of any person to provide products or services to the Company or any of its Subsidiaries.

     (v)  Investment Contracts, Fund Clients and Advisory Clients.

     (i) Certain of the Company's Subsidiaries provide investment management, investment advisory, sub-advisory, administration, distribution or certain other services (each Contract for such services being referred to as an "Investment Contract", each other party thereto being referred to as a "Client", and each Client which is registered as an investment company under the 1940 Act being referred to as a "Fund Client") to the Clients, a complete list of which has previously been made available by the Company to Parent. Each of the Fund Clients (or the company or trust of which it is a series) is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. The Boards of Trustees or Directors of the Fund Clients operate in all material respects in conformity with the requirements and restrictions of Sections 9, 10 and 16 of the 1940 Act.

     (ii) Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, each of the Fund Clients is in compliance with all applicable Laws of the SEC, the NASD, the IRS and any other governmental agency or self-regulatory body having jurisdiction over such Fund Client or its distributor or investment adviser and of any state in which such Fund Client is registered, qualified or sold and with its prospectus and statement of additional information. Except as would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, each Fund Client has elected to be treated as, and has continuously qualified as, a "regulated investment company" under subchapter M of Chapter 1 of Subtitle A of the Code. Except as would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, each Fund Client that is intended to be a tax-exempt municipal bond fund has satisfied the requirements of Section 852(b)(5) of the Code and is qualified to pay exempt interest dividends as defined therein.

     (iii) Each of the Company's Subsidiaries (each an "Advisory Entity" and, collectively "Advisory Entities"), a complete list of which has previously been made available by the Company to the Parent, that provides investment management, investment advisory or sub-advisory services to any Fund Client or any other Person (each such other Person, an "Advisory Client") is duly registered with the SEC as an investment adviser and is not subject to state regulation. The Company is not an Advisory Entity. No Advisory Client relies upon the exemptions from registration provided by Sections 3(c)(1), 3(c)(7) or (except Company Separate Accounts) 3(c)(11) of the 1940 Act.

     (iv) Each Fund Client and Advisory Entity has operated and is currently operating in compliance with all Laws, and with the investment objectives, policies and restrictions, that are applicable to it or its business except for such noncompliance as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. Each Advisory Entity has been and is in compliance with each Investment Contract to which it is a party, except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

     (v) The accounts of each Advisory Client subject to ERISA have been managed by the applicable Company Subsidiary in compliance in all material respects with the applicable requirements of ERISA.

     (vi) All issued and outstanding shares of common stock and shares or units of beneficial interest of each Fund Client (collectively, "shares") are, and at the Effective Time will be, and all of the authorized but unissued shares of each Fund Client when issued for the consideration described in the current registration statement relating to that Fund Client will be, duly and legally issued and outstanding, fully paid, and non-assessable by the Fund Client. No Fund Client has outstanding any options, warrants, or other rights to subscribe for or purchase any of its shares, nor is there outstanding any security convertible into shares of any Fund Client.

     (vii) The current prospectus and related registration statement, including the current statement of additional information, for each of the Fund Clients (copies of which have been delivered to Parent) conform in all material respects to the applicable requirements of the Securities Act, the 1940 Act, and the rules and regulations of the SEC thereunder, as well as the applicable requirements of the various state securities Laws, and do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (viii) Each Fund Client has filed with the SEC all material contracts, including all agreements and arrangements for the distribution of shares, to which a Fund Client is a party or by which a Fund Client or its property is bound, other than contracts for the purchase or sale of portfolio securities entered into in the ordinary course of business consistent with prior practice, that are required to be filed with the SEC. Each contract subject to Section 12(b) or 15 of the 1940 Act has been duly approved at all times in compliance in all material respects with Section 12(b) or 15 of the 1940 Act and all other applicable Laws. Each such contract is currently in full force and effect and has been performed by the relevant entity in accordance with the 1940 Act and all other applicable Laws. No material default or condition or event that, after notice or lapse of time or both, would constitute a material default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, on the part of the other parties to such advisory and sub-advisory agreements, exists under any of those material contracts.

     (ix) All proxy statements to be prepared for use by the Fund Clients in connection with the transactions contemplated by this Agreement will, with respect to information provided by the Company, any of its Subsidiaries, or a Fund Client, not contain any untrue statement of a material fact, or omit to state any material fact required to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (w)  Company Broker/Dealers.

     (i) The Company operates its broker/dealer operations exclusively through Washington Square Securities, Inc., Pilgrim Securities Inc., Granite Investment Services, Inc., Split Rock Financial, Inc., Bancwest Investment Services, Inc., Financial Northeastern Securities, Inc. and PrimeVest Financial Services, Inc. (collectively, the "Company Broker/Dealers"). Each Company Broker/Dealer that is required to be registered as a broker-dealer with the SEC or under applicable state Laws, is so registered and is registered with each other Governmental Entity with which it is required to register in order to conduct its business as now conducted, and is and has been since January 1, 1997 in full compliance with all applicable Laws thereunder, except for any failures to register or comply which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Each Company Broker/Dealer is a member organization in good standing of the NASD and such other organizations in which its membership is required in order to conduct its business as now conducted except such failures to be in good standing or such memberships the failure to have or maintain which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

     (ii) Except as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, no Company Broker/Dealer is, nor is any "associated person" of it, subject to a "statutory disqualification" (as such terms are defined in the Exchange Act) or subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of the Company as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act and, to the Company's knowledge, there are no proceedings or investigations pending by any Governmental Entity or self-regulatory organization that is reasonably likely to result in any such censure, limitations, suspension or revocation.

     (iii) Except as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, since its inception, each Company Broker/Dealer has had net capital (as such term is defined in Rule 15c3-1 under the Exchange Act) that satisfies the minimum net capital requirements of the Exchange Act and of the laws of any jurisdiction in which such company conducts business.

     (x) Bank Regulatory Matters. (i) Neither the Company nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or extraordinary supervisory letter from, any Banking Authority.

     (ii) Neither the Company nor any of its Subsidiaries has been advised by any Banking Authority that such Banking Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, supervisory letter or similar submission.

     (iii) At its most recent Community Reinvestment Act examination, Reliastar Bank received at least a "satisfactory" rating.

     5.2 Representations and Warranties of ING, Parent and Merger Sub. ING, Parent and Merger Sub each hereby represent and warrant to the Company that:

     (a) Capitalization. (i) The authorized capital stock of ING consists of 1,500,000,000 ING Shares, of which 966,975,000 ING Shares were issued and outstanding as of the close of business on December 31, 1999, 100,000,000 A preference shares, nominal value NLG 2.50 ("A Shares"), 200,000,000 B preference shares, nominal value NLG 2.50 ("B Shares"), and 900,000,000 cumulative preference shares, nominal value NLG 2.50 (the "Cumulative Preference Shares"), of which 87,080,000 A Shares, no B Shares and no Cumulative Preferred Shares were issued and outstanding as of the close of business on December 31, 1999. The A Shares, B Shares and Cumulative Preference Shares are sometimes collectively referred to as the "Preference Shares". All of the outstanding ING Shares and A Shares have been duly authorized and are validly issued and fully paid. As of December 31, 1999, 36,848,244 ADSs had been offered and sold in the United States by or on behalf of ING. At December 31, 1999 ING had no options or warrants to acquire ING Shares, other than 261,070,062 authorized Warrants A, of which 47,016,271 were outstanding as of such date; 17,317,132 authorized Warrants B, of which 17,119,828 were outstanding as of such date; and 23,085,476 options issued pursuant to employee stock option plans. At all times from the date hereof through consummation of the Merger or termination of this Agreement ING will have available a number of ING Shares which will be sufficient to permit consummation of the Merger. Each such ING Share will be validly issued and fully paid, and will not be subject to any preemptive rights. The ADSs which will comprise the ESOP Consideration, the Bearer Receipts represented by such ADSs, and the ING Shares represented by such Bearer Receipts will be registered under the Securities Act and the Exchange Act and registered or exempt from registration under any applicable "blue sky" or state securities Laws or insurance securities Laws. Except as set forth above, as of December 31, 1999 there were no ING Shares authorized, reserved, issued or outstanding and no outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued share capital or other ownership interest of ING.

     (ii) The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

     (b) Organization, Good Standing and Qualification. Each of ING, Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority when taken together with all other such failures, is not reasonably likely to have a Parent Material Adverse Effect. As used herein, the term "Parent Material Adverse Effect" means a material adverse effect on the financial condition, properties, business or annual results of operations of ING and its Subsidiaries taken as a whole, except to the extent that such adverse effect results from (i) general economic conditions or changes therein, (ii) financial market fluctuations or conditions,

(iii) adverse economic or regulatory changes or effects in or affecting the financial services industry, insurance industry, banking industry, or asset management industry generally, (iv) the announcement of the transactions contemplated herein, or any effect which would prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated hereby.

     (c) Corporate Authority. Each of ING, Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. This Agreement is a valid and binding agreement of ING, Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

     (d) Governmental Filings; No Violations. (i) Other than the reports, filings, registrations, consents, approvals, permits, authorizations, applications and/or notices (A) pursuant to Section 1.3, (B) under the HSR Act,
(C) under any foreign competition laws, (D) under the Exchange Act, (E) under the 1940 Act, (F) under the Advisers Act, (G) with the NYSE, (H) with the NASD,
(I) with the Banking Authorities, (I) with the Insurance Authorities and (J) with applicable Dutch regulatory authorities (notice filings), no notices, reports or other filings are required to be made by ING, Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by ING, Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery of this Agreement by ING, Parent and Merger Sub and the consummation by ING, Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

     (ii) The execution, delivery and performance of this Agreement by ING, Parent and Merger Sub do not, and the consummation by ING, Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the governing instruments of ING, Parent and Merger Sub, (B) a breach or violation of, or a default under, the acceleration of any rights or obligations or the creation of a lien, pledge, security interest, claim or other encumbrance on the assets of ING or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contracts binding upon ING or any of its Subsidiaries or any Law or governmental or non-governmental permit or license to which ING or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect.

     (e) ING Reports. (i) ING has filed with the SEC each registration statement, report, or information statement required to be filed by it since June 30, 1997, including ING's Annual Report on Form 20-F for the year ended December 31, 1999 (such report on Form 20-F, the "1999 20-F"), each in the form (including exhibits, annexes and any amendments thereto) promulgated by the SEC under the Securities Act or the Exchange Act (collectively, including any such registration statements, reports, proxy statements and information statements filed subsequent to the date hereof and as amended and any other filings made with the SEC since June 30, 1997, the "ING Reports"). As of their respective dates (or, if amended, as of the date of such amendment), the ING Reports did not, and any ING Reports filed with the SEC under the Exchange Act subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

     (ii) Each of the consolidated balance sheets included in the ING Reports (including the related notes and schedules) fairly presents in all material respects, or will fairly present in all material respects, the consolidated financial position of ING and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in the ING Reports (including any related notes and schedules) fairly presents in all material respects, or will fairly present in all material respects, the results of operations, retained earnings and changes in financial position, as the case may be, of ING and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with accounting principles generally accepted in the Netherlands consistently applied during the periods involved, except as may be noted therein, together with any reconciliations therein to GAAP.

     (f) Except as disclosed in the ING Reports filed prior to the date hereof, since the Audit Date until the date hereof, there has not been any Parent Material Adverse Effect or any development or combination of developments of which ING has knowledge that has had or is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

     (g) Adequate Funds. Parent has and will have at the Effective Time sufficient funds for the payment of the Merger Consideration and to perform its obligations under this Agreement.

                                   ARTICLE VI

                                   COVENANTS

     6.1 Interim Operations; Operation of Businesses. The Company covenants and agrees as to itself and its Subsidiaries that after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed, and except as set forth in the corresponding section of the Company Disclosure Letter or as otherwise expressly contemplated by this Agreement and the Stock Option Agreement):

     (a) its and its Subsidiaries' business shall be conducted in the ordinary course of business consistent with prior practice and, to the extent consistent therewith, it shall use all reasonable efforts to (i) preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, agents, regulators, creditors, lessors, employees and business associates, (ii) maintain and keep material properties and assets in good repair and condition, ordinary wear and tear excepted and
(iii) maintain in effect all existing governmental permits that are required for the continued operation of the business of the Company and its Subsidiaries in all material respects as they are currently conducted;

     (b) it shall not (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries; (ii) amend its certificate of incorporation or by-laws or comparable governing instruments; (iii) split, combine or reclassify its outstanding shares of capital stock; (iv) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its direct or indirect wholly-owned Subsidiaries and other than regular quarterly cash dividends not in excess of $0.22 per Share; or (v) repurchase, redeem or otherwise acquire, except in connection with the Stock Plans, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

     (c) neither it nor its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments, rights or any agreements of any kind to acquire, any shares of its capital stock of any class or any Voting Debt or any other property or assets (other than Shares issuable pursuant to options outstanding on the date hereof under the Stock Plans); (ii) other than in the ordinary course of business consistent with prior practice, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its Subsidiaries) or incur or modify any material indebtedness or other liability;
(iii) incur any
indebtedness with a maturity of one year or more; or (iv) make or authorize or commit for any capital expenditures in excess of five million dollars ($5,000,000) in the aggregate in excess of those set forth in or expressly contemplated by the Company's financial plans furnished to Parent or, by any means, make any acquisition of, or investment in, assets or stock of or other interest in, any other Person or entity other than portfolio investments made in the ordinary course of business consistent with past practice;

     (d) neither it nor its Subsidiaries shall terminate, establish, adopt, enter into, make any new, or accelerate the vesting or payment of any existing, grants or awards under, amend or otherwise modify, any Compensation and Benefit Plans, except as may be required by law or contractual obligations in effect as of the date of this Agreement, or increase the salary, wage, bonus or other compensation of any employees except increases occurring in the ordinary course of business consistent with prior practice (which shall include normal periodic performance reviews and related compensation and benefit increases);

     (e) neither it nor its Subsidiaries shall (i) (x) settle or compromise the litigation specified in Section 6.1(e) of the Company Disclosure Letter or (y) settle or compromise any other claims or litigation for an amount in excess of two million dollars ($2,000,000) individually with respect to each such other claim or litigation, (ii) pay, discharge, settle or satisfy any material liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities and obligations in the ordinary course of business consistent with prior practice and within the amounts reflected or reserved on the most recent consolidated financial statements contained in the Company Reports prior to the date hereof; or (iii) except in the ordinary course of business consistent with prior practice, enter into, modify, amend or terminate any of its material Contracts or waive, release or assign any material rights or claims;

     (f) it shall not make any Tax election or permit any insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated except in the ordinary course of business consistent with prior practice;

     (g) neither it nor any of its Subsidiaries shall enter into any agreement containing any provision or covenant limiting in any material respect the ability of the Company or any Subsidiary or Affiliate to (i) sell any products or services of or to any other person, (ii) engage in any line of business or
(iii) compete with or to obtain products or services from any person or limiting the ability of any person to provide products or services to the Company or any of its Subsidiaries or Affiliates;

     (h) neither it nor its Subsidiaries shall materially amend or cancel or agree to the material amendment or cancellation of any agreement, treaty or arrangement which is material to the Company and its Subsidiaries on a consolidated basis, or enter into any new material agreement, treaty or arrangement which is material to the Company and its Subsidiaries on a consolidated basis or to the Company Life Insurance Companies on a consolidated basis (other than the renewal of any existing agreements, treaties or arrangements);

     (i) neither it nor its Subsidiaries shall make any significant change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect thereto;

     (j) neither it nor its Subsidiaries shall, other than as would not be inconsistent with the Company's or its Subsidiaries' respective investment guidelines (or following consultation with Parent, consistent with industry standards), intentionally and materially alter the mix of investment assets of the Company or the duration or credit quality of such assets;

     (k) neither it nor its Subsidiaries shall, other than consistent with past practices (or following consultation with Parent consistent with industry standards), intentionally and materially alter the profile of the insurance liabilities of the Company Life Insurance Companies or materially alter the pricing practices or policies of the Company Life Insurance Companies;

     (l) amend or modify in any material respect or terminate the Lexington Agreement or waive any material provision thereof;

     (m) neither it nor any of its Subsidiaries shall take any action or omit to take any action that would cause any of the Company's representations and warranties herein to become untrue in any material respect; and

     (n) neither it nor any of its Subsidiaries shall authorize or enter into an agreement to do any of the foregoing.

     6.2 Acquisition Proposals. (a) The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit or encourage any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or 10% or more of the assets or any equity securities of, it or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). The Company further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or its board of directors from (A) complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal; (B) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the board of directors receives from the Person so requesting such information an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (as defined in Section 9.7), except that such confidentiality agreement may provide that such Person shall not be prohibited from submitting an Acquisition Proposal to the board of directors of the Company; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal; or (D) recommending such an Acquisition Proposal to the stockholders of the Company, if and only to the extent that, (i) in each such case referred to in clause (B), (C) or (D) above, the board of directors of the Company determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) in each case referred to in clause (C) or (D) above, the board of directors of the Company determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal"). The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition

Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.2. The Company agrees that it will notify Parent immediately if any such inquiries, proposals or offers are received by, any such in formation is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers and thereafter shall keep Parent informed, on a current basis, on the status and terms of any such proposals or offers and the status of any such discussions or negotiations. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its Subsidiaries to return all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

     (b) Notwithstanding anything in this Section 6.2 to the contrary, if, at any time prior to obtaining the Company Requisite Vote, the Company s board of directors determines in good faith, on the basis of the advice of its financial advisors and outside counsel, in response to an Acquisition Proposal that was unsolicited and that did not otherwise result from a breach of Section 6.2(a), that such proposal is a Superior Proposal, the Company or its board of directors may terminate this Agreement if, and only if, the Company shall substantially concurrently with such termination enter into a definitive agreement containing the terms of a Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to this sentence, and any purported termination pursuant to this sentence shall be void and of no force or effect, unless the Company shall have complied with (i) all the provisions of this
Section 6.2, including the notification provisions in this Section 6.2, (ii) the following proviso, and (iii) all applicable requirements of Section 8.3, including the payment of the termination fee described in Section 8.5(b) prior to or concurrently with such termination; and provided further, however, that the Company shall not exercise its right to terminate this Agreement pursuant to this Section 6.2 until after five business days following Parent's receipt of written notice (a "Notice of Superior Proposal") advising Parent that the Company's board of directors has received a Superior Proposal and that such board of directors will, subject to any action taken by Parent pursuant to this sentence, cause the Company to accept such Superior Proposal, specifying the material terms and conditions of the Superior Proposal and identifying the person making such Superior Proposal (it being understood and agreed that any amendment to the price or any other material term of a Superior Proposal shall require an additional Notice of Superior Proposal and a new five business day period).

     6.3 Accuracy of Prospectus/Proxy Statement. The Company, ING and Parent each agrees that none of the information supplied or to be supplied by it or its Subsidiaries or Affiliates for inclusion or incorporation by reference in (i) the Registration Statement on Form F-4 to be filed with the SEC in connection with the issuance of ADSs in the Merger (including the proxy statement and prospectus (the "Prospectus/Proxy Statement") constituting a part thereof) (the "F-4 Registration Statement") will, at the time the F-4 Registration Statement becomes effective under the Securities Act or (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to holders of Shares and at the time of the meeting of holders of Shares of the Company to be held in connection with the Merger, in either such case contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company, ING and Parent each agree that the Form F-4 Registration Statement will comply in all material respects with the applicable provisions of the of Securities Act and the Exchange Act and the rules and regulations thereunder.

     6.4 Shareholders Meeting. The Company will take, in accordance with applicable law and its certificate of incorporation and by-laws, all action necessary to convene a meeting of holders of Shares (the "Shareholders Meeting") as promptly as reasonably practicable after the execution of this

Agreement to consider and vote upon the approval of this Agreement. Subject to fiduciary obligations and the requirements of applicable Law, the Company's board of directors shall recommend such approvals and shall take all lawful action to solicit such approvals.

     6.5 Filings; Other Actions; Notification. (a) ING, Parent and the Company shall use their respective best reasonable efforts to promptly prepare and file with the SEC the Prospectus/Proxy Statement as promptly as practicable after the date hereof, and ING shall use its reasonable best efforts to prepare and file with the SEC the F-4 Registration Statement as promptly as practicable after the date hereof. ING, Parent and the Company each shall use its best reasonable efforts to have the F-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Prospectus/Proxy Statement to the holders of Shares of the Company. The Company, ING and Parent shall promptly notify each other of any request by the SEC for any amendment or supplement to the Proxy Statement/Prospectus and the Form F-4 Registration Statement, respectively, and shall provide each other copies of all correspondence between the Company, ING or Parent and/or any of their respective representatives and the SEC. Each of ING and Parent shall also use their best reasonable efforts to obtain prior to the effective date of the F-4 Registration Statement all necessary state securities Laws, insurance securities Laws or "blue sky" permits and approvals required in connection with the Merger and to consummate the other transactions contemplated by this Agreement and the Stock Option Agreement.

     (b) The Company, ING and Parent shall cooperate with each other and use (and shall cause their respective subsidiaries to use) their respective best reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement, the Stock Option Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, applications, petitions, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, waivers, licenses, permits, qualifications, orders and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and the Stock Option Agreement; provided, however, that nothing in this Section 6.5 shall require, or be construed to require, ING or Parent, in connection with the receipt of any regulatory approval, to proffer to, or agree to (i) sell or hold separate and agree to sell, divest or to discontinue to or limit, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of ING, Parent, the Company or any of their respective affiliates (or to consent to any sale, or agreement to sell, or discontinuance or limitation by ING or Parent or the Company, as the case may be, of any of its assets or businesses) or (ii) agree to any conditions relating to, or changes or restriction in, the operations of any such asset or businesses which, in either case, is reasonably likely to have a material adverse effect on the financial condition, properties, business or annual results of operations of the Company and its Subsidiaries, taken as a whole, or a material adverse effect on the financial condition, properties, business or annual results of operations of ING and its Subsidiaries, taken as a whole. Subject to applicable Laws relating to the exchange of information (including any obligations pursuant to any listing agreement with or rules of any securities exchange), ING, Parent and the Company shall have the right to review and approve (such approval not to be unreasonably withheld or delayed) in advance, and to the extent practicable each will consult the other on, all the information relating to ING, Parent or the Company, as the case may be, and any of their respective Affiliates, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity (including any securities exchange) in connection with the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement.

     (c) The Company, ING and Parent each shall, upon request by the other, furnish the other with all true and accurate information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement or Form F-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of ING, Parent or the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement and the Stock Option Agreement.

     (d) The Company, ING and Parent each shall promptly provide the other party with copies of all filings made by either the Company, ING or Parent with any state or federal court, administrative agency, commission or other Governmental Entity in connection with this Agreement and the Stock Option Agreement and the transactions contemplated hereby. The Company, ING and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby and thereby, including promptly furnishing the other with copies of any notices or other communications received by ING, Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger the other transactions contemplated by this Agreement and the Stock Option Agreement. The Company shall give prompt notice to the Parent of any change that is reasonably likely to result in a Company Material Adverse Effect.

     (e) In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person or other legal or administrative proceeding is commenced that questions the validity or legality of this Agreement, the Stock Option Agreement, the Merger or the other transactions contemplated by this Agreement or claims damages in connection therewith, the Company, ING and Parent each agree to cooperate and use their best reasonable efforts to defend against and respond thereto.

     6.6 Access. Upon reasonable notice, and subject to applicable law, the Company shall (and shall cause its Subsidiaries and Fund Clients to) afford Parent's officers, employees, counsel, accountants and other authorized representatives ("Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company, and provided further that the foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used best reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or such Person as may be designated by its officers, as the case may be.

     6.7 Stock Exchange. Each of ING and Parent shall use its reasonable best efforts to cause the ADSs to be issued pursuant to Section 4.5 to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date. The Surviving Corporation shall use its best efforts to cause the Shares to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

     6.8 Publicity. The initial press release with respect to the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement shall be a joint press release. Thereafter, neither the Company, ING nor Parent shall (i) issue any press release or otherwise make any public announcements with respect to the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement or (ii) make any filings with any third party and/or any

Governmental Entity (including any securities exchange) with respect thereto, in each case without consulting with, and obtaining the prior consent of, the other party (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, a party may, without consulting with or obtaining the consent of the other party, issue a press release or otherwise make a public announcement as may be required by Law or under the applicable rules of any securities exchange if it has used its best efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

     6.9  Benefits; Company Options.

     (a) Prior to the Effective Time, the Company will use its reasonable best efforts so that immediately prior to the Effective Time each Company Option, whether or not then exercisable, shall be cancelled and only entitle the holder thereof, as soon as reasonably practicable after surrender thereof, to receive an amount in cash equal to the product of (x) the total number of Shares subject to the Company Option and (y) the excess of the Merger Consideration over the exercise price per Share under such Company Option. Such cash payment shall be treated as compensation and shall be subject to any applicable federal or state withholding tax.

     (b) Prior to the Effective Time, the Company shall use its reasonable best efforts so that (i) immediately prior to the Effective Time, each right of any kind to acquire or receive Shares that may be held, awarded, outstanding, payable or reserved for issuance under any stock-based Company plan, program or arrangement (the "Stock Based Plans") and any other Compensation and Benefit Plans, except with respect to Company Options and the ESOP Plan, shall entitle the holder thereof to receive an amount in cash equal to the product of (x) the total number of Shares subject to the right and (y) the Merger Consideration, and such rights shall otherwise be subject to the terms and conditions applicable to the rights under the relevant Stock Based Plan or Compensation and Benefit Plan and (ii) awards under all Stock Based Plans and Compensation and Benefit Plans (other than the ESOP Plan) providing for cash payments measured by the value of Shares shall be valued at the Merger Consideration, and such cash payments shall otherwise be made on the terms and conditions applicable under the relevant Stock Based Plan or other Compensation and Benefit Plan. At or prior to the Effective Time, the Company shall adopt appropriate amendments to the Stock Based Plans and Compensation and Benefit Plans to effectuate the provisions of this Section.

     (c) Parent agrees that during the period commencing at the Effective Time and ending on December 31st of the year during which the Effective Time occurs, the individuals who are, as of the Effective Time, employees of the Company and its Subsidiaries (the "Company Employees") will continue to be provided with benefits under employee benefit plans which in the aggregate are substantially comparable to those benefits currently provided to such Company Employees. Thereafter, it is the intent of Parent that such benefits be integrated with those benefits provided to other United States-based employees of Parent's Subsidiaries. Parent will cause each employee benefit plan of Parent and its Subsidiaries in which Company Employees are eligible to participate (the "New Plans") to take into account for all purposes thereunder (except for benefit accruals under any defined benefit pension plan) the service of such employees with the Company and its Subsidiaries as if such service were with Parent and its Subsidiaries, to the same extent that such service was credited under a comparable plan of the Company and its Subsidiaries, except to the extent duplicative benefits would result. Parent will, and will cause the Surviving Corporation to, honor in accordance with their terms the Compensation and Benefit Plans as in effect as of the Effective Time, subject to any amendment or termination thereof that may be permitted by such terms.

     (d) In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate without any waiting time in each New Plan, to the extent coverage under such New Plan replaces coverage under a comparable Compensation and

Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the "Old Plans"); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan (to the extent such requirement was satisfied under the comparable Compensation and Benefit Plans) to be waived for such employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

     (e) Each bonus payable after the Effective Time with respect to the Company's Executives' Long-Term Incentive Compensation Program and the Company's Executives' Annual Incentive Compensation Program and the Company's Annual Incentive Bonus Plan for Designated Executive Officers to Company Employees shall be paid entirely in cash.

     6.10 Expenses. Except as otherwise provided in Section 8.5(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Stock Option Agreement and the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee and printing and mailing the Form F-4 Registration Statement and Prospectus/Proxy Statement shall be shared equally by Parent and the Company. The aggregate fees and expenses paid by the Company to the financial advisors named in Section 5.1(q) hereof and to the Company's outside legal counsel in connection with the transactions contemplated by this Agreement and the Stock Option Agreement shall not exceed twenty-seven million dollars ($27,000,000).

     6.11 Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time, ING agrees that it will indemnify and hold harmless each present and former director and officer of the Company (when acting in such capacity), determined as of immediately prior to the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware law and its certificate of incorporation or by-laws or pursuant to other agreements in effect on the date hereof to indemnify such Person (and ING shall also advance expenses as incurred to the fullest extent permitted under applicable law; provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); and provided further that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Delaware law and the Company's certificate of incorporation and by-laws shall be made by independent counsel selected by the Surviving Corporation.

     (b)  Any Indemnified Party wishing to claim indemnification under paragraph
(a) of this Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify ING thereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) ING or the Surviving Corporation shall have the right to assume the defense thereof and ING shall not be liable to such Indemnified Parties for any legal

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

expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if ING or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between ING or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and ING or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that ING shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) ING shall not be liable for any settlement effected without its prior written consent; and provided, further, that ING shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

     (c) ING shall cause the Surviving Corporation to either (i) maintain the Company's existing officers' and directors' liability insurance for a period of six years after the Effective Time or (ii) maintain a run-off or tail policy or endorsement with respect to covering claims asserted within six years after the Effective Time arising from facts or events that occurred at or before the Effective Time (either, "D&O Insurance"), in each case so long as the annual premium therefor is not in excess of 175% of the last annual premium paid prior to the date hereof (the "Current Premium"); provided, however, that if the existing D&O Insurance expires, is terminated or cancelled during such six-year period, the Surviving Corporation will use its reasonable efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 175% of the Current Premium.

     (d) If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section.

     (e) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

     6.12 Compliance with 1940 Act Section 15. (a) Prior to the Closing, the Company shall use reasonable best efforts to ensure compliance with Section 15(f) of the 1940 Act, so that the transactions contemplated by this Agreement will be in compliance immediately after the Closing with Section 15(f) of the 1940 Act, including, to assure that at the time of the Closing at least 75% of the Board of Directors or Trustees of each Fund Client are not "interested persons" (as such term is defined in the 1940 Act) of the Surviving Corporation or the Company.

     (b) Parent will use reasonable best efforts to assure compliance with the conditions of Section 15(f) of the 1940 Act as it applies to the transactions contemplated by the Agreement. From and after the Closing, Parent shall conduct the business of the Surviving Corporation, so as to assure that, insofar as within the control of Parent: (i) for a period of three years after the Closing Date, at least 75% of the members of the Board of Directors or Trustees of each Fund Client which enters into a replacement Investment Contract with an Advisory Entity that constitutes an investment advisory agreement are not (A) "interested persons" of the Surviving Corporation, or (B) "interested persons" of the Company; and (ii) there is not imposed on any Fund Client an "unfair burden" (within the meaning of Section 15(f) of the 1940 Act) as a result of the transactions contemplated by this Agreement, or any express or implied terms, conditions or understandings applicable thereto.

     6.13 Fund Client Contracts, Distribution Plans and Boards. The Company shall use its reasonable best efforts to cause (a) the consideration and due approval by the Board of Directors of each Fund Client and (b) to the extent required by the 1940 Act, the consideration and due approval by such Fund Client's securityholders, of (X) a new Investment Contract (or, where permitted, approval of continuation of the existing Investment Contract) with the same Advisory Entity to become effective upon the Closing, in each case, on the same material terms as in effect on the date hereof under such Investment Contract for the performance by the relevant Advisory Entity of investment management, investment advisory, investment subadvisory, distribution or administration services and (Y) an amended Rule 12b-1 distribution plan, in each case, on the same material terms as in effect on the date hereof. In addition, the Company shall use its reasonable best efforts to encourage the Board of Directors of each Fund Client (or, to the extent required by the 1940 Act, the independent Directors thereof) (X) to select and nominate, so as to constitute a majority of the independent Directors of such Board, individuals who are currently serving as independent directors of investment companies that are advised by an Affiliate of Parent, and (Y) to nominate one director (who shall not be an independent director) that is selected by Parent.

     6.14 Non-Fund Advisory Contracts. The Company or relevant Advisory Entity shall notify each Advisory Client of the transactions contemplated by this Agreement and use its reasonable best efforts to obtain, prior to the Closing, any necessary consent of each Advisory Client to the "assignment" (as such term is used in the Advisers Act) of its Investment Contract involving investment advisory services as a result of the transactions contemplated hereby in a form reasonably satisfactory to Parent. The Company and Advisory Entity shall consult with Parent regarding all written communications with Advisory Clients concerning the obtaining of such assignments.

     6.15 Qualification of the Fund Clients; Fund Client Boards. Subject to applicable fiduciary duties to the Fund Clients, the Company will use its reasonable best efforts to cause the Fund Clients to take no action (i) that would prevent any Fund Client from qualifying as a "regulated investment company", within the meaning of Section 851 of the Code, or (ii) that would be inconsistent with any Fund Client's prospectus and other offering, advertising and marketing materials.

     6.16  Other Actions by the Company and Parent.

     (a) Rights. Prior to the Effective Time, the board of directors of the Company shall take all necessary action to terminate all of the outstanding Rights, effective immediately prior to the Effective Time.

     (b) Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement or the Stock Option Agreement, ING, Parent and its board of directors and the Company and its board of directors shall each grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Stock Option Agreement, as the case may be, or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

     6.17 Appointments. Following the Effective Time, ING will take such reasonable action as may be necessary or appropriate to seek an invitation by the Supervisory Board of ING to the person named in Section 6.17 of the Company Disclosure Letter to join such Supervisory Board at the next meeting of ING's stockholders as a full member, recognizing that under Dutch law the Supervisory Board is responsible for appointing its own members and that appointment to the Supervisory Board requires approval of ING's stockholders and Works Council. Following the Effective Time, Parent shall cause to be elected to the board of directors of Parent four of the current directors of the Company reasonably acceptable to Parent.

                                  ARTICLE VII

                                   CONDITIONS

     7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

     (a) Shareholder Approval. This Agreement shall have been duly approved by holders of Shares constituting the Company Requisite Vote in accordance with applicable law and the certificate and by-laws of the Company.

     (b) Regulatory Consents. (i) The waiting period applicable to the consummation of the Merger under the HSR Act and applicable Insurance Laws shall have expired or been terminated and (ii) other than the filing provided for in
Section 1.3, all notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company, Parent and Merger Sub shall have been made or obtained (as the case may be), other than (in the case of jurisdictions other than the United States, the United Kingdom and the Netherlands) those the failure of which to make or obtain are not, individually or in the aggregate, reasonably likely (as compared to the situation in which they are made or obtained and taking into account all possible consequences to the Parent and its Subsidiaries and the Company and its Subsidiaries of consummating the transactions contemplated by this Agreement without making or obtaining them) (i) to be material to the Company and its Subsidiaries, taken as a whole, (ii) to be material to the Parent and its Subsidiaries, taken as a whole, (iii) to materially and adversely impact the reasonably anticipated economic and business benefits to the Parent and its Subsidiaries of the transactions contemplated hereby, (iv) to result in criminal liability or a more than de minimis civil fine or other penalty against Parent or any of its Subsidiaries, Affiliates or employees or against the Company or any of its Subsidiaries, Affiliates or employees, or (v) to result in Parent and its Subsidiaries being prohibited from conducting, or materially limited in their ability to conduct, business in any jurisdiction (collectively, "Governmental Consents").

     (c)  Litigation.

     (i) No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (including any Insurance Law) (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an "Order").

     (ii) No Governmental Entity shall have instituted or threatened to institute any proceeding that seeks an Order.

     (d) ADS Listing. The ADSs issuable pursuant to Section 4.5 of this Agreement shall have been authorized for listing on the NYSE upon official notice of issuance.

     (e) F-4 Registration Statement. The F-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the F-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

     (f) Blue Sky. ING and Parent shall have received all state securities Law, insurance securities Law and "blue sky" permits and approvals necessary to consummate the Merger.

     7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

     (a) Representations and Warranties. (i) The representations and warranties of the Company set forth in this Agreement which are qualified by "Company Material Adverse Effect" shall each be true and correct as so qualified as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date), (ii) the representations and warranties of the Company set forth in Sections 5.1(a), 5.1(b), 5.1(c), 5.1(j), 5.1(p) and 5.1(q) of this Agreement which are not qualified by "Company Material Adverse Effect" shall each be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date) and (iii) the representations and warranties of the Company set forth in this Agreement other than those contemplated by clauses (i) and (ii) hereof (without giving effect to any qualifications as to "materiality" or other similar qualifications) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualifications as to "materiality" or other similar qualifications) would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to the foregoing effect.

     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement and the Stock Option Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

     (c) Consents Under Agreements. The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any Contract to which the Company or any of its Subsidiaries is a party, except those for which the failure to obtain such consent or approval is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or is not reasonably likely to prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and no such consent or approval, and no Governmental Consent shall require ING to (i) sell or hold separate and agree to sell, divest or to discontinue to or limit, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of Parent, the Company or any of their respective Affiliates (or to consent to any sale, or agreement to sell, or discontinuance or limitation by Parent or the Company, as the case may be, of any of its assets or businesses) or (ii) agree to any conditions relating to, or changes or restriction in, the operations of any such asset or businesses which, in either case, is reasonably likely to have a material adverse effect on the financial condition, properties, business or annual results of operations of the Company and its Subsidiaries, taken as a whole, or a material adverse effect on the financial condition, properties, business or annual results of operations of ING and its Subsidiaries, taken as a whole.

     (d) Client Approvals. The approvals contemplated in Section 6.13 shall have been obtained for Fund Clients representing at least 75% of the total assets under management of Fund Clients as of the date hereof. "Total assets under management" means the aggregate of the net assets of the open-end and closed end Fund Clients, as adjusted to eliminate increases or decreases attributable exclusively to positive or negative changes in the market value of portfolio assets as of the date hereof.

     7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

     (a) Representations and Warranties. (i) The representations and warranties of ING, Parent and Merger Sub set forth in this Agreement which are qualified by "Parent Material Adverse Effect" shall each be true and correct as so qualified as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date), (ii) the representations and warranties of ING, Parent and Merger Sub set forth in
Section 5.2(a), 5.2(b) and 5.2(c) of this Agreement which are not qualified by "Parent Material Adverse Effect" shall each be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date), and (iii) the representations and warranties of ING, Parent and Merger Sub set forth in this Agreement other than those contemplated by clauses (i) and (ii) hereof (without giving effect to any qualifications as to "materiality" or other similar qualifications) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualifications as to "materiality" or other similar qualifications) would not be, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

     (b) Performance of Obligations of ING, Parent and Merger Sub. Each of ING, Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of ING, Parent and Merger Sub by authorized officers of ING and Parent to such effect.

     (c) Consents Under Agreements. ING shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any Contract to which ING or any of its Subsidiaries is a party, except those for which failure to obtain such consents and approvals, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect.

                                  ARTICLE VIII

                                  TERMINATION

     8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by holders of Shares of the Company referred to in
Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

     8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either the Company or Parent (and written notice to the other party) if (a) the Merger shall not have been consummated by March 31, 2001 whether such date is before or after the date of approval by the holders of Shares of the Company (the "Termination Date"); provided, however, that the Termination Date shall be automatically extended for two (2) months (the "Extended Date"), if, on March 31, 2001: (i) any of the Governmental Consents described in 7.1(b) have not been obtained or waived, (ii) each of the other conditions to the consummation of the Merger set forth in

Article VII has been satisfied or waived or remains capable of satisfaction, and
(iii) any Governmental Consent that has not yet been obtained is being pursued diligently and in good faith; (b) the approval of the holders of Shares required by Section 7.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof; (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the stockholders of the Company); or (d) any Law is in effect or is adopted or issued which has the effect of prohibiting the Merger; provided that the right to terminate this Agreement pursuant to clause (a) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.

     8.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the holders of Shares referred to in Section 7.1(a), by action of the board of directors of the Company and written notice to Parent if:
(a) there has been a material breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement that is not curable and such breach would give rise to a failure of the condition set forth in Section 7.3(a) or Section 7.3(b) or (b) in accordance with, and subject to the terms and conditions of, Section 6.2(b).

     8.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent and written notice to the Company if: (a) the board of directors of the Company shall have withdrawn or adversely modified its adoption or recommendation of this Agreement or shall have approved or recommended a Superior Proposal, or (b) there has been a material breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that is not curable and such breach would give rise to a failure of the condition set forth in Section 7.2(a) or Section 7.2(b) or (c) Shares or other securities or assets are issued or delivered pursuant to the terms of the Rights Agreement upon or following the occurrence of a Section 13 Triggering Event (as defined in the Rights Agreement) or an Acquiring Person (as defined in the Rights Agreement) becoming such.

     8.5 Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, that no such termination shall relieve any party hereto of any liability or damages resulting from any deliberate breach of this Agreement occurring prior to such termination. The parties further agree that if the Company is or becomes obligated to pay a termination fee pursuant to Section 8.5(b), the right of Parent to receive such termination fee shall be the sole remedy for damages of Parent with respect to the facts and circumstances giving rise to such payment obligation except for any deliberate breach of this Agreement. No party may assert a claim for damages for any inaccuracy of any representation or warranty contained in this Agreement (whether by direct claim or counterclaim) except in connection with the termination of this Agreement.

     (b) In the event that (i) this Agreement is terminated by Parent pursuant to Section 8.4(a), or (ii) this Agreement is terminated by the Company pursuant to Section 8.3(b), then the Company shall, promptly, but in no event later than one business day after the date of such termination, pay Parent a termination fee of one hundred and twenty million dollars ($120,000,000) (the "Termination Fee") and shall promptly, but in no event later than one business day after being notified of the amount of all documented out-of-pocket charges and expenses incurred by Parent or Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum of five million dollars ($5,000,000) ("Out-of-Pocket Expenses"), pay to Parent an amount equal to the Out-of-Pocket Expenses, in each case payable by wire transfer of same day funds. In the event that (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.2(b) or (ii) this Agreement is terminated by Parent pursuant to Section 8.4(b), then (A) the Company shall promptly, but in no event later than one business day after being notified of the Out-of-Pocket Expenses by Parent, pay to Parent an amount equal to the Out-of-Pocket Expenses, payable by wire transfer of same day funds and
(B) if, in the case of clause (i), a bona fide Acquisition Proposal shall have become public or any Person shall have publicly announced an intention (whether or not conditional) to make a proposal or offer relating to an Acquisition Proposal prior to the date of the Shareholders Meeting or if, in the case of clause (ii), this Agreement is terminated by Parent pursuant to Section 8.4(b) as a result of a deliberate breach by the Company and a bona fide Acquisition Proposal shall have been made to the Company or become public or any Person shall have announced to the Company or publicly announced an intention (whether or not conditional) to make a proposal or offer relating to an Acquisition Proposal prior to the date of termination, and in the case of each of clause (i) and clause (ii), within fifteen (15) months from the date of termination, the Company executes and delivers a definitive agreement with respect to any Acquisition Proposal or an Acquisition Proposal is consummated (it being understood that in the event the board of directors of the Company recommends the acceptance by the shareholders of the Company of a third-party tender offer or exchange offer for at least a majority of the outstanding Shares, such recommendation shall be treated as though an agreement with respect to an Acquisition Proposal had been executed), the Company shall promptly, but in no event later than one business day after the date of such execution and delivery, or consummation, as the case may be, pay Parent the Termination Fee. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company for the fee set forth in this paragraph (b), the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

                                   ARTICLE IX

                           MISCELLANEOUS AND GENERAL

     9.1 Survival. This Article IX and the agreements of the Company, ING, Parent and Merger Sub contained in Article IV, Sections 6.7 (Stock Exchange),
6.9 (Benefits; Company Options), 6.10 (Expenses) and 6.11 (Indemnification; Directors' and Officers' Insurance) shall survive the consummation of the Merger. This Article IX, the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

     9.2 Modification or Amendment. Subject to the provisions of the applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

     9.3 Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

     9.4 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     9.5 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and the Stock Option Agreement and of the documents referred to in this Agreement and the Stock Option Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement and the Stock Option Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

     (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE STOCK OPTION AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE STOCK OPTION AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE STOCK OPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE STOCK OPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

     9.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

     if to ING, Parent or Merger Sub

     ING America Insurance Holdings, Inc.
     5780 Powers Ferry Road, NW
     Atlanta, Georgia 30327-4390
     Attention:  Michael W. Cunningham,
                 Executive Vice President &
                 Chief Financial Officer
                 Fax: 770-980-3303

                 B. Scott Burton
                 Senior Vice President &
                 Chief Counsel
                 Fax: 770-850-7660

     with copies to:

     Strawinskylaan 2631, 1077 ZZ Amsterdam,
     P.O. Box 810,
     1000 Av. Amsterdam, the Netherlands
     Attention:  Fred Hubbell
                 Executive Board Member
                 Fax: +31-20-541-5402

                 Diederik van Wassenaer
                 General Counsel
                 Fax: +31-20-541-8723

     and

     Sullivan & Cromwell
     125 Broad Street
     New York, New York 10004
     Attention:  Stephen M. Kotran, Esq.,
                 William D. Torchiana, Esq.,
                 Fax: 212-558-3588

     if to the Company

     Reliastar Financial Corp.,
     20 Washington Avenue South
     Minneapolis, Minnesota 55401
     Attention:  Richard R. Crowl, Esq.
                 Fax: 612-342-3160

     with copies to:

     Wachtell, Lipton, Rosen & Katz
     51 W. 52nd Street
     New York, New York 10019
     Attention:  Elliott V. Stein, Esq.
                 Fax: 212-403-2000

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

     and

     Faegre & Benson LLP
     2200 Norwest Center
     90 South 7th Street
     Minneapolis, Minnesota 55402
     Attention:  Thomas G. Morgan, Esq.
                 Fax: 612-336-3026

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

     9.7 Entire Agreement; NO OTHER REPRESENTATIONS. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Stock Option Agreement and the Confidentiality Agreement, dated March 9, 2000 (the "Confidentiality Agreement"), between Parent and the Company constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

     9.8 No Third Party Beneficiaries. Except as provided in Section 6.11 (Indemnification; Directors' and Officers' Insurance), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     9.9 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

     9.10 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent and Merger Sub when due, and Parent and Merger Sub will indemnify the Company against liability for any such taxes.

     9.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     9.12 Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Unless the context otherwise requires, the use of the singular shall include the plural, the use of the masculine shall include the feminine, and vice versa. As used in this Agreement, the antecedent of any personal pronoun shall be deemed to be only the next preceding proper noun or nouns, as appropriate for such pronoun. As used in this Agreement, any reference to any law, rule or regulation shall be deemed to include a reference to any amendments, revisions or successor provisions to such law, rule or regulation.

     9.13 Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                                          RELIASTAR FINANCIAL CORP.

                                          By: /s/ RICHARD R. CROWL
                                             -----------------------------------
                                              Name: Richard R. Crowl
                                              Title:  Senior Vice President and
                                                         Corporate Secretary

                                          ING GROEP, N.V.

                                          By: /s/ MICHAEL W. CUNNINGHAM
                                             -----------------------------------
                                              Name: Michael W. Cunningham
                                              Title:  Attorney-in-Fact

                                          ING AMERICA INSURANCE
                                            HOLDINGS, INC.

                                          By: /s/ MICHAEL W. CUNNINGHAM
                                            ------------------------------------
                                              Michael W. Cunningham
                                              Executive Vice President and
                                                Chief Financial Officer

                                          SHP ACQUISITION CORP.

                                          By: /s/ MICHAEL W. CUNNINGHAM
                                             -----------------------------------
                                              Michael W. Cunningham
                                              Executive Vice President and
                                                Chief Financial Officer

                                                                      APPENDIX B

                                 COMPOSITE COPY
                             STOCK OPTION AGREEMENT

     This STOCK OPTION AGREEMENT, dated as of April 30, 2000, as amended June 27, 2000 (this "Agreement"), is between Reliastar Financial Corp., a Delaware corporation ("Issuer") and ING America Insurance Holdings, Inc., a Delaware corporation ("Grantee").

                                    RECITALS

     A. The Merger Agreement. Prior to the entry into this Agreement and prior to the grant of the Option, Issuer, ING Groep N.V., Grantee, and SHP Acquisition Corp., a wholly-owned subsidiary of Grantee ("Merger Sub") have entered into an Agreement and Plan of Merger, dated as of the date of this Agreement (the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), pursuant to which Grantee and Issuer intend to effect a merger of Merger Sub with and into Issuer (the "Merger").

     B. The Stock Option Agreement. As an inducement and condition to Grantee's and Merger Sub's willingness to enter into the Merger Agreement, and in consideration thereof, the board of directors of Issuer has approved the grant to Grantee of the Option pursuant to this Agreement and the acquisition of Shares by Grantee pursuant to this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth in this Agreement and in the Merger Agreement, the parties agree as follows:

     1. The Option. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms of this Agreement, up to 8,873,630 fully paid and nonassessable Shares at a price per share in cash equal to $54.00 (the "Option Price"); provided, however, that in no event shall the number of shares for which the Option is exercisable exceed 9.9% of the Shares issued and outstanding at the time of exercise (without giving effect to the Shares issued or issuable under the Option) (the "Maximum Applicable Percentage"). The number of Shares purchasable upon exercise of the Option and the Option Price are subject to adjustment as set forth in this Agreement.

     (b) In the event that any additional Shares are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to an event described in Section 7 of this Agreement), the aggregate number of Shares purchasable upon exercise of the Option (inclusive of Shares, if any, previously purchased upon exercise of the Option) shall automatically be increased (without any further action on the part of Issuer or Grantee being necessary) so that, after such issuance, it equals the Maximum Applicable Percentage. Any such increase shall not affect the Option Price.

     2. Exercise; Closing. (a) Conditions to Exercise; Termination. Grantee or any other person that shall become a holder of all or a part of the Option in accordance with the terms of this Agreement (each such person being referred to in this Agreement as the "Holder") may exercise the Option, in whole or in part, by delivering a written notice thereof as provided in Section 2(d) at any time following the occurrence of a Triggering Event unless prior to such Triggering Event the Effective Time shall have occurred. If no notice pursuant to the preceding sentence has been delivered prior thereto, the Option shall terminate upon either (I) the occurrence of the Effective Time or (ii) the close of business on the earlier of (x) the day 180 days after the date that Grantee becomes entitled to receive the Termination Fee under Section 8.5(b) of the Merger Agreement (or if, at the expiration of such 180 days, the Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, 10 business days after such impediment to exercise shall have been removed) and (y) the date that Grantee is no longer potentially entitled to receive the Termination Fee under Section 8.5(b) of the Merger Agreement for a reason other than that Grantee has already received the Termination Fee.

     (b) Triggering Event. A "Triggering Event" shall have occurred if the Merger Agreement is terminated and Grantee thereby becomes entitled to receive the Termination Fee pursuant to Section 8.5(b) of the Merger Agreement.

     (c) Notice of Triggering Event by Issuer. Issuer shall notify Grantee promptly in writing of the occurrence of any Triggering Event, it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

     (d) Notice of Exercise by Grantee. If a Holder shall be entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which is referred to in this Agreement as the "Notice Date") specifying
(i) the total number of shares that the Holder will purchase pursuant to such exercise and (ii) a place and date (a "Closing Date") not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (a "Closing"); provided, that if a filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or any other notice, report, filing or approval is required with respect to any Governmental Entity in connection with such purchase, (x) the Holder or Issuer, as required, promptly after the giving of such notice shall file the required notice, report, filing or application for approval and shall expeditiously process the same and (y) the period of time referred to in clause
(ii) above shall commence on the date on which the Holder furnishes to Issuer a supplemental written notice setting forth the Closing Date, which notice shall be furnished as promptly as practicable after all required notification, reporting or filing periods shall have expired or been terminated, all required approvals shall have been obtained and all requisite waiting periods shall have passed. Each of the Holder and the Issuer agrees to use its reasonable best efforts to cooperate with and provide information to Issuer or Holder, as the case may be, for the purpose of any required notice, report, filing or application for approval.

     (e) Payment of Purchase Price. At each Closing, the Holder shall pay to Issuer the aggregate purchase price for the Shares purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by Issuer; provided, that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option, in whole or in part.

     (f) Delivery of Common Stock. At such Closing, simultaneously with the payment of the purchase price by the Holder, Issuer shall deliver to the Holder a certificate or certificates representing the number of Shares purchased by the Holder, which Shares shall be free and clear of all liens, charges, encumbrances or security interests ("Liens") and, if the Option shall be exercised in part only, a new Option evidencing the rights of the Holder to purchase the balance (as adjusted pursuant to Section 1(b)) of the Shares then purchasable under this Agreement.

     (g) Restrictive Legend. Certificates for Shares delivered at a Closing may be endorsed with a restrictive legend that shall read substantially as follows:

          "The transfer of the shares represented by this certificate is subject to resale restrictions arising under the Securities Act of 1933, as amended."

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the Securities and Exchange Commission, or a written opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act of 1933, as amended (the "Securities Act"). In addition, such certificates shall bear any other legend as may be required by applicable law.

     (h) Ownership of Record; Tender of Purchase Price; Expenses. Upon the giving by the Holder to Issuer of a written notice of exercise referred to in
Section 2(d) and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the Shares issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such Shares shall not have been delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

     3. Covenants of Issuer. In addition to its other agreements and covenants in this Agreement, Issuer agrees:

          (a) Shares Reserved for Issuance. It will maintain, free from preemptive rights, sufficient authorized but unissued or treasury Shares to issue the appropriate number of Shares pursuant to the terms of this Agreement so that the Option may be fully exercised without additional authorization of Shares after giving effect to all other options, warrants, convertible securities and other rights of third parties to purchase Shares from Issuer.

          (b) No Avoidance. It will not avoid or seek to avoid (whether by charter amendment or through reorganization, consolidation, merger, issuance of rights, dissolution or sale of assets, or by any other voluntary act) the observance or performance of any of the covenants, agreements or conditions to be observed or performed under this Agreement by Issuer.

          (c) Further Assurances. Promptly after the date of this Agreement it will take all actions as may from time to time be required (including (i) complying with all applicable premerger notification, reporting and waiting period requirements under the HSR Act and (ii) in the event that prior notice, report, filing or approval with respect to any Governmental Entity is necessary under any applicable foreign or United States federal, state or local law before the Option may be exercised, cooperating fully with the Holder in preparing and processing the required applications or notices) in order to permit each Holder to exercise the Option and purchase Shares pursuant to such exercise and to take all action necessary to protect the rights of the Holder against dilution.

          (d) Stock Exchange Listing. It will use its reasonable best efforts to cause the Shares to be issued pursuant to the Option to be approved for listing (to the extent they are not already listed) on the New York Stock Exchange ("NYSE") and on all other stock exchanges on which Shares of the Issuer are then listed, subject to official notice of issuance.

     4. Representations and Warranties of Issuer. Issuer represents and warrants to Grantee as follows:

          (a) Merger Agreement. Issuer hereby makes each of the representations and warranties contained in Sections 5.1(a)(i), (b), (c) (first sentence), (d)(i), (d)(ii), (j), (p) and (q) of the Merger Agreement as they relate to Issuer and this Agreement, as if such representations were set forth in this Agreement.

          (b) Shares Reserved for Issuance; Capital Stock. Issuer has taken all necessary corporate action to authorize and reserve, free from preemptive rights, and permit it to issue, at all times from the date hereof until the obligation to deliver Shares upon the exercise of the Option terminates, sufficient authorized but unissued or treasury Shares so that the Option may be fully exercised without additional authorization of Shares after giving effect to all other options, warrants, convertible securities and other rights of third parties to purchase Shares from Issuer, and all such Shares, upon issuance pursuant to the Option, will be duly authorized, validly issued, fully paid and nonassessable, and will be delivered free and clear of all claims, Liens (other than those created by this Agreement) and not subject to any preemptive rights.

     5. Representations and Warranties of Grantee. Grantee represents and warrants to Issuer that Grantee has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under and to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Grantee and constitutes a valid and binding agreement of Grantee enforceable against Grantee in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     6. Exchange; Replacement. This Agreement and the Option granted by this Agreement are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of Shares purchasable at such time under this Agreement, subject to corresponding adjustments in the number of Shares purchasable upon exercise so that the aggregate number of such Shares under all stock option agreements issued in respect of this Agreement shall not exceed the Maximum Applicable Percentage. Unless the context shall require otherwise, the terms "Agreement" and "Option" as used in this Agreement include any stock option agreements and related Options for which this Agreement (and the Option granted by this Agreement) may be exchanged. Upon (i) receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction of this Agreement, or mutilation of this Agreement, (ii) receipt by Issuer of reasonably satisfactory indemnification in the case of loss, theft or destruction of this Agreement and (iii) surrender and cancellation of this Agreement in the case of mutilation, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by any person other than the holder of the new Agreement.

     7. Adjustments. In addition to the adjustment to the total number of Shares purchasable upon exercise of the Option pursuant to Section 1(b), the total number of Shares purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as follows:

          (a) In the event of any change in the outstanding shares of Common Stock by reason of stock dividends, stock splits, split-ups, mergers, recapitalizations, reclassifications, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of Shares purchasable upon exercise of the Option shall be appropriately adjusted, and proper provision shall be made in the agreements governing any such transaction, so that (i) any Holder shall receive upon exercise of the Option the number and class of shares, other securities, property or cash that such Holder would have received in respect of the Shares purchasable upon exercise of the Option if the Option had been exercised and such Shares had been issued to such Holder immediately prior to such event or the record date therefor, as applicable, and (ii) in the event any additional Shares are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of Shares purchasable upon exercise of the Option shall be increased so that, after such issuance and together with Shares previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Shares), the number of Shares so purchasable equals the Maximum

     Applicable Percentage of the number of Shares issued and outstanding immediately after the consummation of such change.

          (b) Whenever the number of Shares purchasable upon exercise of the Option is adjusted as provided in this Section 7, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which is equal to the number of Shares purchasable prior to the adjustment and the denominator of which is equal to the number of Shares purchasable after the adjustment.

     8. Registration. (a) Upon the occurrence of a Triggering Event, Issuer shall, at the request of Grantee delivered in the written notice of exercise of the Option provided for in Section 2(d), as promptly as practicable prepare, file and keep current a shelf registration statement under the Securities Act covering any or all Shares issued and issuable pursuant to the Option and shall use its best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any Shares issued upon total or partial exercise of the Option ("Option Shares") in accordance with any plan of disposition requested by Grantee; provided, however, that Issuer may postpone filing a registration statement relating to a registration request by Grantee under this Section 8 for a period of time (not in excess of 30 days) if in its judgment such filing would require the disclosure of material information that Issuer has a bona fide business purpose for preserving as confidential. Issuer will use its best efforts to cause such registration statement first to become effective as soon as practicable and then to remain effective for one year from the day such registration statement first becomes effective or until such earlier date as all Shares registered shall have been sold by Grantee. In connection with any such registration, Issuer and Grantee shall provide each other with representations, warranties, indemnities and other agreements customarily given in connection with such registrations. If requested by Grantee in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such Shares, but only to the extent of obligating Issuer in respect of representations, warranties, indemnities, contribution and other agreements customarily made by issuers in such underwriting agreements.

     (b) In the event that Grantee so requests, the closing of the sale or other disposition of the Shares or other securities pursuant to a registration statement filed pursuant to Section 8(a) shall occur substantially simultaneously with the exercise of the Option. Any registration statement prepared and filed under this Section 8, and any sale covered thereby, shall be at Issuer's expense, except for underwriting discounts or commissions and brokers fees.

     9.  Repurchase of Option and/or Shares.  (a) Repurchase; Repurchase
Price. Upon the occurrence of a Triggering Event, (i) at the request of a Holder, delivered in writing within 180 days of such occurrence (or such later period as provided in Section 2(d) with respect to any required notice or application or in Section 10), Issuer shall repurchase the Option from the Holder, in whole or in part, at a price (the "Option Repurchase Price") equal to the number of Shares then purchasable upon exercise of the Option (or such lesser number of Shares as may be designated in the Repurchase Notice) multiplied by the amount by which the market/offer price exceeds the Option Price and (ii) at the request of a Holder or any person who has been a Holder (for purposes of this Section 9 only, each such person being referred to as a "Holder"), delivered in writing within 180 days of such occurrence (or such later period as provided in Section 2(d) with respect to any required notice or application or in Section 10), Issuer shall repurchase such number of Option Shares from such Holder as the Holder shall designate in the Repurchase Notice at a price (the "Option Share Repurchase Price") equal to the number of Shares designated multiplied by the market/offer price. The term "market/offer price" shall mean the highest of (x) the highest price per Share at which an Acquisition Proposal for Shares has been made, (y) the price per Share to be paid by any third party pursuant to an agreement relating to an Acquisition Proposal with Issuer and

(z) the highest trading price for Shares on the NYSE (or, if the Shares are not then listed on the NYSE, any other national securities exchange or automated quotation system on which the Shares are then listed or quoted) within the 120-day period immediately preceding the delivery of the Repurchase Notice. In the event that an Acquisition Proposal is made for the Shares or an agreement is entered into relating to an Acquisition Proposal involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for the Shares shall (I) if such consideration is in securities and such securities are listed on a national securities exchange, be determined to be the highest trading price for such securities on such national securities exchange within the 120-day period immediately preceding the delivery of the Repurchase Notice or (II) if such consideration is not securities, or if in securities and such securities are not traded on a national securities exchange, be determined in good faith by a nationally recognized investment banking firm selected by an investment banking firm designated by Grantee and an investment banking firm designated by Issuer.

     (b) Method of Repurchase. A Holder may exercise its right to require Issuer to repurchase the Option, in whole or in part, and/or any Option Shares then owned by such Holder pursuant to this Section 9 by surrendering for such purpose to Issuer, at its principal office, this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder elects to require Issuer to repurchase the Option and/or such Option Shares in accordance with the provisions of this Section 9 (each such notice, a "Repurchase Notice"). As promptly as practicable, and in any event within two business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of the Repurchase Notice relating thereto, Issuer shall deliver or cause to be delivered to the Holder the applicable Option Repurchase Price and/or the Option Share Repurchase Price. Any Holder shall have the right to require that the repurchase of Option Shares shall occur immediately after the exercise of all or part of the Option. In the event that the Repurchase Notice shall request the repurchase of the Option in part, Issuer shall deliver with the Option Repurchase Price a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock purchasable pursuant to the Option at the time of delivery of the Repurchase Notice minus the number of Shares represented by that portion of the Option then being repurchased.

     (c) Effect of Statutory or Regulatory Restraints on Repurchase. To the extent that, upon or following the delivery of a Repurchase Notice, Issuer is prohibited under applicable law or regulation from repurchasing the Option (or portion thereof) and/or any Option Shares subject to such Repurchase Notice (and Issuer will undertake to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), Issuer shall immediately so notify the Holder in writing and thereafter deliver or cause to be delivered, from time to time, to the Holder the portion of the Option Repurchase Price and the Option Share Repurchase Price that Issuer is no longer prohibited from delivering, within two business days after the date on which it is no longer so prohibited; provided, however, that upon notification by Issuer in writing of such prohibition, the Holder may, within five days of receipt of such notification from Issuer, revoke in writing its Repurchase Notice, whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver to the Holder, as appropriate, (A) with respect to the Option, a new stock option agreement evidencing the right of the Holder to purchase that number of Shares for which the surrendered stock option agreement was exercisable at the time of delivery of the Repurchase Notice less the number of shares as to which the Option Repurchase Price has theretofore been delivered to the Holder, and/or (B) with respect to Option Shares, a certificate for the Option Shares as to which the Option Share Repurchase Price has not theretofore been delivered to the Holder. Notwithstanding anything to the contrary in this

Agreement, including, without limitation, the time limitations on the exercise of the Option, the Holder may give notice of exercise of the Option for 180 days after a notice of revocation has been issued pursuant to this Section 9(c) and thereafter exercise the Option in accordance with the applicable provisions of this Agreement.

     (d) Acquisition Transactions. In addition to any other restrictions or covenants, Issuer agrees that, in the event that a Holder delivers a Repurchase Notice, Issuer shall not enter or agree to enter into an agreement or series of agreements relating to a merger with or into or the consolidation with any other person or entity, the sale of all or substantially all of the assets of Issuer or any similar disposition unless the other party or parties to such agreement or agreements agree to assume in writing Issuer's obligations under Section 9(a) and, notwithstanding any notice of revocation delivered pursuant to the proviso to Section 9(c), a Holder may require such other party or parties to perform Issuer's obligations under Section 9(a) unless such party or parties are prohibited by law or regulation from such performance, in which case such party or parties shall be subject to the obligations of the Issuer under Section 9(c).

     (e) Repurchase at the Option of the Issuer. (i) To the extent the Grantee shall not have previously exercised its rights under Section 9(a), at the request of the Issuer made at any time after the tenth day following a Closing pursuant to Section 2 hereof and for a period ending 120 days after the termination of the Option in accordance with Section 2 hereof (the "Call Period"), the Issuer may repurchase from the Grantee, and the Grantee shall sell, or cause to be sold, to the Issuer, all (but not less than all) of the Option Shares acquired by the Grantee pursuant hereto and with respect to which the Grantee has ownership at the time of such repurchase at a price per Option Share equal to the greater of (A) the market/offer price and (B) the Option Price per share in respect of the Option Shares so acquired (such price per Option Share multiplied by the number of Option Shares to be repurchased pursuant to this Section 9(e) being herein called the "Call Consideration"). The date on which the Issuer exercises its rights under this Section 9(e) is referred to as the "Call Date."

     (ii) If the Issuer exercises its rights under this Section 9(e), the Issuer shall, within ten business days pay the Call Consideration in immediately available funds, and the Grantee shall surrender to the Issuer certificates evidencing the Option Shares purchased hereunder, and the Grantee shall warrant to the Issuer that, immediately prior to the repurchase thereof pursuant to this
Section 9(e), the Grantee had sole record and beneficial ownership of such Option Shares and that such shares were then held free and clear of all Liens.

     (iii) To the extent that the Grantee shall exercise the Option, the Grantee shall, unless the Grantee shall exercise its rights under Section 9(a) or the Issuer shall exercise the Call Right, retain sole ownership of the Option Shares so acquired through the end of the Call Period.

     10. Extension of Exercise Periods. The 180-day periods for exercise of certain rights under Sections 2 and 9 shall be extended in each such case at there quest of the Holder to the extent necessary to avoid liability by the Holder under Section 16(b) of the Securities Exchange Act of 1934, as amended, by reason of such exercise.

     11. Assignment. Neither party may assign any of its rights or obligations under this Agreement or the Option to any other person without the express written consent of the other party except that Grantee may, without the prior written consent of Issuer assign the Option, in whole or in part, to any affiliate of Grantee. Any attempted assignment in contravention of the preceding sentence shall be null and void.

     12. Filings; Other Actions. Issuer and Grantee each will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary for the consummation of the transactions contemplated by this Agreement.

     13. Specific Performance. The parties acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party and that the obligations of the parties shall be specifically enforceable through injunctive or other equitable relief.

     14. Severability. If any term, provision, covenant, or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 9, the full number of Shares provided in Section 1(a) of this Agreement (as adjusted pursuant to Sections 1(b) and 7 of this Agreement), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of Shares as may be permissible, without any amendment or modification of this Agreement.

     15. Notices. Notices, requests, instructions, or other documents to be given under this Agreement shall be in writing and shall be deemed given (i) three business days following sending by registered or certified mail, postage prepaid, (ii) when sent, if sent by facsimile, provided that a copy of the fax is promptly sent by U.S. mail, (iii) when delivered, if delivered personally to the intended recipient, and (iv) one business day later, if sent by overnight delivery via a national courier service, in each case at the respective addresses of the parties set forth in the Merger Agreement.

     16. Expenses. Except as otherwise expressly provided in this Agreement or in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expense, including fees and expenses of its own financial consultants, investment bankers, accountants, and counsel.

     17. Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter of this Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Nothing in this Agreement, is intended to confer upon any person or entity, other than the parties to this Agreement, and their respective successors and permitted assigns, any rights or remedies under this Agreement.

     18.  Governing Law and Venue; Waiver of Jury Trial.

     (a) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with Delaware law without regard to the conflict of law principles thereof. The parties irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in Wilmington, Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated by this Agreement (and agree not to commence any litigation relating thereto except in such Delaware Courts), waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

     (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWL-

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EDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS
REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 18.

     19. Captions. The Section and paragraph captions in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.

     20. Limitation on Profit. (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as defined herein)exceed in the aggregate $130 million (the "Maximum Amount") and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either: (i) reduce the number of Shares subject to this Option; (ii) deliver to the Issuer for cancellation Option Shares previously purchased by Grantee; (iii) pay cash to the Issuer; or (iv) any combination thereof, so that Grantee's actually realized Total Profit shall not exceed the Maximum Amount taking into account the foregoing actions.

     (b) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) which would exceed the Maximum Amount and, if exercise of the Option otherwise would result in the Notional Total Profit exceeding such amount, Grantee, at its discretion, may (in addition to any of the actions specified in Section 20(a) above) (i) reduce the number of Shares subject to the Option or (ii) increase the Option Price for that number of Shares set forth in the exercise notice so that the Notional Total Profit shall not exceed the Maximum Profit; provided, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date.

     (c) As used in this Agreement, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) (x) the amount received by Grantee pursuant to Issuer's repurchase of the Option (or any portion thereof) or any Option Shares pursuant to Section 9, less, in the case of any repurchase of Option Shares, (y) the Grantee's purchase price for such Option Shares, as the case may be plus (ii) (x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee's purchase price of such Option Shares plus (iii) any Termination Fee paid by the Issuer and received by the Grantee pursuant to Section 8.5(b) of the Merger Agreement minus (iv) (x) the amounts of any cash previously paid by Grantee to Issuer pursuant to this Section 20 plus the value of the Option Shares (or other securities) previously delivered by Grantee to Issuer for cancellation pursuant to this Section 20.

     (d) As used in this Agreement, the term "Notional Total Profit" with respect to any number of Shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of such proposal assuming that this Option were exercised on such date for such number of Shares and assuming that such Shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Shares as of the close of business on the preceding trading day (less customary brokerage commissions).

     (e) Notwithstanding any other provision of this Agreement, nothing in this Agreement shall affect the ability of Grantee to receive, nor relieve Issuer's obligation to pay, any Termination Fee provided for in Section 8.5(b) of the Merger Agreement; provided that if and to the extent the Total

Profit received by Grantee would exceed the Maximum Profit following receipt of such payment, Grantee shall be obligated to promptly comply with the terms of
Section 20(a).

     (f) For purposes of Section 20(a) and clause (iv) of Section 20(c), the value of any Option Shares delivered by Grantee to Issuer shall be the market/offer price of such Option Shares.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by duly authorized officers of the parties as of the day and year first written above.

                                        RELIASTAR FINANCIAL CORP.

                                        By: /s/ RICHARD R. CROWL
                                           -------------------------------------
                                            Name: Richard R. Crowl
                                            Title: Senior Vice President and
                                                   Corporate Secretary

                                        ING AMERICA INSURANCE HOLDINGS, INC.

                                        By: /s/ MICHAEL W. CUNNINGHAM
                                           -------------------------------------
                                            Michael W. Cunningham
                                            Executive Vice President and
                                              Chief Financial Officer

                                                                      APPENDIX C

       [LETTERHEAD OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED]

                                                                  April 30, 2000

Board of Directors
ReliaStar Financial Corp.
20 Washington Avenue South
Minneapolis, Minnesota 55401

Members of the Board of Directors:

     ReliaStar Financial Corp. (the "Company"), ING Groep N.V. ("ING"), ING America Insurance Holdings, Inc., a subsidiary of ING (the "Parent"), and SHP Acquisition Corp., a subsidiary of Parent (the "Merger Sub"), propose to enter into an agreement and plan of merger (the "Agreement") pursuant to which Merger Sub would be merged (the "Merger") with and into the Company. In connection with the Merger (i) each share of the common stock, par value $0.01 per share, of the Company (the "Company Shares"), other than certain Company Shares as described in the Agreement and the ESOP Shares (as defined below), will be converted into the right to receive $54.00 in cash (the "Cash Consideration") and (ii) each Company Share (the "ESOP Shares") held by the Company's Success Sharing Plan and ESOP (the "ESOP") will be converted into a number of ADSs (as defined in the Agreement) equal to $54.00 divided by the average of the closing prices per ADS as reported on the New York Stock Exchange, Inc. composite transactions reporting system for the ten trading days ending on the last trading day prior to the closing date of the Merger (the "Non-Cash Consideration"). The terms and conditions of the Merger are more fully set forth in the Agreement.

     You have asked us whether, in our opinion, the Cash Consideration to be received by the holders of the Company Shares, other than the ESOP, pursuant to the Merger is fair from a financial point of view to such holders and whether the Non-Cash Consideration to be received by the ESOP pursuant to the Merger is fair from a financial point of view to the ESOP.

     In arriving at the opinion set forth below, we have, among other things:

          (1) Reviewed certain publicly available business and financial information relating to the Company and ING that we deemed to be relevant;

          (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and ING furnished to us by the Company and ING, respectively;

          (3) Conducted discussions with members of senior management of the Company and ING concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger;

          (4) Reviewed the market prices and valuation multiples for the Company Shares and the ADSs and compared them with those of certain publicly traded companies that we deemed to be relevant;

          (5) Reviewed the results of operations of the Company and ING and compared them with those of certain publicly traded companies that we deemed to be relevant;

          (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

          (7) Participated in certain discussions and negotiations among representatives of the Company and ING and their financial and legal advisors;

          (8) Reviewed the potential pro forma impact of the Merger;

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

          (9) Reviewed the Agreement dated April 30, 2000; and

          (10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or ING or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or ING. With respect to the financial forecast information furnished to or discussed with us by the Company or ING, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or ING's management as to the expected future financial performance of the Company or ING, as the case may be. We have assumed that, in connection with the Merger, the Company, the ESOP and the administrators of the ESOP have complied with all legal requirements applicable to the ESOP.

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof.

     We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We are currently engaged by ING as financial advisor in connection with another proposed acquisition transaction and have, in the past, provided financial advisory and financing services to the Company, ING and their respective affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as securities of ING, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto. We are not acting as financial advisor to the ESOP or the administrators of the ESOP, and this opinion is not intended for the use or benefit of the ESOP or the administrators of the ESOP in connection with any legal requirement applicable to the ESOP or the administrators of the ESOP.

     We are not expressing any opinion herein as to the prices at which the Company Shares or the ADSs (or related securities) will trade following the announcement or consummation of the Merger.

     On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Cash Consideration to be received by the holders of the Company Shares other than the ESOP pursuant to the Merger is fair from a financial point of view to the holders of such shares, and the Non-Cash Consideration to be received by the ESOP pursuant to the Merger is fair from a financial point of view to the ESOP.

                                          Very truly yours,

                                          /s/ Merrill Lynch, Pierce, Fenner &
                                          Smith Incorporated

                                                                      APPENDIX D

                        DELAWARE GENERAL CORPORATION LAW

SECTION 262.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Articles of Association of ING contain no provisions under which any member of the Supervisory Board or the Executive Board or officers are indemnified in any manner against any liability which he may incur in his capacity as such. However, Article 36 of the Articles of Association of the Registrant provides: "In so far as the General Meeting of the Shareholders approves the annual accounts without reservation, such approval shall serve to discharge the members of the Executive Board from liability for their management and to discharge the Supervisory directors from liability for their supervision in the previous financial year, without prejudice to the provisions of articles 138 and 149 of Book 2 of the Civil Code". Under Netherlands law, this discharge is not absolute and would not be effective as to any matters not disclosed to the holders of the Registrant's Ordinary Shares, Bearer Receipts or ADSs.

     Certain officers and members of the Supervisory Board and the Executive Board of ING are, to a limited extent, insured under an insurance policy against damages resulting from their conduct when acting in their capacities.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS

NUMBER   DESCRIPTION
------   -----------
(2)(a)   Agreement and Plan of Merger, dated as of April 30, 2000, as amended June 27, 2000, by and among ING Groep N.V., ING
         America Insurance Holdings, Inc., SHP Acquisition Corp., and
         ReliaStar Financial Corp. (filed herewith as Appendix A to the prospectus/proxy statement).
(2)(b)   Stock Option Agreement, dated April 30, 2000, as amended
         June 27, 2000, between ReliaStar Financial Corp. and ING
         America Insurance Holdings, Inc. (filed herewith as Appendix
         B to the prospectus/proxy statement).
(3)(a)   Statuten (articles of association) of ING Groep N.V.,
         (English translation).*
(3)(b)   Statuten (articles of association) and
         Administratievoorwaarden (conditions of administration)
         (together, the trust agreement) of Stichting
         Administratiekantoor ING Groep (the trust), (English
         translations).**
(5)      Opinion (including consent) of Diederik van Wassenaer,
         General Counsel of ING Groep N.V., as to the validity of the ordinary shares and the bearer depositary receipts.
(8)      Opinion (including consent) of Sullivan & Cromwell as to
         certain tax matters.
(23)(a)  Consent of Diederik van Wassenaer, General Counsel of ING
         Groep N.V. (set forth in Exhibit 5(a)).
(23)(b)  Consent of Sullivan & Cromwell (set forth in Exhibit 8).
(23)(c)  Consent of Merrill Lynch, Pierce, Fenner & Smith
         Incorporated
(23)(d)  Consent of Ernst & Young Accountants, independent auditors to ING Groep N.V.
(23)(e)  Consent of KPMG Accountants N.V., independent auditors to
         ING Bank N.V.
(23)(f)  Consent of Deloitte & Touche LLP, independent auditors to
         ReliaStar Financial Corp.
(24)     Powers of Attorney (included in signature page).

NUMBER   DESCRIPTION
------   -----------
(99)(a)  Opinion of Merrill Lynch, Pierce, Fenner & Smith
         Incorporated (filed herewith as Annex C to the
         prospectus/proxy statement).
(99)(b)  Form of proxy card for holders of ReliaStar Financial Corp.
         Common Stock.
(99)(c)  Form of voting instruction card for participants in
         ReliaStar's Success Sharing Plan and ESOP.

-------------------------

 * Incorporated by reference from the Registration Statement on Form F-1 of ING Groep N.V. (Registration Statement No. 333-6936).

** Incorporated by reference from the Annual Report on Form 20-F of ING Groep
   N.V. for the fiscal year ended December 31, 1999.

     (b) FINANCIAL DATA SCHEDULES

     None

ITEM 22.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities shall be deemed to be the initial bona fide offering.

     The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertakings in subparagraph (i) above include information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment, all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, ING Groep N.V. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Amsterdam, the Netherlands, on June 27, 2000.

                                          ING GROEP N.V.

                                          By:          /s/ C. MAAS
                                            ------------------------------------
                                                          C. Maas
                                                  Chief Financial Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below this constitutes and appoints C. Maas, Pieter van Lierop and B. Scott Burton, and each of them, each with full power to act without the other, his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, to sign any abbreviated registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement or amendment has been signed below by the following persons in the capacities and on the dates indicated.

                       NAME                                                TITLE
                       ----                                                -----

                  /s/ EWALD KIST                     Chairman of Executive Board
---------------------------------------------------  (Principal Executive Officer)
                    Ewald Kist

                    /s/ C. MAAS                      Member of Executive Board
---------------------------------------------------  (Chief Financial Officer)
                      C. Maas

              /s/ HANS VAN BARNEVELD                 Principal Accounting Officer
---------------------------------------------------
                Hans van Barneveld

                /s/ MICHEL TILMANT                   Vice-Chairman of Executive Board
---------------------------------------------------
                  Michel Tilmant

              /s/ HESSEL LINDENBERGH                 Member of Executive Board
---------------------------------------------------
                Hessel Lindenbergh

                       NAME                                                TITLE
                       ----                                                -----
             /s/ ALEXANDER RINNOOY KAN               Member of Executive Board
---------------------------------------------------
               Alexander Rinnooy Kan

                 /s/ FRED HUBBELL                    Member of Executive Board
---------------------------------------------------
                   Fred Hubbell

                 /s/ DAVID ROBBINS                   Member of Executive Board
---------------------------------------------------
                   David Robbins

     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of ING Groep N.V. in the United States, in the City of Atlanta, State of Georgia, on the 27th day of June, 2000.

                                          ING AMERICA INSURANCE
                                            HOLDINGS, INC.

                                          By: /s/ B. SCOTT BURTON
                                            ------------------------------------
                                              Name: B. Scott Burton
                                              Title:  Assistant Secretary &
                                              Counsel

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Stichting Administratiekantoor ING Groep, as the legal entity created for the issuance of the Bearer Depositary Receipts, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Amsterdam, the Netherlands, on June 27, 2000.

                                          STICHTING ADMINISTRATIEKANTOOR
                                            ING GROEP

                                          By:       /s/ J.W.M. SIMONS
                                            ------------------------------------
                                              Name:        J.W.M. Simons

                                              By:    /s/ H. DE KORVER
                                              ----------------------------------
                                                  Name:        H. de Korver

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below this constitutes and appoints C. Maas, Pieter van Lierop and B. Scott Burton, and each of them, each with full power to act without the other, his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, to sign any abbreviated registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement or amendment has been signed below by the following persons in the capacities and on the dates indicated.

                       NAME                                                 TITLE
                       ----                                                 -----

                 /s/ J.W.M. SIMONS                   Chairman of the Executive Board
---------------------------------------------------
                   J.W.M. Simons

                 /s/ H. DE KORVER                    Member of the Executive Board
---------------------------------------------------
                   H. de Korver

              /s/ C.A.J. HERKSTROTER                 Member of the Executive Board
---------------------------------------------------
                C.A.J. Herkstroter

                       NAME                                                 TITLE
                       ----                                                 -----
                  /s/ M. VERTERS                     Member of the Executive Board
---------------------------------------------------
                    M. Verters

                                                     Member of the Executive Board
---------------------------------------------------
                    T. Regtuijt

                 /s/ H.J. BLAISSE                    Member of the Executive Board
---------------------------------------------------
                   H.J. Blaisse

                                 EXHIBIT INDEX

(2)(a) Agreement and Plan of Merger, dated as of April 30, 2000, as amended June 27, 2000, by and among ING Groep N.V., ING
         America Insurance Holdings, Inc., SHP Acquisition Corp., and
         ReliaStar Financial Corp. (filed herewith as Appendix A to the prospectus/proxy statement).
(2)(b)   Stock Option Agreement, dated April 30, 2000, as amended
         June 27, 2000, between ReliaStar Financial Corp. and ING
         America Insurance Holdings, Inc. (filed herewith as Appendix
         B to the prospectus/proxy statement).
(3)(a)   Statuten (articles of association) of ING Groep N.V.,
         (English translation).*
(3)(b)   Statuten (articles of association) and
         Administratievoorwaarden (conditions of administration)
         (together, the trust agreement) of Stichting
         Administratiekantoor ING Groep (the trust), (English translations).**
(5)      Opinion (including consent) of Diederik van Wassenaer,
         General Counsel of ING Groep N.V., as to the validity of the ordinary shares and the bearer depositary receipts.
(8) Opinion (including consent) of Sullivan & Cromwell as to certain tax matters.
(23)(a)  Consent of Diederik van Wassenaer, General Counsel of ING
         Groep N.V. (set forth in Exhibit 5(a)).
(23)(b)  Consent of Sullivan & Cromwell (set forth in Exhibit 8).
(23)(c)  Consent of Merrill Lynch, Pierce, Fenner & Smith
         Incorporated
(23)(d) Consent of Ernst & Young Accountants, independent auditors to ING Groep N.V.
(23)(e)  Consent of KPMG Accountants N.V., independent auditors to
         ING Bank N.V.
(23)(f)  Consent of Deloitte & Touche LLP, independent auditors to
         ReliaStar Financial Corp.
(24)     Powers of Attorney (included in signature page).
(99)(a)  Opinion of Merrill Lynch, Pierce, Fenner & Smith
         Incorporated (filed herewith as Annex C to the prospectus/proxy statement).
(99)(b)  Form of proxy card for holders of ReliaStar Financial Corp.
         Common Stock.
(99)(c) Form of voting instruction card for participants in ReliaStar's Success Sharing Plan and ESOP.

-------------------------

* Incorporated by reference from the Registration Statement on Form F-1 of ING Groep N.V. (Registration Statement No. 333-6936).

** Incorporated by reference from the Annual Report on Form 20-F of ING Groep
   N.V. for the fiscal year ended December 31, 1999.